  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1994

                                                       REGISTRATION NO. 33-54101
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                              AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                            ACME METALS INCORPORATED
                             AND OTHER REGISTRANTS
                  (SEE TABLE OF ADDITIONAL REGISTRANTS BELOW)
         DELAWARE                    6719                    36-3802419
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR         CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                            13500 SOUTH PERRY AVENUE
                           RIVERDALE, ILLINOIS 60627
                                 (708) 849-2500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                              EDWARD P. WEBER, JR.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            ACME METALS INCORPORATED
                            13500 SOUTH PERRY AVENUE
                           RIVERDALE, ILLINOIS 60627
                                 (708) 849-2500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:      DANIEL J. ZUBKOFF
         ALTON B. HARRIS, ESQ.                  CAHILL GORDON & REINDEL
         HELEN LEVIN TOAL, ESQ.                      80 PINE STREET
       JAMES T. EASTERLING, ESQ.                NEW YORK, NEW YORK 10005
      COFFIELD UNGARETTI & HARRIS                    (212) 701-3000
    3500 THREE FIRST NATIONAL PLAZA
        CHICAGO, ILLINOIS 60602
             (312) 977-4400    ----------------

           Name of Additional                State or other jurisdiction           I.R.S. employer
               Registrants                 of incorporation or organization     identification number
  ---------------------------------------  -------------------------------- ----------------------------
       Acme Packaging Corporation                      Delaware                      36-3796008
           Acme Steel Company                          Delaware                      36-2691236
   Acme Steel Company International,
                  Inc.                                 Barbados                      98-0101903
   Alabama Metallurgical Corporation                  Washington                     62-0811861
         Alpha Tube Corporation                        Delaware                      31-1271541
       Alta Slitting Corporation                       Delaware                      36-3718000
Universal Tool & Stamping Company, Inc.                Indiana                       35-0797817

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                        PROPOSED        PROPOSED
                                       AMOUNT           MAXIMUM          MAXIMUM        AMOUNT OF
     TITLE OF EACH CLASS OF            TO BE         OFFERING PRICE     AGGREGATE      REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED       PER UNIT(1)   OFFERING PRICE(1)      FEE
- ----------------------------------------------------------------------------------------------------
12 1/2% Senior Secured Notes due
 2002 of Acme Metals
 Incorporated....................  $125,000,000 (2)    $1,000.00      $125,000,000       $60,345 (3)
- ----------------------------------------------------------------------------------------------------
13 1/2% Senior Secured Discount
 Notes due 2004 of Acme Metals
 Incorporated....................  $117,958,000 (4)    $  678.21       $80,000,295       $34,483 (3)
- ----------------------------------------------------------------------------------------------------
Senior Guarantees of 12 1/2%
 Senior Secured Notes due 2002 of
 Registrants other than Acme
 Metals Incorporated.............       ----              ----            ----            None (5)
- ----------------------------------------------------------------------------------------------------
Senior Guarantees of 13 1/2%
 Senior Secured Discount Notes
 due 2004 of Registrants other
 than Acme Metal Incorporated....       ----              ----            ----            None (5)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) $50,000,000 principal amount of Notes previously registered are hereby deregistered.

(3) Previously paid.

(4) $19,926,281 principal amount of Notes previously registered are hereby deregistered.

(5) Pursuant to Rule 457(a), no separate fee is being paid with respect to these guarantees.
                               ----------------
  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            ACME METALS INCORPORATED

              CROSS REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                      OF INFORMATION REQUIRED ON FORM S-1

                  (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

      FORM S-1 ITEM NUMBER AND HEADING              CAPTION OR LOCATION IN PROSPECTUS
      --------------------------------              ---------------------------------
 1. Forepart of the Registration Statement
   and Outside Front Cover Page of             Cover Page of the Registration Statement;
   Prospectus................................   Outside Front Cover Page of Prospectus
 2. Inside Front Cover and Outside Back Cover
   Pages of Prospectus.......................  Inside Front Cover and Outside Back Cover
                                                Pages of Prospectus
 3. Summary Information, Risk Factors, Ratio
   of Earnings to Fixed Charges..............  Prospectus Summary; Risk Factors; The
                                                Company; Pro Forma Selected Consolidated
                                                Financial and Operating Data
 4. Use of Proceeds..........................  Use of Proceeds
 5. Determination of Offering Price..........  Not Applicable
 6. Dilution.................................  Not Applicable
 7. Selling Security Holders.................  Not Applicable
 8. Plan of Distribution.....................  Outside Front Cover Page of Prospectus;
                                                Underwriting
 9. Description of Securities to be            Outside Front Cover Page of Prospectus;
   Registered................................   Prospectus Summary; Description of Notes
10. Interests of Named Experts and Counsel...  Not Applicable
11. Information with Respect to the            Prospectus Summary; Risk Factors; The
   Registrant................................   Company; Modernization and Expansion
                                                Project; Financing Plan; Use of Proceeds;
                                                Capitalization; Selected Consolidated
                                                Financial and Operating Data; Management's
                                                Discussion and Analysis of Financial
                                                Condition and Results of Operations;
                                                Business; Management; Security Ownership
                                                of Certain Beneficial Owners and
                                                Management; Certain Transactions;
                                                Description of Notes; Certain Federal
                                                Income Tax Considerations Relating to an
                                                Investment in the Senior Secured Discount
                                                Notes; Description of Other Indebtedness;
                                                Financial Statements
12. Disclosure of Commission Position on
   Indemnification of Securities Act           Not Applicable
   Liabilities...............................

PROSPECTUS

                               $242,958,000

                                     LOGO

            $125,000,000 12 1/2% SENIOR SECURED NOTES DUE 2002

       $117,958,000 13 1/2% SENIOR SECURED DISCOUNT NOTES DUE 2004
                               ---------------

  Acme Metals Incorporated (the "Company") is offering $125,000,000 aggregate principal amount of its 12 1/2% Senior Secured Notes due 2002 (the "Senior Secured Notes") and $117,958,000 aggregate principal amount of its 13 1/2% Senior Secured Discount Notes due 2004 (the "Senior Secured Discount Notes" and, together with the Senior Secured Notes, the "Notes").

  Interest on the Senior Secured Notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 1995. The Senior Secured Notes have no sinking fund provisions. The Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, on or after August 1, 1998, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date.

  The Senior Secured Discount Notes will be offered at a substantial discount from their principal amount and will provide gross proceeds of approximately $80,000,000 to the Company. The issue price of the Senior Secured Discount Notes will be $678.21 per $1,000 principal amount at maturity, representing a yield to maturity of 13 1/2% per annum (computed on a semi-annual bond equivalent basis), calculated from August 11, 1994. Commencing February 1, 1998, cash interest on the Senior Secured Discount Notes will be payable on February 1 and August 1 of each year at a rate of 13 1/2% per annum. The Senior Secured Discount Notes have no sinking fund provisions. The Senior Secured Discount Notes may be redeemed at the option of the Company, in whole or in part, on or after August 1, 1999, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date.

  Upon the occurrence of a Change of Control (as defined herein), each holder of the Notes may require the Company to repurchase such holder's Notes, in whole or in part, at a repurchase price equal to (i) in the case of the Senior Secured Notes, 101% of the principal amount thereof, plus accrued interest to the date fixed for repurchase or (ii) in the case of the Senior Secured Discount Notes, 101% of the Accreted Value (as defined herein) thereof on the date fixed for repurchase if prior to August 1, 1997, and 101% of the principal amount thereof, plus accrued interest to the date fixed for repurchase, if thereafter.

  Concurrently with this offering, the Company is entering into a $50 million term loan facility (the "Term Loan Facility"), and the loans thereunder (the "Term Loans") will be guaranteed, jointly and severally, by each of the Company's subsidiaries.

  The Notes will be senior obligations of the Company and, together with the
Term Loans, will be secured by a pledge of all of the capital stock of its direct subsidiaries. The Notes will be unconditionally guaranteed, jointly and severally, on a senior basis by each of the Company's subsidiaries (the "Guarantors"). The guarantee of the Notes by Acme Steel Company ("Acme
Steel"), and Acme Steel's guarantee of the Term Loans, will be secured by a first priority lien on substantially all existing and future real property and equipment of Acme Steel, including substantially all of the assets acquired in connection with the Modernization Project (as defined herein). The guarantee of the Notes by Acme Packaging Corporation ("Acme Packaging"), and Acme Packaging's guarantee of the Term Loans will be secured by a pledge of all of the capital stock of its subsidiaries. At June 26, 1994, on an adjusted basis after giving effect to the incurrence of the Term Loans and the offering of the Notes and the application of the net proceeds therefrom, the Company and its subsidiaries would have had an aggregate of approximately $261.0 million of indebtedness (including the Notes and the Term Loans) outstanding.
  Prior to this offering (the "Note Offering"), the Company sold, by means of a private placement (the "Special Warrant Offering"), $117,600,000 of special common stock purchase warrants ("Special Warrants"), the net proceeds of which have been placed in escrow. The Note Offering is conditioned upon and is a condition to the release from escrow of the net proceeds of the Special
Warrant Offering. See "Financing Plan".
                               ---------------
     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
              CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES.
                               ---------------
  THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES
     AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE  SECURITIES
          COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY  OF THIS
             PROSPECTUS. ANY REPRESENTATION TO  THE CONTRARY IS A
                CRIMINAL OFFENSE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                        Price to          Underwriting     Proceeds to Company
                                        Public(1)         Discounts(2)           (1)(3)
- ----------------------------------------------------------------------------------------------
Per Senior Secured Note...............  100.000%             3.000%              97.000%
Total.................................$125,000,000         $3,750,000         $121,250,000
- ----------------------------------------------------------------------------------------------
Per Senior Secured Discount Note......   67.821%             2.035%              65.786%
Total................................. $80,000,295         $2,400,009          $77,600,286

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Plus accrued interest or accretion, if any, from August 11, 1994.
(2) The Company and the Guarantors have agreed, jointly and severally, to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses payable by the Company, estimated at $2,600,000.

                               ---------------

  The Notes offered by this Prospectus are offered by the Underwriters subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Notes will be made at the offices of Lehman Brothers Inc., New York, New York, on or about August 11, 1994.
                               ---------------
LEHMAN BROTHERS                                       BT SECURITIES CORPORATION

August 4, 1994

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR SECURED NOTES AND THE SENIOR SECURED DISCOUNT NOTES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy material and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. Such reports, proxy material and other information concerning the Company also may be inspected at the offices of The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company and the Guarantors have filed with the Commission a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. References to fiscal periods herein are references to the Company's fiscal periods which end on the last Sunday of the related calendar period (for example, December 26, 1993 or June 26, 1994).

                                  THE COMPANY

  Acme Metals Incorporated (the "Company"), based in Riverdale, Illinois, is a fully integrated manufacturer and marketer of steel, steel strapping and strapping tools, steel tubing and automotive and light truck jacks. The Company's operations are divided into two primary segments, the "Steel Making Segment" and the "Steel Fabricating Segment." Acme Steel Company ("Acme Steel"), which is the Company's sole Steel Making Segment operating subsidiary, accounted for 41% of the Company's consolidated net sales in 1993. The Steel Fabricating Segment, consisting of Acme Packaging Corporation ("Acme Packaging"), Alpha Tube Corporation ("Alpha Tube") and Universal Tool & Stamping Company, Inc. ("Universal"), accounted for the remaining 59% of the Company's consolidated net sales in 1993.

  Over the past eight years, the Company has pursued a downstream integration strategy, intended to enhance both the value and margins of its steel products. This strategy, which included the acquisition of Universal and Alpha Tube and of additional strapping facilities, has helped to moderate the impact of fluctuating steel demand on Acme Steel's operations by creating captive businesses that consume approximately 40% to 45% of Acme Steel's steel production. These businesses allow the Company to sell fabricated steel products that have a higher value added component. Having implemented its downstream integration strategy, the Company is now pursuing a business strategy consisting of the following key elements: reducing production costs, expanding shipping capability and product range, increasing sales of specialty products, and improving product quality and customer service.

  As the smallest integrated steel producer in the United States, with an annual shipping capability of approximately 720,000 tons of finished steel, Acme Steel manufactures and markets flat-rolled sheet and strip steel. Acme Steel attempts to utilize the flexibility of its small production quantities by focusing on niche markets and targeting customers with small order sizes and special metallurgical requirements such as high carbon, special alloy and high-strength steels. The principal markets served by Acme Steel include the agricultural equipment, automotive component, industrial equipment, industrial fastener, pipe and tube, processor and tool manufacturing industries.

  Acme Packaging, which represented 33% of the Company's 1993 consolidated net sales, is one of the two leading U.S. producers of steel strapping and strapping tools. The Company believes that Acme Packaging's strong market position is attributable to (i) a broad product line, (ii) high quality, low cost strapping produced in modern facilities, (iii) the location of its production facilities in close proximity to a broad customer base and (iv) the benefits of a close relationship with Acme Steel, which supplies virtually all of Acme Packaging's steel. Acme Packaging's strapping products are principally used to unitize (i.e., bind) products for the agricultural, automotive, brick, construction, fabricated and primary metals, forest products, paper and wholesale industries.

  Alpha Tube, which represented 16% of the Company's 1993 consolidated net sales, is a leading U.S. producer of high quality welded carbon steel tubing used for furniture, recreational, construction and automotive applications. Alpha Tube has developed expertise in certain applications demanding light gauge tubing and targets customers whose requirements match Alpha Tube's production capabilities.

  Universal, which accounted for 10% of the Company's 1993 consolidated net sales, produces automotive and light truck jacks, tire wrenches and accessories for the original equipment manufacturing ("OEM") market. Management estimates that Universal currently holds a 30% share of the OEM market for auto and light truck jacks in North America. The Company believes that Universal's strong market position with U.S. and foreign transplant automotive manufacturers is principally the result of its product development capability, high quality products and just-in-time delivery capabilities.

                      MODERNIZATION AND EXPANSION PROJECT

  In 1990 the Company began a study of available business strategies and technological developments in light of its then operational and competitive opportunities. In July 1992, the Board of Directors of the Company authorized a study of the feasibility of constructing a continuous thin slab caster/hot strip mill complex. In connection with this study, the Company received reports from the management consulting firm of A.T. Kearney, Inc. Based on the feasibility study, the Kearney reports and extensive additional analysis performed by the Company of available technology, market opportunities and construction requirements, the Board of Directors of the Company has authorized construction of a new continuous thin slab caster/hot strip mill complex (the "Modernization Project") at Acme Steel's Riverdale, Illinois plant subject to the Note Offering.

  The Company believes that Acme Steel currently enjoys a position as a low cost producer of high quality liquid steel. Although Acme Steel sells many of its products for use in higher-priced specialty applications, its present ingot pouring and rolling process results in finished steel production costs significantly above those of certain of its competitors. The Company believes the Modernization Project will allow Acme Steel to build on its strengths as a low cost producer of liquid steel by significantly increasing its overall efficiency and reducing its finished steel production costs, thereby improving its gross margins. The Modernization Project should also result in finished steel products with improved physical and metallurgical properties.

  Based on the turnkey contract price of $364.2 million, without taking into account financing costs or changes that may be requested by Acme Steel during construction, management estimates that the cost of the Modernization Project, including equipment, ancillary facilities, construction, and general contractor fees, will not exceed $372 million. As a result of the Modernization Project, the Company expects shipping capability to increase from approximately 720,000 tons per year to approximately 925,000 tons per year within two years of start-up and to approximately 970,000 tons per year within four years of start-up. When the Modernization Project is completed, the Company estimates that it will provide savings in operating costs, based on full utilization of its expanded shipping capability of approximately 970,000 tons per year and certain other material assumptions, of approximately $77 per ton, resulting from the elimination of many of the production steps utilized in the existing ingot pouring and rolling process, lower energy consumption, higher labor productivity and increased production yields. See "Risk Factors--Modernization and Expansion Project" and "Modernization and Expansion Project--Estimated Costs and Savings."

                                 FINANCING PLAN

  The Company has adopted a plan of financing intended to provide the funds necessary to complete the Modernization Project, to repay certain indebtedness currently outstanding and to provide additional liquidity. The Company's plan of financing includes the following: (i) the Note Offering, (ii) the Special Warrant Offering, (iii) the Term Loan Facility and (iv) the securing of a working capital facility (the "Working Capital Facility"), which initially will be undrawn. The Special Warrant Offering occurred prior to the Note Offering, but the net proceeds of the Special Warrant Offering have been placed in escrow. The Note Offering is conditioned upon and is a condition to the release from escrow of the net proceeds of the Special Warrant Offering. The Term Loans will be funded concurrently with the closing of the Note Offering. For a more complete description of the material terms of the Notes and the Special Warrants, see "Financing Plan," "Description of Other Indebtedness" and "Description of Notes."

  The following table sets forth the Company's sources and immediate uses of funds as if the foregoing transactions were completed on June 26, 1994:

                                                                       (DOLLARS
                                                                          IN
                                                                      THOUSANDS)
                                                                      ----------
      Sources of Funds
        Senior Secured Notes.........................................  $125,000
        Senior Secured Discount Notes................................    80,000
        Term Loan Facility(1)........................................    50,000
        Special Warrant Offering(2)..................................   117,600
        Working Capital Facility(3)..................................         0
                                                                       --------
          Total......................................................  $372,600
                                                                       ========
      Uses of Funds
        Increase in cash and cash equivalents(4).....................  $300,600
        Repayment of 9.35% Senior Notes..............................    50,000
        Estimated fees and expenses(5)...............................    22,000
                                                                       --------
          Total......................................................  $372,600
                                                                       ========

- --------

(1) The Term Loans to be made under the Term Loan Facility will be funded concurrently with the closing of the Note Offering. The Term Loans will be guaranteed by each of the Company's subsidiaries on a senior basis and will be secured equally and ratably by the collateral securing the Senior Secured Notes and Senior Secured Discount Notes. See "Description of Other Indebtedness--Term Loan Facility."

(2) On or before September 14, 1994, the Special Warrants are exercisable on a one-for-one basis for 5,600,000 shares of the Company's common stock, $1.00 par value ("Common Stock"). Conditions for the Company's receipt of the proceeds of the sale of the Special Warrants include among other matters confirmation of the availability of not less than 85% of the remaining financing needed for construction of the Modernization Project. Successful completion of the Note Offering will satisfy this condition.

(3) The Company has obtained commitments for an $80 million Working Capital Facility to provide for additional liquidity. The Working Capital Facility initially will be undrawn. See "Description of Other Indebtedness--Working Capital Facility."

(4) The increase in cash and cash equivalents, together with cash currently on hand and cash flow from operations, will be used for the construction and integration of the Modernization Project. At June 26, 1994 the Company had cash and cash equivalents of $73.7 million. Sources and Uses of Funds above do not give effect to the proposed purchase by Raytheon Engineers & Constructors, Inc. ("Raytheon") of $9 million of newly issued shares of Common Stock. See "Modernization and Expansion Project--Engineering, Procurement and Construction Contract."

(5) Estimated fees and expenses include financing fees for the Special Warrant Offering, the Note Offering, and the registration of 5,600,000 shares of Common Stock, related offering expenses and a prepayment penalty of $1.9 million, net of taxes, related to repayment of the 9.35% Senior Notes.

                                 NOTE OFFERING

Notes Offered.................
                               $125,000,000 principal amount of 12 1/2% Senior Secured Notes due 2002 (the "Senior Secured Notes").

                               $117,958,000 principal amount at maturity of 13 1/2% Senior Secured Discount Notes due 2004 (the "Senior Secured Discount Notes").

                              SENIOR SECURED NOTES

Interest Rate.................
                               12 1/2% per annum.

Interest Payment Dates........
                               February 1 and August 1, commencing February 1, 1995.

Maturity Date.................
                               August 1, 2002.

Sinking Fund.................. None.

Optional Redemption...........
                               The Senior Secured Notes are redeemable at the option of the Company, in whole or in part, on or after August 1, 1998, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date.

                         SENIOR SECURED DISCOUNT NOTES

Issue Price...................
                               $678.21 per $1,000 principal amount at maturity (or 67.821% of the principal amount at maturity).

Yield, Interest Rate and
 Interest Payment Dates.......

                               13 1/2% per annum (computed on a semi-annual bond equivalent basis) calculated from August 11, 1994. No cash interest will accrue on the Senior Secured Discount Notes prior to August 1, 1997. Thereafter, cash interest on the Senior Secured Discount Notes will accrue at the rate of 13 1/2% per annum and will be payable semi-annually on February 1 and August 1, commencing on February 1, 1998.

Maturity Date.................
                               August 1, 2004.

Sinking Fund.................. None.

Optional Redemption...........
                               The Senior Secured Discount Notes are
                               redeemable at the option of the Company, in whole or in part, on or after August 1, 1999, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date.

                         COMMON PROVISIONS OF THE NOTES

Ranking.......................
                               The Notes will be senior obligations of the Company. The Notes will be senior to all future subordinated indebtedness of the Company and will rank pari passu in right of payment with all future senior indebtedness of the Company. At June 26, 1994, on an adjusted basis after giving effect to the incurrence of the Term Loans and the Note Offering and the application of the proceeds therefrom, the Company and its subsidiaries would have had an aggregate of approximately $261.0 million of indebtedness (including the Notes and the Term Loans) outstanding.

Guarantees....................
                               The Notes will be unconditionally guaranteed, jointly and severally, on a senior basis (the "Guarantees") by each of the Company's subsidiaries (the "Guarantors"). The Term Loans will be similarly guaranteed. Each of the Guarantees will be senior to all future subordinated indebtedness of each of the Guarantors and will rank pari passu with all existing and future senior indebtedness of each of the Guarantors including the guarantees of the Term Loans.

Security......................
                               The Company's obligations under the Notes and the Term Loans will be secured by a pledge of all of the capital stock of the Company's direct subsidiaries. The Guarantee of the Notes and the Term Loans by Acme Steel will be secured by a first priority lien on substantially all existing and future real property and equipment of Acme Steel, including substantially all of the assets acquired in connection with the Modernization Project. The Guarantee of the Notes and the Term Loans by Acme Packaging will be secured by a pledge of all of the capital stock of its subsidiaries.

Change of Control.............
                               Upon the occurrence of a Change of Control (as defined herein), each holder of Notes will have the option to cause the Company and its subsidiaries to repurchase such holder's Notes, in whole or in part, at a repurchase price equal to (i) in the case of the Senior Secured Notes, 101% of the principal amount thereof, plus accrued interest to the date fixed for repurchase, or (ii) in the case of the Senior Secured Discount Notes, 101% of the Accreted Value thereof on the date fixed for repurchase if prior to August 1, 1997, and 101% of the principal amount thereof, plus accrued interest to the date fixed for repurchase, if thereafter. There can be no assurance that the Company and its subsidiaries would have sufficient funds to satisfy their obligations to repurchase Notes upon a Change of Control. See "Description of Notes--Certain Covenants-- Repurchase of Notes Upon Change of Control."

Certain Covenants............. The Indentures under which the Notes will be issued will contain certain restrictive
                               covenants that, among other things, will limit the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined herein), create liens, pay dividends, repurchase capital stock, make certain other Restricted Payments (as defined herein), make Investments (as defined herein) engage in transactions with affiliates, sell assets, engage in sale and leaseback transactions and engage in mergers or consolidations. See "Description of Notes--Certain Covenants."


Use of Proceeds...............
                               The net proceeds of the Note Offering, together with the net proceeds of the incurrence of the Term Loans and the Special Warrant Offering, will be used principally to fund the construction and integration of the Modernization Project and for the repayment of debt. See "Financing Plan" and "Use of Proceeds."

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected historical consolidated financial data and operating data for the Company for the periods indicated. The Consolidated Statements of Operations Data and Consolidated Balance Sheet Data for, and as of the end of, each of the five years in the period ended December 26, 1993 were derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. The selected historical consolidated financial data for, and as of the end of, the six months ended June 27, 1993 and June 26, 1994 were derived from unaudited financial statements for the Company which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods. Results for interim periods are not necessarily indicative of the results to be expected for an entire fiscal year. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto appearing elsewhere herein.

                                     (DOLLARS IN THOUSANDS, EXCEPT PER TON DATA)
                                            FISCAL YEAR                               FIRST HALF
                            ---------------------------------------------------    ------------------
                              1989      1990      1991      1992         1993        1993      1994
                            --------  --------  --------  --------     --------    --------  --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales.................  $439,412  $446,042  $376,951  $391,562     $457,406    $225,032  $256,423
Cost of products sold.....   375,902   396,790   335,503   347,624      397,526     198,327   215,691
Depreciation expense......    11,624    12,540    13,700    14,392       14,657       7,517     7,596
Selling and administrative
 expense..................    25,751    27,916    29,219    28,901       30,633      13,800    15,304
Restructuring/nonrecurring
 charge...................       --        --        --      2,700(1)     1,925(2)      --        --
                            --------  --------  --------  --------     --------    --------  --------
Operating income (loss)...    26,135     8,796    (1,471)   (2,055)      12,665       5,388    17,832
Interest expense, net.....    (2,116)   (4,178)   (4,211)   (3,869)      (3,813)     (1,993)   (1,620)
Unusual income item.......       --      4,005     1,241     1,047        1,210         --        --
Other non-operating
 income...................     2,107       765     1,391       355          370         222     1,211
                            --------  --------  --------  --------     --------    --------  --------
Income (loss) before
 income taxes and
 cumulative effect of
 changes in accounting
 principles...............    26,126     9,388    (3,050)   (4,522)      10,432       3,617    17,423
Income tax provision
 (credit).................     9,926     3,755      (732)   (1,673)       4,173       1,447     6,969
                            --------  --------  --------  --------     --------    --------  --------
Income (loss) before
 cumulative effect of
 changes in accounting
 principles...............    16,200     5,633    (2,318)   (2,849)       6,259       2,170    10,454
Cumulative effect of
 changes in accounting
 principles, net of taxes.       --        --        --    (50,323)(3)      --          --        --
                            --------  --------  --------  --------     --------    --------  --------
Net income (loss).........  $ 16,200  $  5,633  $ (2,318) $(53,172)    $  6,259    $  2,170  $ 10,454
                            ========  ========  ========  ========     ========    ========  ========
OTHER DATA:
CONSOLIDATED:
Ratio of earnings to fixed
 charges(4)...............      7.5x      1.9x       --        --          2.5x        2.2x      6.9x
EBITDA(5).................  $ 40,273  $ 22,592  $ 14,144  $ 15,705     $ 30,194    $ 13,441  $ 26,937
Pro forma total interest
 expense(6)...............                                               33,329                16,483
Pro forma cash interest
 expense(7)...............                                               20,484                10,243
Ratio of EBITDA to pro
 forma total interest
 expense..................                                                  0.9x                  1.6x
Ratio of EBITDA to pro
 forma cash interest
 expense..................                                                  1.5x                  2.6x
Capital expenditures......  $ 14,960  $ 28,604  $ 10,611  $  7,557     $ 11,749    $  4,305  $  5,071
ACME STEEL COMPANY:
Tons shipped-external
 customers................   506,475   436,123   286,385   320,192      413,645     205,419   238,067
Tons shipped-intersegment.   233,374   259,243   273,177   289,946      284,361     154,219   144,063
                            --------  --------  --------  --------     --------    --------  --------
Total tons shipped........   739,849   695,366   559,562   610,138      698,006     359,638   382,130
Average price per ton(8)..  $    417  $    422  $    423  $    413     $    426    $    411  $    444
Average production cost
 per ton(8)...............       339       355       354       338          349         338       338
Raw steel to finished
 product yield............      76.1%     77.2%     78.0%     78.7%        78.6%       78.5%     78.6%

                                                              JUNE 26, 1994
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(9)
                                                         -------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................... $ 73,651    $374,251
Total assets............................................  350,628     658,104
Long-term debt (including current portion)..............   56,000     261,000
Stockholders' equity....................................   96,209     200,909

                                                   (Footnotes on following page)

- --------
(1) See Restructuring Charge in the notes to the consolidated financial statements.
(2) See Nonrecurring Charge in the notes to the consolidated financial statements.
(3) Cumulative effect of changes in account principles, net of taxes, includes the effects of adopting Financial Accounting Standard ("FAS") No. 106 "Accounting for Postretirement Benefits Other Than Pensions" and FAS No. 109 "Accounting for Income Taxes." See Postretirement Benefits Other Than Pensions and Income Taxes in the notes to the consolidated financial statements.

(4) The ratio of earnings to fixed charges is computed by dividing (i) the sum of earnings from continuing operations before income taxes, interest expense (including amortization of debt issuance costs), the interest portion of rental expenses and the undistributed income of less than 50 percent owned persons accounted for by the equity method by (ii) fixed charges, which consist of interest expense (including amortization of debt issuance costs) and the interest portion of rental expenses. Earnings for 1992 and 1991 were insufficient to cover fixed charges by $4.5 million ($5.5 million if a non-recurring gain of $1 million before income taxes related to the sale of the Company's interests in coal producing property is excluded from earnings) and $4.3 million, respectively. Pro forma ratios of earnings to fixed charges, giving effect solely to the refinancing of the 9.35% Senior Notes (including the prepayment penalty) with a portion of the Note Offering would have been 5.3x and 2.0x for the first half of 1994 and the 1993 fiscal year, respectively.

(5) EBITDA is defined as net income plus income taxes, net interest expense, depreciation and amortization, restructuring and nonrecurring items, cumulative effect of changes in accounting principles, and less unusual income. The Company believes EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. EBITDA does not give effect to any investment of the approximately $374.3 million of cash remaining after application of the net proceeds of the Note Offering and the Special Warrant Offering and the incurrence of the Term Loans to repay indebtedness and pay related expenses.

(6) Pro forma total interest expense reflects the issuance of the Senior Secured Notes and the Senior Secured Discount Notes and the incurrence of the Term Loans, as follows:

                                                YEAR ENDED     SIX MONTHS ENDED
                                             DECEMBER 26, 1993  JUNE 26, 1994
                                             ----------------- ----------------
    Senior Secured Notes....................      $15,625          $ 7,813
    Senior Secured Discount Notes...........       11,165            5,400
    Term Loans..............................        4,406            2,203
    Existing 6.5% to 6.75% Notes payable....          453              227
    Amortization of financing fees on Notes
     and Term Loans.........................        1,680              840
                                                  -------          -------
                                                  $33,329          $16,483
                                                  =======          =======

  In calculating pro forma interest expense, the Company has utilized the interest rate of 12.5% on the Senior Secured Notes, the effective interest rate of 13.5% on the Senior Secured Discount Notes and an interest rate of 8.8% on the Term Loan Facility (based on LIBOR as of August 3, 1994). The Company has assumed that all interest is expensed in the period incurred. Interest on the Notes and the Term Loans and related financing fees will be capitalized as part of the Modernization Project when (i) the expenditures for the asset have been made, (ii) activities that are necessary to get the asset ready for its intended use are in progress and (iii) interest cost is being incurred.

(7) Pro forma cash interest expense represents total interest expense, excluding the amortization of financing fees on the Notes and the Term Loans and the amortization of the discount of the Senior Secured Discount Notes.
(8) Average price and average production costs per ton, which can be significantly affected by Acme Steel's product mix in a given period, include shipments made to external customers and intersegment shipments.
(9) As adjusted to give effect to the transactions described under "Financing Plan."

                                  RISK FACTORS

  In addition to the other information in this Prospectus, prospective investors should carefully review the following risk factors before deciding to make an investment in the Notes.

VARIABILITY OF FINANCIAL RESULTS

  The consolidated financial performance of the Company, and in particular of its subsidiary, Acme Steel, is significantly affected by the cyclical nature of the steel industry. For the years 1990, 1991, 1992 and 1993, Acme Steel shipped approximately 695,000, 560,000, 610,000 and 698,000 net tons of steel, respectively, with an average realized price per ton of approximately $422, $423, $413 and $426. Principally as a result of the impact of these changes in shipment volumes and, to a lesser extent, steel prices, the Company's consolidated net sales for the years 1990, 1991, 1992 and 1993 were $446.0 million, $376.9 million, $391.6 million and $457.4 million, respectively, and its consolidated operating income (or loss) was $8.8 million, ($1.5) million, ($2.1) million and $12.7 million, respectively. For the six months ended June 26, 1994, Acme Steel shipped approximately 382,000 net tons of steel with an average realized price per ton of $444, compared to shipments of approximately 360,000 net tons of steel and an average realized price per ton of $411 in the six months ended June 27, 1993. The Company reported consolidated net sales of $256.4 million and consolidated operating income of $17.8 million for the six months ended June 26, 1994, compared to consolidated net sales of $225.0 million and consolidated operating income of $5.4 million for the six months ended June 27, 1993. No assurance can be given that these trends in the Company's consolidated financial performance will continue or that other events likely to have an adverse effect on the steel industry or the Company, such as an economic downturn or an increase in competition, may not occur.

LEVERAGE AND ACCESS TO CAPITAL

  After the Note Offering and the incurrence of the Term Loans, the Company and its subsidiaries will have significant amounts of outstanding indebtedness. The indebtedness of the Company and its subsidiaries and the restrictive covenants contained in existing and future debt instruments, including the Indentures relating to the Notes, the Term Loan Facility and the loan documents relating to the Working Capital Facility, could significantly limit the operating and financial flexibility of the Company. These factors could also limit the ability of the Company and its subsidiaries to take action in response to competitive pressures or adverse economic conditions. The Company currently is, and upon the consummation of the Note Offering and the incurrence of the Term Loans will be, in compliance with the restrictive covenants and tests contained in its debt instruments.

  After giving effect to the issuance of the Notes and the incurrence of the Term Loans, the Company's ratios of EBITDA to pro forma total interest expense and EBITDA to pro forma cash interest expense would have been 0.9:1 and 1.5:1 for the fiscal year ended December 26, 1993 and 1.6:1 and 2.6:1 for the six months ended June 26, 1994. The Company believes that internally generated funds, currently available cash resources, the net proceeds of the Note Offering, the Special Warrant Offering and the incurrence of the Term Loans, and amounts to be available to the Company and its subsidiaries under the Working Capital Facility will be sufficient to fund the anticipated capital and other expenditures (including expenses relating to the Modernization Project) of the Company and meet its fixed charge requirements for the foreseeable future, including through the completion of the Modernization Project. However, there can be no assurance that the amounts available from such sources will be sufficient for such purposes. The Company may be required to seek additional capital financing from a variety of potential sources, including additional bank financing and/or debt or equity securities offerings. No assurance can be given that such sources of funding will be available if required or, if available, will be on terms satisfactory to the Company.

CYCLICALITY, COMPETITION, AND OTHER INDUSTRY FACTORS

  The U.S. steel industry is a cyclical business characterized by excess capacity and intense competition. In the first half of the 1980s, many steel producers sustained large losses which led to several major bankruptcies and restructurings. Factors such as production overcapacity, increased U.S. and international competition, high labor costs, inefficient plants and reduced levels of steel demand contributed to these losses. Between 1982 and 1993, U.S. steel producers reduced their raw steel production capacity by approximately 25%. In addition, in the late 1980s the U.S. steel industry experienced increased demand, lower levels of steel imports and increased efficiency through modernization of production facilities. As a result of these and other factors, industry profits reached record levels in 1988. However, in the latter half of 1989, steel prices and demand again began to decline, and a number of U.S. producers reported losses in 1990, 1991 and 1992 in a sluggish U.S. economic environment. Although many steel producers reported improved results in 1993 compared to 1992, and the first six months of 1994 compared with the same period in 1993, there can be no assurance that this recovery will continue or that there will be any future improvement in U.S. steel industry earnings.

  Competition among U.S. steelmakers is intense with respect to price, service and quality. Integrated steel producers have lost market share to mini-mills in recent years. Mini-mills are generally smaller volume steel producers that use ferrous scrap as their basic raw material and employ non-union workers. These mills have recently expanded their product lines from commodity type items to include larger-size structural products and flat-rolled products, including those made with new, continuous thin cast technologies. To date, mini-mills are the only U.S. producers to utilize these technologies. In addition, certain U.S. integrated steelmakers have gone through reorganizations under Chapter 11 of the U.S. Bankruptcy Code. Following their reorganizations, these companies generally have reduced costs and become more effective competitors. U.S. steel producers also have invested heavily in new plants and equipment that have enabled many companies to improve efficiency and increase productivity.

  Foreign competition, from time to time and product line by product line, has been a significant competitive factor for U.S. integrated steel producers. The intensity of foreign competition is substantially affected by fluctuations in the value of the United States dollar against several other currencies. The Company believes that the attractiveness of the United States steel markets to certain foreign producers has been diminished somewhat during recent years by a substantial decline in the value of the United States dollar relative to these foreign currencies. However, foreign exchange rates are subject to substantial fluctuations, and there can be no assurance that this condition will continue to exist. Further, many foreign steel producers are controlled or subsidized by foreign governments whose decisions concerning production and exports may be influenced by political and economic policy considerations as well as by prevailing market conditions and profit opportunities. As a result, despite relatively low U.S. steel prices and narrow profit margins, many foreign producers have continued to ship steel products into the U.S. market. Acme Steel has experienced little foreign competition in recent years in the markets it serves. There can be no assurance, however, that foreign competition will not increase in the future, which could adversely affect the Company's operating results.

  Materials such as aluminum, composites, plastics, and ceramics compete as substitutes for steel in many of Acme Steel's markets. No assurance can be given that an increase in use of these or other product substitutes will not occur or, if such substitutions were to occur, that they would not have a material adverse effect on the Company.

NEED TO MODERNIZE

  Over the past decade, the price of steel, adjusted for inflation, has fallen significantly. Although a significant portion of this decline is the result of worldwide steelmaking overcapacity, steel pricing is also influenced by low cost producers in the U.S. steel industry. Many of Acme Steel's competitors have implemented steelmaking technologies not utilized by Acme Steel. As a result, Acme Steel's costs to produce a ton of finished steel are substantially higher than those of certain of its competitors. The Company believes that foreign and U.S. steel producers will continue to invest heavily to replace aging or obsolete facilities and to achieve increased production efficiencies and improved product quality. These investments are expected to be made in various aspects of the manufacturing process, including continuous casting and other mill technologies. The Company believes that it must undertake the Modernization Project and make the significant capital investments required if Acme Steel is to achieve levels of cost, productivity and product quality already attained by certain of its competitors.
MODERNIZATION AND EXPANSION PROJECT


  The Company believes the equipment selected for and design of the Modernization Project are appropriate and well conceived, but there can be no assurance that the potential benefits of the Modernization Project, including the anticipated increase in finished steel shipping capability, will actually be achieved or that sufficient demand will exist for the additional finished steel production. In particular, the estimated cost savings per ton expected to be realized from the Modernization Project are based on numerous assumptions including operation of Acme Steel's facilities at its full expanded capability of approximately 970,000 tons per year, which assumptions may not prove to be accurate. In the event that output is less than that which could be generated at full capacity, the actual cost savings per ton will likely be lower than anticipated. In addition, continuous thin slab casting is a relatively new technology, with the first continuous thin slab casting facilities having been constructed in 1989. At present, there are only two operating continuous thin slab casting facilities in North America with an estimated combined capacity of
3.8 million tons per year. Unlike Acme Steel's contemplated operation upon completion of the Modernization Project, the operator of these facilities uses ferrous scrap as its basic raw material and does not cast certain of the specialty steels and grades which Acme Steel intends to produce. There can be no assurance that the Company can successfully implement these aspects of the Modernization Project in the manner and for the purposes planned.

  Acme Steel has entered into an Engineering, Procurement and Construction Contract ("EPC Contract") with Raytheon Engineers & Constructors, Inc. ("Raytheon"), a wholly-owned subsidiary of Raytheon Company, pursuant to which Raytheon will assume responsibility for the timely and effective completion of the Modernization Project. Although the EPC Contract provides for liquidated damages, there can be no assurance that the amount of liquidated damages will be sufficient to cover the Company's damages in the event of a significant delay in the construction of the Modernization Project or an inability, for any reason, to complete successfully the Modernization Project. Furthermore, if the Modernization Project is not completed in a timely manner or for the amounts budgeted, or there were to be substantial, unexpected production interruptions or other start-up difficulties, the consolidated results of operations and competitive position of the Company and its subsidiaries could be materially adversely affected. In the event of any such difficulties, senior management may then have to devote substantial time to these matters which could adversely affect existing operations. See "Modernization and Expansion Project."
POSSIBLE FLUCTUATIONS IN RAW MATERIAL AND ENERGY COSTS


  The Company's operations at its Acme Steel subsidiary are heavily dependent on the supply of various raw materials including iron ore pellets, coal and energy. Acme Steel is contractually obligated to purchase, at the higher of production cost or market price, its proportionate share of the iron ore produced at Wabush Mines, a joint venture project in which Acme Steel has an approximate 15.1% interest. See "Business--Raw Materials and Energy." In 1993 Acme Steel acquired approximately 56% of its iron ore pellet requirements from this venture. Production costs at Wabush Mines currently approximate market price; however, there can be no assurance that the mines' cost structure will not result in above world market prices in the future. The balance of Acme Steel's iron ore pellet needs and all of its coal and energy needs are obtained at market prices. Supply interruptions or cost increases, to the extent that Acme Steel could not pass on these costs to its customers, could adversely affect the future consolidated results of operations of the Company and its subsidiaries.
ENVIRONMENTAL COMPLIANCE AND ASSOCIATED COSTS


  U.S. steel producers, including Acme Steel, are subject to stringent Federal, state and local environmental laws and regulations concerning, among other things, air emissions, waste water discharge, and solid and hazardous waste disposal. U.S. steel producers, including Acme Steel, have spent and can be expected to spend in the future, substantial amounts for compliance with these environmental laws and regulations. The costs of environmental compliance may place U.S. steel producers at a competitive disadvantage (1) to foreign steel producers, which may not be subject to environmental requirements as stringent as those in the United States and (2) to producers of materials that compete with steel, which may not be required to bear equivalent costs in producing their products.

  The Company, on a consolidated basis, has incurred substantial costs in complying with Federal, state and local environmental laws and regulations. The Company's capital expenditures related to environmental compliance were $6.6 million in 1991, $0.3 million in 1992 and $3.4 million in 1993. The Company currently estimates that capital expenditures for environmental compliance will be approximately $6 million and $7 million in 1994 and 1995, respectively. The Company believes that it is currently in substantial compliance with the various environmental regulations applicable to its businesses and, in particular, that its coke ovens currently are in compliance with Clean Air Act standards anticipated to be in effect through 2007. Nevertheless, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements. The need to comply with even more stringent environmental laws and regulations could have a material adverse effect on the Company's financial condition and results of operations. See "Business--Environmental" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CERTAIN INDEMNIFICATION ARRANGEMENTS

  In connection with the spinoff of Acme Steel from The Interlake Corporation ("Interlake") in 1986, Interlake entered into cross-indemnification agreements with Acme Steel relating to certain environmental, tax and other matters. To date, Interlake has met all of its obligations under such agreements. In the event that Interlake for any reason were unable to fulfill its obligations under such agreements, the Company could have significant increased future liabilities. See "Business--Other Legal Proceedings."

SECURITY FOR THE NOTES

  The Notes will be senior obligations of the Company secured by a pledge of all of the capital stock of its direct subsidiaries. The Guarantee of the Notes and the Term Loans by Acme Steel will be secured by a first priority lien on substantially all of its existing and future real property and equipment, including the Modernization Project, and a pledge of all of the capital stock of its subsidiary. The Guarantee of the Notes and the Term Loans by Acme Packaging will be secured by a pledge of all of the capital stock of its subsidiaries. No appraisals of the Collateral have been prepared by or on behalf of the Company. The net book value of the Collateral (without taking into account cash on hand other than the net proceeds of the Note Offering and the Special Warrant Offering) will be substantially lower than the principal amount of the Notes offered hereby and the Term Loans. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indentures and the related Security Documents following an acceleration after an Event of Default would not be substantially less than that which would be required to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if at all.

  The right of the Collateral Agent under the Indentures (as the secured party under the various Security Documents) to foreclose upon and sell Collateral upon an acceleration after an Event of Default is likely to be significantly impaired by applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against the Company, Acme Steel and/or Acme Packaging. Under applicable Federal bankruptcy laws, secured creditors are prohibited from foreclosing upon collateral held by a debtor in a bankruptcy case, or from disposing of collateral repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable Federal bankruptcy laws generally permit a debtor to continue to retain and to use collateral, including cash collateral, even if the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The interpretation of the term "adequate protection" may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor's interest in collateral. Because the term "adequate protection" is subject to varying interpretation and because of the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) if payments under the Notes would be made following commencement of and during a bankruptcy case, (ii) whether or when the Collateral Agent could foreclose upon or sell the Collateral or (iii) whether or to what extent holders of any

Notes would be compensated for any delay in payment or loss of value of Collateral securing the Notes under the doctrine of "adequate protection." Furthermore, in the event a bankruptcy court were to determine that the value of the Collateral securing the Notes is not sufficient to repay all amounts due on the Notes, the holders of the Notes would become holders of "undersecured claims." Applicable Federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "undersecured claims" during a debtor's bankruptcy case.

  A portion of the Collateral securing Acme Steel's Guarantee of the Notes is comprised of real property. Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), even a lender who does not foreclose on a property may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at a mortgaged property. There may be similar risks under various state laws and common law theories. Such liability has seldom been imposed, and finding a lender liable generally has been based on the lender's having become sufficiently involved in the operations of the borrower so that its activities are deemed to constitute "participation in the management." This is the standard of liability set forth in CERCLA and elaborated on in a number of court decisions. A lender may also be considered to be a current owner of a property who can be held liable under CERCLA if the lender takes title to property by foreclosure, although certain courts have held that mere foreclosure on the borrower's property, in order to protect the lender's security interest, does not make the lender liable under CERCLA.

  The EPA promulgated a rule which would have allowed lenders to participate in work-out situations and foreclosure, and to exercise some control over the borrower's business following foreclosure, without risking liability under CERCLA as a current owner or operator. That rule was subsequently declared to be invalid by the Court of Appeals for the District of Columbia on the grounds that the rule-making was not within the EPA's statutory authority. While a number of recent court decisions appear to be consistent with the EPA's interpretation of CERCLA under the rule, the uncertain state of current law does not provide an assurance that lenders can avoid the risk of liability under CERCLA if they foreclose on properties or become involved in work-outs or similar situations that may entail some involvement in, or influence over, facility operations.

  Under the Indentures, the Trustees may, prior to taking certain actions and exercising certain remedies on behalf of the holders, request that holders of the Notes provide an indemnification against their costs, expenses and liabilities. It is possible that CERCLA (or analogous) cleanup costs could become a liability of the Trustees and cause a loss to any holders that provided an indemnification. In addition, holders may act directly rather than through a Trustee, in specified circumstances, in order to pursue a remedy under the Indentures. If holders exercise that right, they could be deemed to be lenders that are subject to the risks discussed above.

  See "Description of Notes--Security" for a more detailed description of the security provisions for the Notes.

FRAUDULENT CONVEYANCE ISSUES

  Under applicable provisions of the Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if it were found that any Guarantor had incurred the indebtedness represented by its Guarantee with an intent to hinder, delay or defraud creditors or had received less than a reasonably equivalent value or fair consideration for such indebtedness and
(i) was insolvent, (ii) was rendered insolvent by reason of such occurrence,
(iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur or believed that it would incur debts beyond its ability to pay as such debts matured, the obligations of such Guarantor under its Guarantee could be avoided or claims in respect of such Guarantee could be subordinated to all other debts of such Guarantor. A legal challenge of a Guarantee on fraudulent conveyance grounds could, among other things, focus on the benefits, if any, realized by a Guarantor as a result of the issuance by the Company of the Notes. To the extent that a Guarantee were held to be unenforceable as a fraudulent conveyance or for any other reason, the holders of the Notes would cease to have any direct claim in respect of a Guarantor and would be solely creditors of the Company and any other Guarantors whose Guarantees were not avoided or held unenforceable. In the event a Guarantee were held to be subordinated, the claims of the holders of the Notes would be subordinated to claims of other creditors of such Guarantor.

  A substantial majority of the net proceeds from the sale of the Notes will be contributed to Acme Steel and the remainder of such proceeds will be used by the Company to repay certain of its existing indebtedness. Each Guarantor will agree, jointly and severally with the other Guarantors, to contribute to the obligations of any other Guarantor under a Guarantee of the Notes. Further the Guarantee of each Guarantor will provide that it is limited to an amount that would not render the Guarantor thereunder insolvent. The Company believes, therefore, that the Guarantors will receive equivalent value at the time the indebtedness is incurred under the Guarantees. In addition, the Company believes that none of the Guarantors (i) is or will be insolvent, (ii) is or will be engaged in a business or transaction for which its remaining assets constitute unreasonably small capital, or (iii) intends or will intend to incur debt beyond its ability to repay such debts as they mature. Since each of the components of the question of whether a Guarantee is a fraudulent conveyance is inherently fact based and fact specific, there can be no assurance that a court passing on such questions would agree with the Company. Neither counsel for the Company nor counsel for the Underwriter will express any opinion as to Federal or state laws relating to fraudulent transfers.

ORIGINAL ISSUE DISCOUNT

  The Senior Secured Discount Notes will be issued at a substantial discount from their principal amount. Consequently, the purchasers of the Senior Secured Discount Notes generally will be required to include amounts in gross income for Federal income tax purposes prior to receipt of the cash payments to which the income is attributable. For a more detailed discussion of the Federal income tax consequences of the purchase, ownership and disposition of the Senior Secured Discount Notes. See "Certain Federal Income Tax Considerations Relating to an Investment in the Senior Secured Discount Notes."

  If a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Senior Secured Discount Notes, the claim of a holder of the Senior Secured Discount Notes with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial public offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

NO PRIOR MARKET FOR NOTES

  There is no existing market for the Notes. The Underwriters have advised the Company that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The Company does not intend to apply for the listing of the Notes on any securities exchange. Accordingly, there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell their Notes, or the price such holders would receive upon the sale of their Notes. If such a market were to develop, the Notes could trade at prices that may be lower than their initial offering price as a result of many factors, including prevailing interest rates, the Company's operating results and the markets for similar debt securities.

                                  THE COMPANY

GENERAL

  The Company is a fully integrated manufacturer and marketer of steel, steel strapping and strapping tools, steel tubing and automotive and light truck jacks. The Company's operations are divided into two primary segments, the "Steel Making Segment" and the "Steel Fabricating Segment." Through these two segments, the Company is a leader in the production of steel strapping and automotive and light truck jacks, as well as a leader in the provision of steel products to certain niche markets.

  Based in Riverdale, Illinois, the Company is the successor to the original Acme Steel Company (founded in 1884 as the Acme Flexible Clasp Company of Chicago), which merged in 1964 with the Interlake Iron Company (founded in 1905 in New York as the By-Products Coke Corporation) to form Interlake Steel Corporation. As a result of a reorganization in 1986 (the "1986 Reorganization"), a holding company was formed, The Interlake Corporation ("New Interlake"), which became the parent company of Interlake, Inc. ("Old Interlake"). Old Interlake then transferred its non-steel related operations and assets to New Interlake. Old Interlake retained the iron, steel and U.S. steel strapping assets and businesses, was renamed Acme Steel Company, and was spun off as an independent public company in May 1986.

  Acme Steel Company undertook a further reorganization in May 1992 (the "1992 Reorganization"), when the Company was formed and became the parent of Acme Steel and Acme Steel's former operating subsidiaries, Acme Packaging, Alpha Tube and Universal. Acme Steel and its successor, the Company, have been traded on the Nasdaq National Market since 1986 under the symbol "ACME."

  The Company's principal executive offices are located at 13500 South Perry Avenue, Riverdale, Illinois 60627, and the Company's telephone number is 708/849-2500. The Company's registered agent in the State of Delaware is The Corporation Trust Company, and its registered address in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

  The following chart depicts the organization of the Company and its subsidiaries. Each of the subsidiaries will unconditionally guarantee the Company's obligations under the Notes, and the capital stock of each subsidiary will be pledged to secure the Company's obligations under the Notes.


                        ACME METALS
                        INCORPORATED


      -----------------------------------------------
       100%                                                100%


                                                  ACME PACKAGING
     ACME STEEL                                    CORPORATION
      COMPANY




       100%

    ALABAMA             -------------------------------------------------
 METALLURGICAL           100%             100%             100%             100%

  CORPORATION




                   UNIVERSAL        ALPHA TUBE          ALTA        ACME STEEL
                                                      SLITTING
                     TOOL &        CORPORATION                        COMPANY
                    STAMPING                        CORPORATION   INTERNATIONAL,
                    COMPANY,                                           INC.
                      INC.





  Alabama Metallurgical Corporation presently is not engaged in manufacturing operations. Acme Steel Company International, Inc. is a foreign sales corporation, formed for the purpose of processing sales to certain non-U.S. entities. Alta Slitting Corporation ("Alta") performs slitting services for Alpha Tube, and references in this prospectus to Alpha Tube will be deemed to include reference to Alta.

                      MODERNIZATION AND EXPANSION PROJECT

OBJECTIVES

  In 1990 the Company began a study of available business strategies and technological developments in light of its then operational and competitive opportunities. In July 1992, the Board of Directors of the Company authorized a study of the feasibility of constructing a continuous thin slab caster/hot strip mill complex. In connection with this study, the Company received reports from the management consulting firm of A.T. Kearney, Inc. Based on the feasibility study, the Kearney reports and extensive additional analysis performed by the Company of available technology, market opportunities and construction requirements, the Board of Directors of the Company has authorized construction of a new continuous thin slab caster/hot strip mill complex (the "Modernization Project") at Acme Steel's Riverdale, Illinois plant subject to the Note Offering.

  The Company believes that Acme Steel currently enjoys a position as a low cost producer of high quality liquid steel. Although Acme Steel sells many of its products for use in higher-priced specialty applications, its present ingot pouring and rolling process results in finished steel production costs significantly above those of certain of its competitors. The Company believes the Modernization Project will allow Acme Steel to build on its strengths as a low cost producer of liquid steel by significantly increasing its overall efficiency and reducing its finished steel production costs, thereby improving its gross margins. The Modernization Project should also result in finished steel products with improved physical and metallurgical properties.

  Based on the turnkey contract price of $364.2 million, without taking into account financing costs or changes that may be requested by Acme Steel during construction, management estimates that the cost of the Modernization Project, including equipment, ancillary facilities, construction, and general contractor fees, will not exceed $372 million. As a result of the Modernization Project, the Company expects shipping capability to increase from approximately 720,000 tons per year to approximately 925,000 tons per year within two years of start-up and to approximately 970,000 tons per year within four years of start-up. When the Modernization Project is completed, the Company estimates that it will provide savings in operating costs, based upon full utilization of its expanded shipping capability of approximately 970,000 tons per year and certain other material assumptions, of approximately $77 per ton, resulting from elimination of many of the production steps utilized in the existing ingot pouring and rolling process, lower energy consumption, higher labor productivity and increased production yields.

COMPETITIVE PRESSURES FOR MODERNIZATION

  Over the past decade, the average price of all steel products, adjusted for inflation, has fallen significantly. The forces contributing to this downward price trend have included industry overcapacity, the growth of low cost U.S. steel producers that make increased use of continuous casting and other techniques for improved productivity, and lower priced imports that benefit from foreign government subsidies. The Company believes that in recent years steel prices have been significantly influenced by producers with the lowest costs, and that those costs are, in large part, a function of the level of the producers' technological advancement.

  Many U.S. steel producers have sought to reduce their operating costs significantly through the modernization and rationalization of their facilities. One of the principal modernization initiatives has been the development of continuous casting facilities, first for bar products, then for thick slabs (more than 6 inches) and most recently for thin slabs (less than 4 inches). Continuous casting is a significantly less expensive method of slab production than the ingot pouring and rolling process currently employed by Acme Steel.

  According to the American Iron and Steel Institute ("AISI") statistics, over the past decade the U.S. steel industry has increased its continuous cast steel production to nearly 85% of flat-rolled steel production. Twelve U.S. facilities now use a continuous casting process to produce thick slabs. On a combined basis these facilities have an estimated capability of 39 million tons of flat-rolled steel per year or, based on an assumed yield of 90%, approximately 76% of total annual flat-rolled steel shipments. In 1989, the first continuous thin slab casting facilities were constructed. More technologically advanced than thick slab continuous casting facilities, thin slab casting eliminates the extra heating and rolling necessary to flatten thick slabs. At present there are two operating continuous thin slab casting facilities in North America with an estimated combined capability of 3.8 million tons per year or, based on an assumed yield of 90%, approximately 7% of total annual flat-rolled steel shipments. Two additional thin slab casting facilities are now under construction with an estimated combined capacity of 2 million tons. In addition to continuous casting, advanced steel producers are employing other technologies, including ladle metallurgy furnaces and computer controlled equipment, to reduce production costs, improve quality, and improve customer responsiveness.

EXISTING STEELMAKING PROCESS

  Acme Steel currently produces steel through an ingot pouring and rolling process rather than by continuous casting. Because of the variability in ingots and the additional conditioning and shaping processes needed to produce flat-rolled steel from them, the ingot process involves more product defects, greater yield losses, higher energy consumption and lower labor productivity than continuous casting. Further, Acme Steel's current rolling mill facilities cannot produce a steel coil that is large enough (more than 550 pounds per inch of width) and wide enough (more than 30 inches) to supply all of the needs of its current customers and many other users of flat-rolled steel. In addition, the physical limitations of its present mill facilities do not allow Acme Steel to utilize fully the existing raw steel capacity of its steelmaking facilities. By means of the Modernization Project, Acme Steel expects to bring its facilities up to world-class standards and eliminate its competitive disadvantages with respect to more technologically advanced steel producers.

  In primary steelmaking, iron ore, coke, limestone and other raw materials are processed in blast furnaces to produce molten iron or "hot metal." In Acme Steel's facilities, this hot metal is converted into raw or liquid steel in a basic oxygen furnace in which impurities are removed and the chemistry or metallurgy for end use is determined on a batch-by-batch basis. Acme Steel's basic oxygen furnace facility employs two vessels, with a steelmaking capacity of 100 tons per heat.

  Liquid steel from the basic oxygen furnace flows into ladles, which are then positioned via an overhead crane above a line of cast iron ingot molds. A stream of steel flows through an opening in the bottom of the ladle to "teem" or fill the cast iron molds. When the steel is solid enough to hold its shape, a stripper crane lifts away the mold while a plunger holds down the steel ingot. The "stripped" ingots are then taken to furnaces or "soaking pits" where they are reheated or "soaked" until they reach a uniform temperature throughout. The reheated ingots are carried to the primary rolling mill where they are shaped into semi-finished steel slabs 4 1/2 to 6 1/2 inches thick with the desired width and length.

  The slabs are inspected, conditioned, if needed, by scarfing or mechanical grinding to remove surface imperfections, and then stored. When scheduled for production, the slabs are reheated to rolling temperature and finished in Acme Steel's semi-continuous hot strip mill where they are rolled to final thickness, tempered, and coiled into hot bands. After further processing to customer specifications, finished products are shipped to external customers and to the Company's Steel Fabricating Segment in the form of coils.

  In the production process Acme Steel currently uses, the loss of material between the molten steel in the basic oxygen furnace and the finished coil of steel results in a yield of approximately 78%. In addition, the process, from the time steel is teemed into the ingot molds until a hot rolled band is produced, takes, on average, 10 days.

  The flow diagram below illustrates the Company's existing steelmaking process described above. The processes shown exclude the Company's coking and primary steelmaking operations which will remain in place after completion of the Modernization Project.






STEELMAKING PROCESS UPON PROJECT COMPLETION

  The Modernization Project will involve construction of a state-of-the-art continuous thin slab caster ("Caster") and a 60" wide seven-stand hot strip rolling mill ("Rolling Mill"). The Modernization Project will include several other technologically advanced facilities. Two ladle metallurgy furnaces ("LMFs") will be constructed. The LMFs will use electric arc heating and an alloy addition system to achieve a high degree of control over the final temperature and chemistry of the liquid steel. A tunnel-type roller hearth furnace will be constructed and used to achieve equalized temperature through the slab's thickness and width for final rolling into coil form. The Rolling Mill will be constructed with state-of-the-art, computer-operated features to precisely control the thickness, profile and flatness of the product to world-class standards. Together with the Caster, this configuration should allow Acme Steel to produce products across all steel grades that are wider and thinner, with superior finish quality, than those it is now able to produce. Major ancillary facilities in the Modernization Project will include air and water environmental control facilities, mold/segment repair equipment, a roll grinding shop, and coil storage and shipping facilities. The Modernization Project will eliminate the processes Acme Steel now employs for teeming, processing, heating and rolling ingots into slabs, conditioning and reheating slabs, and transporting and storing ingots and slabs.

  CASTER. The Caster will be supplied with high quality liquid steel from Acme Steel's existing basic oxygen furnace. The Company believes that the liquid steel it is able to produce in its basic oxygen furnace, because of its lower nitrogen content and lower incidence of "tramp" elements, will result in a superior quality finished steel compared to that produced by steel companies using thin-slab casting technology in conjunction with ferrous scrap and electric arc furnaces. From the basic oxygen furnaces, the liquid steel will be transported in ladles by rubber-tired vehicles to the new casting/mill facility, which will be approximately a half-mile away. At the Caster, the ladles of liquid steel will be treated in the new LMFs. After treatment, the steel will flow from the ladles through a hollow ceramic tube ("shroud") into a refractory lined reservoir ("tundish"), and from there downward into the Caster's mold. The mold will be constructed with copper alloy-clad walls through which water will flow at high velocity for cooling. As the molten steel passes vertically through the water cooled mold a thin skin will form in a matter of seconds on the outside of a rectangular slab shell measuring approximately 2 inches thick by 36 to 61 inches wide.

  The skin on the slab or strand will become thicker as the slab emerges from the mold and will extend inward as the slab descends through the strand guide and air mist water spray system until the slab is solid throughout. The hot thin slab then will be gradually bent by a series of bending rollers from a vertical into a horizontal orientation. At the bottom of the withdrawal unit, the continuous slab will be straightened and sheared into individual slabs of different lengths depending on the ordered final coil weight.

  As planned, the thin slab casting process will be able to run continuously, terminating only when the last ladle in a planned sequence is fully drained. The number of ladles cast in continuous sequence will depend upon the production schedule being followed at any given point in time. The Company expects that the Caster will improve Acme Steel's finished product yield, reduce energy and labor costs, increase production capability and improve the metallurgical and surface quality of its products.

  ROLLING MILL. The Caster will be situated such that the finished slabs will feed directly into the roller-hearth tunnel furnace. As the slabs travel continuously through the furnace, their temperature will be equalized to the optimum uniform exit temperature required for final rolling. From the roller-hearth furnace the slabs will move through jets of high pressure water to remove a thin layer of iron oxide ("scale"). Once "descaled," the slabs will pass through an edger and then move directly to the Rolling Mill, which will be computer-controlled and configured as seven tandem-coupled rolling stands, power-rated at 7,000 kW each. Each stand will sequentially reduce the thickness of the slab being rolled. At the exit of the seventh stand, the slab thickness will have been reduced from 2 inches to the final gauge required by the customer's order. The hot rolled strip will then pass through a system of computer-controlled laminar water sprays to precisely and uniformly cool the steel to the final temperature required to achieve the customer's specified physical properties (strength and ductility). Following this final temperature adjustment, the strip will be coiled into a hot rolled band for shipment to the customer or to other finishing facilities.

  Based on information provided by the primary equipment supplier for the Modernization Project and the Company's own analysis, the Company believes that when it is fully operational, the Modernization Project will accomplish the conversion of liquid steel to coils in approximately 1 1/2 hours, rather than the 10 days it takes at present, and will increase the material yield from liquid steel to finished coils from 78% to over 90%. In addition, based on the various studies and estimates available to the Company and subject to the assumptions on which these studies and estimates are based, the Company believes the energy requirements for the process will be reduced by approximately 59% per ton, and, at full capacity operation, the labor cost per ton of finished steel will be reduced by approximately 48%. Further, based on these studies and estimates, the Company believes the finished coils will be able to be rolled wider and thinner, with physical and mechanical properties produced to more exacting specifications, than Acme Steel can currently produce. For a discussion of the assumptions underlying the cost reductions referred to above, see "Estimated Costs and Savings" below.

  The flow diagram below illustrates the Company's planned steelmaking process after completion of the Modernization Project. The diagram excludes the Company's coking and primary steelmaking operations, which will not be significantly changed from the existing operations.





IMPACT ON EXISTING OPERATIONS

  The Modernization Project will be constructed on a greenfield site which is near Acme Steel's current steelmaking facilities but physically separate. The Company believes steel production at Acme Steel's existing facilities will continue during the construction of the Modernization Project without disruption or reduction of product available for supply to customers. Raytheon will commence construction of the Modernization Project on the closing of the Note Offering. Under the EPC contract, Raytheon is obligated to demonstrate successful production of the first coil of hot rolled steel no later than 27 months after closing of the Note Offering and to satisfy all agreed upon performance specifications for the Modernization Project no later than 34 months after such closing. During the Modernization Project's initial testing and phase-in period, Acme Steel intends to use the excess capability of its existing melting operation to produce sufficient hot metal both to maintain existing production operations and to supply the new continuous caster. The construction of the Modernization Project and the activities of Raytheon will be monitored by a project management team composed primarily of existing company officers and employees. In the event there are significant problems with the construction of the Modernization Project, senior management may have to devote substantial time to those problems from time to time and, as a result, may devote substantially less time than is normal to existing operations, which could adversely affect existing operations.

EXPANDED CAPABILITY

  Acme Steel's current raw steel production capability is greater than its ability to roll slabs into finished steel coils. In addition, Acme Steel's existing hot strip mill cannot produce a finished coil of steel more than 30 inches wide. The Company believes, based on equipment specifications and its own analysis, that the Modernization Project will significantly expand the Company's shipping capability and also allow Acme Steel to produce wider sheets and thinner gauges, with physical and mechanical properties produced to more exacting specifications than Acme Steel can currently produce. This will expand Acme Steel's product range and allow it to sell to many markets that it currently cannot penetrate as well as to increase sales to its existing customer base. Further, as detailed below, the Company believes that, after completion of the Modernization Project, Acme Steel's productive yield from raw steel to finished coils will increase from approximately 78% to over 90%. The improvement in yield, together with the expanded capability of the Rolling Mill, is expected to increase Acme Steel's shipping capability from approximately 720,000 tons per year to approximately 925,000 tons within two years of start-up and to approximately 970,000 tons per year within four years of start-up. This increase is an estimate based on operating rates, product mix and other factors. No assurance can be given that Acme Steel's actual steel production will not be less than that or that the additional amount of finished steel, if produced, can be sold.

ESTIMATED COSTS AND SAVINGS

 Steel Making Segment

  The following table summarizes the costs and estimated savings in operating expenses associated with the Modernization Project. These cost savings are based on an increase in the Company's production capability to approximately 970,000 tons and full utilization of the expanded capability. Certain of the cost savings are related to allocation of fixed operating costs. As a result, the cost savings would likely be lower at lower rates of production. The Company estimates that at a production capability of approximately 925,000 tons, the cost savings will be approximately $71 per ton. There can be no assurance as to the actual annual production volumes that will be achieved after completion of the Modernization Project. The estimated operating savings are based on certain additional assumptions, and are subject to associated qualifications and limitations, as discussed below.

                         ESTIMATED AVERAGE COST SAVINGS
                 PER TON OF FINISHED COILS AT FULL UTILIZATION

                                                                ESTIMATED
                                                                NEW COST
                                                     1993 COSTS STRUCTURE CHANGE
                                                     ---------- --------- ------
Productive Yield Loss...............................    $ 41      $ 16     $25
Labor...............................................     118        61      57
Utilities...........................................      29        12      17
Other...............................................     172       194     (22)
                                                        ----      ----     ---
                                                        $360      $283     $77
                                                        ====      ====     ===

  The estimated operating cost savings for the Modernization Project do not take into account increases or decreases in operating costs that are unrelated to the Modernization Project, such as changes in wage rates and raw material costs. In addition, the estimated operating cost savings do not take into account any increased depreciation (estimated to be $22 million per year) or interest costs, which will be substantially higher as a result of the Modernization Project. Consequently, the estimated operating cost savings are not necessarily indicative of the Company's results of operations or expected financial performance for any period.

  Productive Yield Loss. In its existing steelmaking process, Acme Steel has a yield loss equal to approximately 22% of the liquid steel produced at the basic oxygen furnace. The uninterrupted flow of liquid steel through the Caster and Rolling Mill will eliminate several of the steps currently used to improve the quality of a finished coil but which generate yield loss. In particular, the Modernization Project is expected to eliminate the shearing of unusable "ingot butts" at the primary mill, the grinding and "scarfing" of surface imperfections on slabs before they are processed at the roughing mill, and the "cutback loss" on coils due to gauge variations inherent in the existing hot strip mill. Although the scrap generated by these processes can be reused in Acme Steel's steelmaking process, the improved yields expected to result from the Modernization Project will allow Acme Steel to produce more prime material suitable for shipment rather than scrap. Based on internal engineering studies, Acme Steel expects its yield loss after completion of the Modernization Project to decrease from approximately 22% to less than 10%.

  Labor. The existing steelmaking process is labor intensive. Labor is required to set-up, condition or handle steel at each step before processing. Significant labor is required to prepare the ingot molds, pour ingots, strip ingots, convey ingots to the soaking pits, convey the ingots to the primary mill and convey the slabs to the existing strip mill. All of these production steps will be eliminated through the use of a continuous thin slab casting process. As a result, Acme Steel expects to be able to reduce its hourly work force by approximately 250 people who are currently assigned to processes that will be eliminated.

  Utilities. The existing steelmaking process is energy intensive. The high use of energy results from the cooling and reheating of the semi-finished steel to prepare it for further processing. In particular, the ingots, which are allowed to cool after pouring are subsequently charged in the soaking pit for an average of approximately 10 hours to increase the temperature for processing through the primary mill. Steel slabs are allowed to cool to permit conditioning and then must be reheated for processing in the roughing and hot strip mills. These steps consume significant amounts of electricity and natural gas. Based on internal engineering studies, Acme Steel expects the Modernization Project to significantly reduce its utility costs by eliminating the need for multiple cooling and reheating cycles and several rolling procedures.

  Other. The Modernization Project will result in additional costs related to the operations of the ladle metallurgy furnace facility, the purchase of scrap to supplement internally generated scrap, and the purchase of additional value added services, such as pickling, from vendors.

  The Modernization Project will involve costs in addition to those incurred in the construction and operation of the facility itself. Upon the successful completion of the Financing Plan, the Company will record a $2.3 million non-cash charge to account for the contractual costs associated with its planned workforce reduction and a $7.2 million non-cash charge to reflect an impairment in the value of the existing steel finishing facilities which will be replaced by the Modernization Project. Further, during the Modernization Project's final completion phase, including initial testing, the Company anticipates incurring approximately $15 million of start-up related costs, some of which may be capitalized as part of the Modernization Project.

 Steel Fabricating Segment

  The Steel Fabricating Segment is expected to derive certain benefits from the larger, wider, higher quality, flat-rolled steel coils Acme Steel is expected to be able to produce as a result of the implementation of the Modernization Project. Alpha Tube is expected to realize benefits from reduced edge scrap as well as lower production scrap rates, higher productivity levels and better yield rates due to more consistent gauge control. Acme Packaging and Universal are expected to benefit primarily from reduced edge scrap.

ENGINEERING, PROCUREMENT AND CONSTRUCTION CONTRACT

  Acme Steel has entered into an EPC Contract, dated as of July 28, 1994, with Raytheon pursuant to which Raytheon will provide, on a turnkey basis, design, engineering, site preparation, procurement, construction, commissioning, start-up, testing and training in connection with the Modernization Project. The total price to be paid to Raytheon for the Modernization Project is $364.2 million, subject to reduction pursuant to provisions of the EPC Contract whereby the Company will share in Raytheon's actual savings that result from changes in the scope of Raytheon's responsibilities or production of the first coil of hot rolled steel before the time specified. The total cost of the Modernization Project is estimated by the Company to be approximately $372 million including certain other project costs which are the responsibility of the Company.

  Acme Steel will rely on Raytheon for on-time completion of a fully functioning facility. Under the EPC Contract, Raytheon is obligated to demonstrate successful production of the first coil of hot rolled steel no later than 27 months after closing of the Note Offering and to satisfy all agreed upon performance specifications for the Modernization Project no later than 34 months after such closing. To the extent that there are delays in completion of the Modernization Project or the facility is operating at a level of performance below that which Raytheon has contractually guaranteed, Acme Steel will have the right to liquidated damages in the form of a daily penalty fee paid by Raytheon to Acme Steel. This penalty fee will vary depending upon the nature of the noncompliance but will, in any case, not be greater in the aggregate than 40% of the total EPC Contract price prior to the production of the first coil of hot rolled steel and 30% of the total EPC Contract price thereafter. Raytheon's obligations under the EPC Contract are guaranteed by Raytheon Company.

  The statements under this caption relating to the EPC Contract are a summary and do not purport to be complete. Such summary is qualified in its entirety by express reference to the EPC Contract, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  Raytheon has agreed to purchase $9 million of newly issued shares of Common Stock from the Company upon terms mutually agreeable to the parties.

EQUIPMENT SUPPLIER AND SUPPLY CONTRACT

  SMS Schloemann-Seimag AG and its subsidiaries, SMS Engineering, Inc. and SMS Concast Inc. (collectively "SMS") are the primary equipment suppliers for the Modernization Project. Raytheon has entered into a contract with SMS to purchase equipment for the Modernization Project including, but not limited to, the continuous thin slab caster, the tunnel roller-hearth furnace and the hot strip rolling mill. The SMS technology for continuous thin slab casting is currently utilized by Nucor Steel at its Crawfordsville, Indiana and Hickman, Arkansas facilities; three additional facilities that will use this technology are currently under construction.

  Although SMS is engaged directly by Raytheon to supply the equipment, the Company has negotiated guarantees from SMS via Raytheon, relating to key criteria for evaluating the equipment in terms of performance and product quality. Under these guarantees, the equipment is subject to an agreed set of performance tests which must be met in order for SMS to fulfill this contractual performance obligation. Additionally, SMS is required to pay Raytheon a liquidated damage charge for any delay caused by SMS as a result of equipment commissioning or performance.

  Acme Steel expects to enter into a separate incentive agreement with SMS providing SMS with a monetary incentive to assure that the facility can successfully produce on a commercial basis certain grades of steel which to date have only been produced by a continuous thin slab caster pilot plant. This agreement is expected to provide that in the event that the equipment fails to produce any of the required grades on a commercial basis, SMS would be liable to Acme Steel for specified monetary damages.

INDEPENDENT REVIEW OF THE MODERNIZATION PROJECT

  On April 20, 1994, Lehman Brothers Inc. retained Hatch Associates Ltd. and Steltech Ltd. ("Hatch/Steltech"), in their capacity as experts in engineering and technology, to provide an independent assessment of the Modernization Project. The scope of this assessment included a review of the Company's market analysis, the Company's assumptions in arriving at its cost savings estimates, the existing and proposed technology to be used in connection with the Modernization Project, the implementation of the project, its integration with the Company's existing facilities, expected future product quality, project and start-up costs, project management and environmental issues.

  Hatch/Steltech delivered its report (the "Report") in July 1994. The Report concludes that the Modernization Project is the correct course for the Company and that, although the time schedule is aggressive, a 27 month implementation schedule should be achievable. According to the Report, the Company should attain a shipment capability of 925,000 tons per year in the second full year after start-up which will probably increase to 969,000 tons by the fourth year after start-up. Hatch/Steltech calculated the savings per ton (excluding depreciation expense) from the Company's current cost of goods sold at approximately $71 per ton at 925,000 tons shipped, increasing to approximately $77 per ton at 969,000 tons shipped. In addition the Report indicates that there is some risk that the Company may have difficulty in producing certain of the higher grades of steel. However, for most of these grades, this risk would be manifested in slower rates of production and higher production costs, not an inability to produce these grades.

  The foregoing is a summary of certain portions of the Report, and does not purport to be complete. The Report includes various assumptions, estimates and assessments, including a review of the risks of the Modernization Project, the market for various types of steel, competitive factors, the regulatory environment, raw material availability, technological requirements, the Company's production plan and other factors in arriving at their conclusions regarding the Modernization Project in its entirety and particular aspects of it. The conclusions arrived at by Hatch/Steltech and summarized above reflect an overall assessment of the various factors considered in the Report.

                                 FINANCING PLAN

  The Company has adopted a plan of financing intended to provide the funds necessary to complete the Modernization Project, to repay certain indebtedness currently outstanding, and to provide additional liquidity. The Company's plan of financing includes the following: (i) the Note Offering, (ii) the Special Warrant Offering, (iii) the Term Loan Facility and (iv) the Working Capital Facility. The following table sets forth the Company's sources and immediate uses of funds as if the foregoing transactions were completed on June 26, 1994:

                                                                       (DOLLARS
                                                                          IN
                                                                      THOUSANDS)
                                                                      ----------
      Sources of Funds
        Senior Secured Notes.........................................  $125,000
        Senior Secured Discount Notes................................    80,000
        Term Loan Facility(1)........................................    50,000
        Special Warrant Offering(2)..................................   117,600
        Working Capital Facility(3)..................................         0
                                                                       --------
          Total......................................................  $372,600
                                                                       ========
      Uses of Funds
        Increase in cash and cash equivalents(4).....................  $300,600
        Repayment of 9.35% Senior Notes..............................    50,000
        Estimated fees and expenses(5)...............................    22,000
                                                                       --------
          Total......................................................  $372,600
                                                                       ========

- --------

(1) The Term Loans to be made under the Term Loan Facility will be funded concurrently with the closing of the Note Offering. The Term Loans will be guaranteed by each of the Company's subsidiaries on a senior basis and will be secured equally and ratably by the collateral securing the Senior Secured Notes and the Senior Secured Discount Notes. See "Description of Other Indebtedness--Term Loan Facility."

(2) The Special Warrant Offering occurred prior to the Note Offering, but the net proceeds of the Special Warrant Offering have been placed in escrow. The Note Offering is conditioned on and is a condition to the release from escrow of the proceeds of the Special Warrant Offering. On or before September 14, 1994, the Special Warrants are exercisable on a one-for-one basis for 5,600,000 shares of the Company's common stock, $1.00 par value ("Common Stock"). Conditions for the Company's receipt of the proceeds of the sale of the Special Warrants include among other matters confirmation of the availability of not less than 85% of the remaining financing needed for construction of the Modernization Project. Successful completion of the Note Offering will satisfy this condition.

(3) The Company has obtained commitments for an $80 million Working Capital Facility to provide for additional liquidity. The Working Capital Facility initially will be undrawn. See "Description of Other Indebtedness--Working Capital Facility."

(4) The increase in cash and cash equivalents, together with cash currently on hand and cash flow from operations will be used for the construction and integration of the Modernization Project. At June 26, 1994 the Company had cash and cash equivalents of $73.7 million. Sources and Uses of Funds above do not give effect to the proposed purchase by Raytheon of $9 million of newly issued shares of Common Stock. See "Modernization and Expansion Project--Engineering, Procurement and Construction Contract."

(5) Estimated fees and expenses includes financing fees for the Special Warrant Offering, the Note Offering, and the registration of 5,600,000 shares of Common Stock, related offering expenses and a prepayment penalty of $1.9 million, net of taxes, related to repayment of the 9.35% Senior Notes.

                                USE OF PROCEEDS

  The net proceeds of the Note Offering, estimated at $197.2 million, together with the net proceeds of the Special Warrant Offering, estimated at $112.3 million, and the net proceeds of the Term Loan Facility, estimated at $47.8 million, will be utilized for the construction of the Modernization Project, except for approximately $50 million (plus the amount of any prepayment penalties) which will be used to retire the Company's outstanding Senior Notes. For information with respect to interest rates and maturity dates of the Company's indebtedness being retired or refinanced in connection with the Modernization Project, and certain costs associated with such repayment or refinancing, see "Capitalization."

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of June 26, 1994 and as adjusted to give effect to the Note Offering, the incurrence of the Term Loans and the Special Warrant Offering. This presentation should be read in conjunction with the Consolidated Financial Statements of the Company and the notes thereto, and other information included elsewhere in this Prospectus.

                                                            JUNE 26, 1994
                                                          ------------------
                                                             (DOLLARS IN
                                                             THOUSANDS)
                                                                       AS
                                                           ACTUAL   ADJUSTED
                                                          --------  --------
      Cash and cash equivalents.......................... $ 73,651  $374,251(6)
                                                          ========  ========
      Long-term debt (including current maturities)
        9.35% Senior Notes, Series A due 1999............ $ 40,000  $      0
        9.35% Senior Notes, Series B due 1996............   10,000         0
        Notes payable, 6.5% to 6.75%, due 1998-2008(1)...    6,000     6,000
        12 1/2% Senior Secured Notes due 2002............        0   125,000
        13 1/2% Senior Secured Discount Notes due 2004
         (net of original issue discount of $37,958).....        0    80,000
        Term Loans.......................................        0    50,000
                                                          --------  --------
          Total long-term debt...........................   56,000   261,000
                                                          --------  --------
      Stockholders' equity
        Preferred stock, $1 par value, 2,000,000 shares
         authorized, no shares issued....................        0         0
        Common stock, $1 par value, 20,000,000 shares
         authorized, 5,559,161 issued and outstanding,
         actual; 11,159,161 issued and outstanding as
         adjusted(2)(5)(6)...............................    5,559    11,159
        Retained earnings(3).............................   61,202    53,602
        Additional paid-in capital(4)(6).................   50,743   157,443
        Minimum pension liability(7).....................  (21,295)  (21,295)
                                                          --------  --------
          Total stockholders' equity.....................   96,209   200,909
                                                          --------  --------
          Total capitalization........................... $152,209  $461,909
                                                          ========  ========

- --------
(1) Notes payable, 6.5% to 6.75%, due 1998-2008 reflects amounts due in connection with an industrial revenue bond financing completed prior to the 1986 Reorganization. The proceeds from the issuance of the notes payable were used to fund pollution control facilities at Acme Steel's Riverdale, Illinois plant.
(2) Reflects an additional $5.6 million from the assumed exercise of the Special Warrants for Common Stock.

(3) Reflects non-recurring charges, net of taxes, of $5.7 million in contractual severance and asset impairments from the decision to proceed with the Modernization Project and a $1.9 million extraordinary expense, net of taxes, associated with the prepayment of the 9.35% Senior Notes, Series A and B, and the write off of associated unamortized financing fees.

(4) Reflects an additional $106.7 million from the assumed exercise of the Special Warrants for Common Stock.
(5) As of June 26, 1994, the Company had 543,000 options outstanding, of which 417,000 were exercisable.
(6) Does not give effect to the proposed purchase of $9 million of Common Stock by Raytheon. See "The Modernization and Expansion Project--Engineering, Procurement and Construction Contract."
(7) See Retirement Benefit Plans in the notes to the consolidated financial statements.

              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following table sets forth selected historical consolidated financial data and operating data for the Company for the periods indicated. The Consolidated Statements of Operations Data and Consolidated Balance Sheet Data for, and as of the end of, each of the five years in the period ended December 26, 1993 were derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants. The selected historical consolidated financial data for, and as of the end of, the six months ended June 27, 1993 and June 26, 1994 were derived from unaudited financial statements for the Company which, in the opinion of management, reflect all adjustments which are of a normal recurring nature necessary for a fair presentation of the results of such periods. Results for interim periods are not necessarily indicative of the results to be expected for an entire fiscal year. The following table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto appearing elsewhere herein.

                                     (DOLLARS IN THOUSANDS, EXCEPT PER TON DATA)
                                            FISCAL YEAR                               FIRST HALF
                            ---------------------------------------------------    ------------------
                              1989      1990      1991      1992         1993        1993      1994
                            --------  --------  --------  --------     --------    --------  --------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Net sales.................  $439,412  $446,042  $376,951  $391,562     $457,406    $225,032  $256,423
Cost of products sold.....   375,902   396,790   335,503   347,624      397,526     198,327   215,691
Depreciation expense......    11,624    12,540    13,700    14,392       14,657       7,517     7,596
Selling and administrative
 expense..................    25,751    27,916    29,219    28,901       30,633      13,800    15,304
Restructuring/nonrecurring
 charge...................       --        --        --      2,700 (1)    1,925(2)      --        --
                            --------  --------  --------  --------     --------    --------  --------
Operating income (loss)...    26,135     8,796    (1,471)   (2,055)      12,665       5,388    17,832
Interest expense, net.....    (2,116)   (4,178)   (4,211)   (3,869)      (3,813)     (1,993)   (1,620)
Unusual income item.......       --      4,005     1,241     1,047        1,210         --        --
Other non-operating
 income...................     2,107       765     1,391       355          370         222     1,211
                            --------  --------  --------  --------     --------    --------  --------
Income (loss) before
 income taxes and
 cumulative effect of
 changes in accounting
 principles...............    26,126     9,388    (3,050)   (4,522)      10,432       3,617    17,423
Income tax provision
 (credit).................     9,926     3,755      (732)   (1,673)       4,173       1,447     6,969
                            --------  --------  --------  --------     --------    --------  --------
Income (loss) before
 cumulative effect of
 changes in accounting
 principles...............    16,200     5,633    (2,318)   (2,849)       6,259       2,170    10,454
Cumulative effect of
 changes in accounting
 principles, net of taxes.       --        --        --    (50,323)(3)      --          --        --
                            --------  --------  --------  --------     --------    --------  --------
Net income (loss).........  $ 16,200  $  5,633  $ (2,318) $(53,172)    $  6,259    $  2,170  $ 10,454
                            ========  ========  ========  ========     ========    ========  ========
OTHER DATA:
Consolidated:
EBITDA(4).................  $ 40,273  $ 22,592  $ 14,144  $ 15,705     $ 30,194    $ 13,441  $ 26,937
Capital expenditures......    14,960    28,604    10,611     7,557       11,749       4,305     5,071
Acme Steel Company:
Tons shipped-external
 customers................   506,475   436,123   286,385   320,192      413,645     205,419   238,067
Tons shipped-intersegment.   233,374   259,243   273,177   289,946      284,361     154,219   144,063
                            --------  --------  --------  --------     --------    --------  --------
Total tons shipped........   739,849   695,366   559,562   610,138      698,006     359,638   382,130
Average price per ton(5)..  $    417  $    422  $    423  $    413     $    426    $    411  $    444
Average production cost
 per ton(5)...............       339       355       354       338          349         338       338
Raw steel to finished
 product yield............      76.1%     77.2%     78.0%     78.7%        78.6%       78.5%     78.6%
CONSOLIDATED BALANCE SHEET
 DATA:
Total assets..............  $285,275  $286,603  $290,736  $300,702     $333,869    $310,059  $350,628
Long-term debt (including
 current portion).........    59,500    59,500    59,500    59,500       56,000      56,000    56,000
Stockholders' equity......   147,106   152,370   150,664    89,295       83,203      91,690    96,209

- -------
(1) See Restructuring Charge in the notes to the consolidated financial statements.
(2) See Nonrecurring Charge in the notes to the consolidated financial statements.
(3) Cumulative effect of changes in accounting principles, net of taxes, includes the effects of adopting FAS No. 106 "Accounting for Postretirement Benefits Other Than Pensions" and FAS No. 109 "Accounting for Income Taxes." See Postretirement Benefits Other Than Pensions and Income Taxes in the notes to the consolidated financial statements.

(4) EBITDA is defined as net income plus income taxes, net interest expense, depreciation and amortization, restructuring and nonrecurring items, cumulative effect of changes in accounting principles, and less unusual income. The Company believes EBITDA provides additional information for determining its ability to meet debt service requirements. EBITDA does not represent net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund cash requirements. EBITDA does not give effect to any investment of the approximately $374.3 million of cash remaining after application of the net proceeds of the Note Offering, the Term Loans and the Special Warrant Offering to repay indebtedness and pay related expenses.
(5) Average price and average production costs per ton, which can be significantly affected by Acme Steel's product mix in a given period, include shipments made to external customers and intersegment shipments.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated the items in the Consolidated Statement of Operations as a percentage of net sales.

                                                                        FOR THE SIX
                                    FOR THE FISCAL YEAR ENDED          MONTHS ENDED
                              -------------------------------------- -----------------
                              DECEMBER 29, DECEMBER 27, DECEMBER 26, JUNE 27, JUNE 26,
                                  1991         1992         1993       1993     1994
                              ------------ ------------ ------------ -------- --------
Net Sales...................     100.0%       100.0%       100.0%     100.0%   100.0%
                                 -----        -----        -----      -----    -----
Costs and Expenses:
  Cost of products sold.....      89.0         88.8         86.9       88.1     84.1
  Depreciation expense......       3.6          3.7          3.2        3.4      2.9
                                 -----        -----        -----      -----    -----
Gross profit................       7.4          7.5          9.9        8.5     13.0
  Selling and administrative
   expense..................       7.8          7.4          6.7        6.1      6.0
  Restructuring/nonrecurring
   charge...................       0.0          0.6          0.4        0.0      0.0
                                 -----        -----        -----      -----    -----
Operating income (loss).....      (0.4)        (0.5)         2.8        2.4      7.0
  Interest expense net......      (1.1)        (1.0)        (0.9)      (0.9)    (0.6)
  Other non-operating income
   net......................       0.4          0.1          0.1        0.1      0.4
  Unusual income item.......       0.3          0.3          0.3        0.0      0.0
Income tax provision
 (credit)...................      (0.2)        (0.4)         0.9        0.6      2.7
                                 -----        -----        -----      -----    -----
Net income (loss) before
 cumulative effect of
 changes in accounting
 principles.................      (0.6)        (0.7)         1.4        1.0      4.1
Cumulative effect of changes
 in accounting principles
 net of taxes...............       0.0        (12.9)         0.0        0.0      0.0
                                 -----        -----        -----      -----    -----
Net income (loss)...........      (0.6)%      (13.6)%        1.4%       1.0%     4.1%
                                 =====        =====        =====      =====    =====


Six Months Ended June 26, 1994 as compared to Six Months Ended June 27, 1993

  NET SALES. Consolidated net sales of $256.4 million for the six months ended June 26, 1994 were $31.4 million, or 14 percent higher than net sales in the first six months of 1993. Higher shipment volume represented a $16.0 million increase in sales supplemented by a 7 percent increase in average selling prices over last year's comparable period. The increased selling prices had a $15.4 million favorable impact on sales in comparison to the first six months of 1993.

  Steel Making Segment. Net sales for the Steel Making Segment advanced to $173.5 million in the first six months of 1994, a $22.4 million, or 15 percent, improvement over last year's comparable period. Sales to unaffiliated customers increased 24 percent to $111.5 million while intersegment sales of $62.0 million were 2 percent higher than in the first six months of 1993. The increase in the Steel Making Segment's net sales was the result of a 7 percent increase in average selling prices and a 22,000 ton increase in shipments.

  Steel Fabricating Segment. Steel Fabricating Segment net sales of $144.9 million in the first six months of 1994 were $10.0 million, or 7 percent higher than the comparable period in the prior year. A 7 percent increase in average selling prices accounted for substantially all of the sales improvement while increased shipments generated the remainder of the increase over last year's first six months.

  GROSS PROFIT. The gross profit for the first six months of 1994 of $33.1 million was $13.9 million higher than the gross profit recorded during last year's comparable period. The increase in gross profit was due to higher average selling prices for the Company's products and increased shipment volume. Operating costs, however, were higher in the first six months of 1994. Higher material costs, increased expenditures and higher insurance and pension costs ($1.3 million higher than last year's comparable period) were the primary reasons for the increased operating costs. The gross profit, as a percentage of net sales, was 13.0 percent in the first six months of 1994 versus 8.5 percent in last year's comparable period.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling and administrative expense totaled $15.3 million (6.0 percent of net sales) and $13.8 million (6.1 percent of net sales) for the first six months of 1994 and 1993, respectively.

  OPERATING INCOME. Operating income for the company for the six months ended June 26, 1994 was $17.8 million as compared to operating income of $5.4 million in the first six months of 1993.

  Steel Making Segment. Operating income for the Steel Making Segment totaled $9.2 million as compared to the $0.8 million loss recorded in the first six months of 1993. The earnings improvement was driven by a 7 percent increase in average selling prices and increased shipments. Shipments to external customers were 16 percent higher than last year's comparable period while shipments to the Steel Fabricating Segment were 10,000 tons, or 7 percent, lower than in the first six months of 1993. Approximately 62 percent of shipments and 64 percent of gross profit in 1994 was attributable to external customers while the remainder was generated by sales to the Steel Fabricating Segment. In 1993's first six months the Steel Making Segment shipped 57 percent and derived 60 percent of its gross profit from external customers. In total, the increased selling prices generated $10.5 million in increased revenue while the increased shipments contributed $4.1 million over last year's results. Partially offsetting the Steel Making Segment's sales-related gains were increased material costs and higher insurance and pension costs ($1.0 million higher than last year's comparable period) for the Steel Making Segment's active and retired employees.

  Steel Fabricating Segment. The Steel Fabricating Segment's operating income of $9.2 million for the first six months of 1994 was $2.7 million higher than in last year's comparable period with virtually all of the increase derived from a 7 percent increase in average selling prices. Acme Packaging's operating income for the first six months of 1994 was 34 percent higher than last year's comparable period due primarily to a 4 percent increase in average selling prices for steel strapping. Alpha Tube's results in 1994 more than doubled as a result of a 14 percent increase in average selling prices for welded tubing, and Universal's operating income was slightly higher in connection with a 3 percent increase in average selling prices for auto and light truck jacks. The majority of the price increases for the Steel Fabricating Segment in the first six months of 1994 was the result of price increases initiated in 1993. Partially offsetting the Steel Fabricating Segment's sales related gains were increased raw material costs in the form of higher flat-rolled prices from the Steel Making Segment and external suppliers.

  NON-OPERATING INCOME. Non-operating income in the first six months of 1994 was $1.0 million higher than last year's comparable period due primarily to a refund of prior years' utility costs recorded in the current period.

  INCOME TAX EXPENSE. The income tax expense for the first six months of 1994 totaled $7.0 million based on a 40 percent effective tax rate as compared to the $1.4 million expense in the first six months of 1993, also based on a 40 percent effective rate.

  NET INCOME. The Company recorded earnings of $10.5 million, or $1.84 per share in the first six months of 1994 versus the $2.2 million, or 40 cents per share, recorded in the first six months of 1993.

Fiscal 1993 As Compared To Fiscal 1992

  NET SALES. In 1993, the Company benefited from the strengthening economy in terms of increased shipments and higher average selling prices. As a result of an improving economy and price increases, the Company experienced the highest quarterly net sales in its history in 1993's fourth quarter, achieving sales of $120.5 million. For the year, consolidated net sales totaled $457.4 million, up $65.8 million, or 17 percent, over 1992 sales. Shipments of products were strong, representing a $57.5 million increase from last year's shipment volume levels. Average selling prices were 2 percent higher than in 1992 with all of the increase coming in the second half of the year. The improvement in selling prices added $8.3 million to 1993 net sales.

  Steel Making Segment. Total net sales for the Steel Making Segment advanced to $303.8 million in 1993, a $43.7 million, or 17 percent, improvement over the prior year. Sales to unaffiliated customers increased 29 percent to $187.8 million while intersegment sales of $116.1 million were 1 percent higher than in 1992. The increase in total net sales was principally the result of a 13 percent jump in shipments. Steel selling prices, on average, were 3 percent higher than the prior year. Nearly all of the price increases materialized in the second half of the year as the Steel Making Segment began to benefit from two $20 per ton (5 percent) increases initiated in the second and third quarters of 1993.

  Sales of sheet and strip steel, which accounted for 94 percent of the Steel Making Segment's sales in 1993, advanced $41.8 million, or 17 percent over the prior year. Semi-finished steel sales increased $3.3 million, or 45 percent over the prior year, while sales of iron products fell $1.5 million, or 18 percent, as compared to a year earlier.

  Steel Fabricating Segment. Steel Fabricating Segment net sales of $271.5 million were $24.6 million, or 10 percent, higher than the prior year. Higher shipments accounted for $20 million of the improvement while a 2 percent increase in average selling prices generated the remainder of the increase over a year earlier.

  Sales of steel strapping and strapping tools totaled $154.1 million in 1993, an $11.7 million, or 8 percent, increase over a year earlier. Increased shipping volume accounted for $9.4 million, or 80 percent, of the improvement over the prior year's results. Average selling prices were 2 percent higher than the prior year's levels with all of the increase coming in the latter part of the year.

  Steel tube sales for 1993 reached $74.3 million, up 17 percent from the prior year. The $10.8 million improvement in sales was due mainly to increased shipping volume. Selling prices rose 4 percent during the year with most of the increase in the last half of 1993.

  Sales of jacks and lifting tools for cars and light trucks totaled $43.1 million, 5 percent higher than the prior year. The improvement in sales was due entirely to increased shipping volume as selling prices, on average, were slightly below the prior year's levels.

  GROSS PROFIT. Gross profit as a percent of consolidated net sales in 1993 was
9.9 percent, the highest percentage since 1989. The gross profit percentage in 1992 was 7.5 percent. Increased sales volume and higher average selling prices were the primary determinants for the significant increase in gross profit over last year. Operating costs, however, were higher in 1993. Labor costs increased due to a combination of higher overtime premiums and incentive bonuses, a negotiated bonus payment to Acme Steel's and Acme Packaging's union workers at the Riverdale facilities for ratifying the one year labor contract that ended August, 1993 of $0.8 million and a union signing bonus and lump sum payments negotiated as part of the current labor contract resulting in charges of $0.3 million during the year. Unplanned expenditures to repair Acme Steel's basic oxygen furnace and primary rolling mill also reduced gross profit in 1993. Pension expense was $1.5 million higher than in 1992 as the Company recorded a $0.3 million expense in 1993 versus a $1.2 million pension benefit in the prior year. Depreciation increased $0.5 million over the last year due partially to a major relining of Acme Steel's blast furnace in 1990.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling and administrative expenses in 1993 were $1.7 million higher than the prior year. However, on a percentage of sales basis, selling and administrative expenses improved over the prior year as expenses totaled 6.7 percent of sales in 1993 versus 7.4 percent in 1992. The Company began to benefit from lower labor costs resulting from a program, initiated in the 1992 third quarter and substantially completed by year end, to reduce the Company's salaried employee work-force by 10 percent. The 1993 savings from this program were sufficient to offset higher medical costs for selling and administrative employees.

  RESTRUCTURING CHARGE. During 1992, the Company recorded a $2.7 million restructuring charge in connection with its 10 percent salaried work force reduction which was completed during 1993. This charge covered additional pension liability and extra vacation pay as part of an early retirement offer and severance payments for involuntary separations. See the note to the financial statements titled Restructuring Charge for further specific components of the charge.

  NON-RECURRING CHARGE. The Company recorded a $1.9 million non-recurring charge in 1993 in connection with the $1.3 million write-off of Acme Steel's No. 3 Hot Strip Mill and Billet Mill and a $0.6 million expense to close Acme Packaging's Pittsburg-East facility in California and write off a strapping line at its New Britain, Connecticut, facility.

  OPERATING INCOME. Operating income for the Company was $12.7 million in 1993 as compared to an operating loss of $2.1 million in 1992.

  Steel Making Segment. Operating income for the Steel Making Segment totaled $0.7 million, a significant improvement over the $9.3 million loss from operations recorded in 1992. The earnings improvement was driven by increased shipments and higher average selling prices. Shipments to external customers in 1993 increased 87,000 tons over the prior year while shipments to the Steel Fabricating Segment were 5,600 tons lower than in 1992. Approximately 60 percent of 1993's shipments and gross profit was attributable to external customers while the remaining 40 percent of gross profit was generated by shipments to the Steel Fabricating Segment. In 1992, the Steel Making Segment shipped 55 percent of its products to external customers which generated 52 percent of its gross profit while shipments to the Steel Fabricating Segment produced the remaining 48 percent of gross profit. The increased percentage of shipments to external customers in 1993 is consistent with the Company's two-pronged strategy to obtain the highest possible margin on flat-rolled steel and obtain the highest earnings for the Company as a whole. In total, the increased shipments generated $8.6 million in increased revenue while a 3 percent increase in average selling prices contributed $5.9 million to the improvement over the prior year's results. Partially offsetting the Steel Making Segment's sales related gains were increased labor costs in connection with overtime and union negotiated payments, unexpected repairs to its basic oxygen furnace and primary rolling mill and a $1.3 million write-off of the No. 3 Hot Strip Mill recorded in the fourth quarter.

  Steel Fabricating Segment. Operating income for the Steel Fabricating Segment of $11.9 million in 1993 was $4.6 million higher than the results recorded in 1992. The Steel Fabricating Segment benefited from the improving economy and increased average selling prices in 1993.

  Partially offsetting the Steel Fabricating Segment's sales and productivity related gains were increased raw material costs in the form of higher flat-rolled steel prices and a $0.6 million expense to close Acme Packaging's Pittsburg-East facility in California and the write-off of a strapping line at its New Britain, Connecticut facility. Acme Packaging, which sells steel strapping used to secure various finished products to pallets or within shipping containers during transportation, was helped by higher demand for its products in connection with increased U.S. industrial output.

  Alpha Tube's results advanced due to the improvement in the housing and recreational product markets. Alpha Tube's business also benefited from higher margins due to increased demand for its more technologically advanced products and gains in product quality and manufacturing productivity.

  Despite downward pressure on its selling prices in 1993, Universal's business achieved record results due to improved manufacturing productivity.

  INTEREST EXPENSE AND INCOME. Interest expense was slightly lower than the prior year. The decrease resulted from a reduced balance on the Companys long-term debt as the result of a $3.5 million principal payment in May 1993. Interest income was $0.1 million lower than in 1992 due mainly to reduced returns on cash balances.

  NON-OPERATING INCOME. In 1993, the Company recorded a $1.2 million pre-tax gain as the result of a settlement of prior claims against LTV Steel Company
(LTV) by Wabush Iron, in an iron ore mine equity interest held by Acme Steel, pursuant to the finalization of LTV's plan of reorganization. The sale of all of the Company's interests in a coal producing property located in West Virginia added approximately $1 million to pre-tax income in 1992.

  INCOME TAX EXPENSE. The income tax expense for 1993 equaled $4.2 million based on a 40 percent effective tax rate. Because of a loss in 1992, the Company recognized income tax benefits of $1.7 million in 1992, based on a 37 percent effective tax rate.

  NET INCOME. For 1993, the Company registered net income of $6.3 million, or $1.15 per share. In 1992, the Company incurred a net loss of $2.8 million, or 53 cents per share, before the cumulative effect of changes in accounting principles. The improvement in net income was due primarily to increased shipments, and to a lesser extent, higher average selling prices for steel, steel strapping and welded steel tube.

  In 1992, the Company adopted both FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and FAS No. 109, "Accounting for Income Taxes." The cumulative effect of adopting FAS No. 106 resulted in a $42.2 million after tax charge to 1992 earnings. The cumulative effect of the adoption of FAS No. 109 increased the 1992 net loss by $8.1 million.

Fiscal 1992 As Compared To Fiscal 1991

  NET SALES. As a result of the modest economic recovery that began in 1992, consolidated net sales of $391.6 million were $14.6 million, or 4 percent, higher than prior year consolidated net sales. Shipments of products rebounded, representing a $22 million increase from 1991 levels. However, selling prices on average declined 2 percent from the prior year's prices. The weakness in selling prices, particularly for steel and steel strapping products, had a $7.4 million negative effect on 1992 sales.

  Steel Making Segment. Sales for the Steel Making Segment of $260.1 million in 1992 were up modestly (4 percent) over the year earlier due entirely to increased shipments as average selling prices were 2 percent lower than 1991 price levels. Sales to unaffiliated customers increased 3 percent to $145.6 million while intersegment sales of $114.5 million were 4 percent higher than in 1991.

  Steel Fabricating Segment. Steel Fabricating Segment sales of $247.0 million in 1992 were $10.9 million, or 5 percent, higher than the prior year. Steel strapping sales of $142.3 million in 1992 were unchanged. Sales of steel tubing amounted to $63.5 million in 1992, up 4 percent from a year earlier while auto and truck jack sales of $41.2 million increased 20 percent over the 1991 levels.

  GROSS PROFIT. Gross profit as a percent of consolidated net sales equaled 7.5 percent in 1992, an improvement over the 7.4 percent registered in 1991. The improvement in the 1992 gross profit over the prior year was the result of reduced material costs and lower expenditures in connection with the Company's aggressive cost control efforts. These cost reduction measures were more than enough to overcome a combination of unfavorable margin impacts resulting from lower average selling prices for most of the Company's products, a 12 percent jump in costs associated with medical and life insurance coverage for the Company's active and retired employees, increased property and franchise taxes and expenses for a feasibility study of options for building a new continuous thin slab caster/hot strip mill complex at Acme Steel's Riverdale facility. The Company's gross profit margin benefited from a $1 million pension benefit in 1992, compared to no benefit in l991. Depreciation expense increased $0.5 million in 1992 over the prior years' expense partially due to the major relining of the Company's blast furnace in 1990.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling and administrative expenses in 1992 were approximately the same as in l991. As a percent of sales, selling and administrative expenses were 7.4 and 7.8 percent in 1992 and l991, respectively. The Company began to benefit from lower labor costs resulting from a program, initiated in the 1992 third quarter and substantially completed by year end, to reduce its salaried employee work-force by 10 percent. The 1992 savings from this program were sufficient to offset higher medical costs for selling and administrative employees. Expenses associated with the reorganization of the Company, completed in June 1992, added about $0.4 million to selling and administrative costs in 1991.

  RESTRUCTURING CHARGE. During 1992, the Company recorded a $2.7 million restructuring charge in connection with its 10 percent salaried work force reduction. This charge covered additional pension liability and extra vacation pay as part of an early retirement offer as well as severance payments in conjunction with involuntary separations.

  OPERATING INCOME (LOSS). The operating loss for the Company was ($2.1) million in 1992 as compared to a ($1.5) million loss recorded in 1991.

  Steel Making Segment. The Steel Making Segment incurred a $9.4 million operating loss in 1992 as compared to a $4.4 million loss in 1991. The $5.0 million decline in the Steel Making Segment's results was primarily due to a combination of a two percent decline in average selling prices for sheet, strip and semifinished steel which decreased sales by $4.8 million partially offset ($2.9 million) by a 9 percent increase in steel shipments, a $2.2 million reduction in operating income due to a $6 million decline in iron sales as the result of a one-time spot sale of molten iron to LTV Steel Company, Inc. in 1991 and a $2.7 million restructuring charge in connection with a 10 percent salaried work force reduction plan. Operating costs, however, were lower than in 1992 due to reduced material costs and lower expenditures.

  Steel Fabricating Segment. Operating income for the Steel Fabricating Segment of $7.1 million in 1992 was $4.6 million higher than the results recorded in l991. Acme Packaging's 1992 results were $0.1 million, or 3 percent, lower than the prior year due almost entirely to a 3 percent drop in average selling prices. Alpha Tube's results in 1992 were $2.8 million higher than in 1991 as the result of lower raw material costs and more efficient operations. Universal's operating income jumped $1.9 million due to a 19 percent increase in shipments.

  INTEREST EXPENSE AND INCOME. Interest expense remained constant from 1991 to 1992. Interest income grew $0.4 million primarily because of higher cash balances during the year.

  NON-OPERATING INCOME. The sale of all of the Company's interests in a coal producing property located in West Virginia added approximately $1 million to pre-tax income in 1992. In 1991, pre-tax income benefited from a one-time gain of $1.2 million in connection with the assignment to a third party of the Company's rights in claims allowed in the LTV Steel Company, Inc. Bankruptcy. Other non-operating income dropped by $1 million from a year earlier stemming principally from lower royalty income from coal properties and a $0.4 million loss on disposal of fixed assets recorded in 1992.

  INCOME TAX EXPENSE. Because of the Company's losses in 1992 and 1991, the Company recognized income tax benefits of $1.7 million in 1992, based on a 37 percent effective tax rate, and $0.7 million in 1991, based on a 24 percent effective tax rate. The Company adopted FAS No. 109, "Accounting for Income Taxes" in 1992. The impact of the adoption of this pronouncement on 1992's results was to increase the credit for taxes by $0.9 million.

  NET (LOSS). For 1992, the Company suffered a net loss of $2.8 million, or 53 cents per share, before the cumulative effect of changes in accounting principles. In 1991, the Company incurred a net loss of $2.3 million, equal to 43 cents per share. The decline in operating earnings was due primarily to weaker selling prices for steel and steel strapping.

  Like other public companies, the Company was required to change its accounting for retiree health care and life insurance to conform with FAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions." The Company chose to adopt this accounting standard effective December 30, 1991, the first day of the Company's 1992 fiscal year. The transition effect of adopting FAS No. 106 resulted in a $67.6 million charge to 1992 earnings, partially offset by $25.4 million in income tax effects.

  The Company also elected to adopt FAS No. 109, "Accounting for Income Taxes" in 1992. This accounting standard prescribes a new method of accounting for deferred income taxes and requires the restatement of prior year deferred income taxes. The cumulative effect of the adoption of this pronouncement increased the 1992 net loss by $8.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  As of June 26, 1994, the Company's long-term indebtedness (including the current portion) was $56 million. Following the Note Offering and the incurrence of the Term Loans, the Company's total indebtedness will be $261 million, which equates to a $205 million increase consisting of $205 million from the Note Offering and $50 million from the Term Loans less $50 million to repay currently outstanding Senior Notes. The Company currently has an unused $60 million revolving credit agreement, which is expected to be terminated concurrently with consummation of the Note Offering and replaced with a new Working Capital Facility. The Company has obtained commitments for an $80 million Working Capital Facility with an initial term of three years from the date of consummation of the Note Offering. See "Description of Working Capital Facility" At June 26, 1994, the Company's ratio of debt to total capitalization was .37 to 1. After giving effect to the Note Offering, the incurrence of the Term Loans and the Special Warrant Offering, the Company's ratio of debt to total capitalization at that date would have been .57 to 1.

  On March 28, 1994, the Company sold the Special Warrants on a private placement basis exclusively in Canada and Europe. On or before September 14, 1994, the Special Warrants are exercisable on a one-for-one basis for 5,600,000 shares of the Company's Common Stock (the "Common Stock"). Conditions for the Company's receipt of the proceeds of the sale of the Special Warrants include among other matters confirmation of the availability of not less than 85% of the remaining financing needed for construction of the Modernization Project. Successful completion of the Note Offering and the incurrence of the Term Loans will satisfy this condition.

  The Company's shareholders' equity totaled $96.2 million at June 26, 1994. On a pro forma basis, following the Special Warrant Offering, the Note Offering and the incurrence of the Term Loans, the Company's total shareholders' equity would have been $200.9 million on June 26, 1994, which equates to a $104.7 million increase consisting of $112.3 million from the Special Warrant Offering less restructuring costs of $5.7 million net of taxes and a penalty in connection with prepaying currently outstanding Senior Notes of $1.9 million net of taxes.

  The Company's cash balance at June 26, 1994 was $73.7 million. The Company historically has financed its operating and investing activities principally with cash from operations. Net cash provided by operations was $26.1 million in the first half of 1994 and $16.0 million, $24.0 million and $21.7 million for 1993, 1992, and 1991, respectively.

  Capital expenditures totalled $5.1 million in the first half of 1994 and $11.7, $7.6 and $10.6 million in 1993, 1992 and 1991, respectively. Of the $35.0 million spent on capital expenditures from 1991 through June 26, 1994, approximately $12.0 million, or 34 percent, was attributable to compliance with environmental regulations. The majority of the remainder of the capital project expenditures was for replacement and rehabilitation of production facilities throughout the Company. Based on the turnkey contract price of $364.2 million, without taking into account financing costs or changes that may be requested by Acme Steel during construction, management estimates that the cost of the Modernization Project, including equipment, ancillary facilities, construction, general contractor fees, and certain other project costs which will be paid by the Company, will not exceed $372 million. The Company expects these expenditures will be financed exclusively from proceeds from the Note and Special Warrant Offerings, together with cash on hand and operating cash flow. The Company also plans to spend approximately $23.5 million in 1998 related to the relining and upgrading of Acme Steel's A blast furnace at its Chicago facilities, and the Company is continually evaluating opportunities for incremental capital expenditures which meet certain financial return criteria.

                                    BUSINESS

GENERAL

  The Company, based in Riverdale, Illinois, is a fully integrated manufacturer and marketer of steel, steel strapping and strapping tools, steel tubing and automotive and light truck jacks. The Company's operations are divided into two primary segments, the Steel Making Segment and the Steel Fabricating Segment. The Steel Making Segment's sole operating subsidiary is Acme Steel, and the Steel Fabricating Segment consists of Acme Packaging, Alpha Tube and Universal. The table below presents the percentage make-up of the Company's net sales by the products comprising the Company's business segments, for the past five years.

                                                     FISCAL                    SIX
                                                      YEAR                   MONTHS
                                                    ----------              ----------
                                              1989  1990  1991  1992  1993  1993  1994
                                              ----  ----  ----  ----  ----  ----  ----
Sheet and strip steel........................  44%   37%   32%   33%   37%   36%   38%
Semi-finished steel..........................   5     4     1     2     2     2     4
Iron products and other......................   1     1     4     2     2     2     2
                                              ---   ---   ---   ---   ---   ---   ---
    Total Steel Making Segment...............  50    42    37    37    41    40    44
Steel strapping and strapping tools..........  34    34    38    36    33    34    30
Welded steel tube............................   8    16    16    16    16    16    17
Auto and light truck jacks...................   8     8     9    11    10    10     9
                                              ---   ---   ---   ---   ---   ---   ---
    Total Steel Fabricating Segment..........  50    58    63    63    59    60    56

  Over the past eight years, the Company has pursued a downstream integration strategy, intended to enhance both the value and margins of its steel products. This strategy, which included the acquisition of Universal and Alpha Tube and of additional strapping facilities, has helped to moderate the impact of fluctuating steel demand on Acme Steel's operations by creating captive businesses that consume approximately 40 to 45% of Acme Steel's steel production. These businesses also allow the Company to sell fabricated steel products that have a higher value added component.

  As the smallest integrated steel producer in the United States, with an annual shipping capability of approximately 720,000 tons of finished steel, Acme Steel manufactures and markets primarily flat-rolled sheet and strip steel. Acme Steel attempts to utilize the flexibility of its small production quantities by focusing on niche markets and targeting customers with small order sizes and special metallurgical requirements such as high carbon, special alloy and high-strength steels. The principal markets served by Acme Steel include the agricultural equipment, automotive component, industrial equipment, industrial fastener, pipe and tube, processor and tool manufacturing industries.

BUSINESS STRATEGY

  Having implemented its downstream integration strategy, the Company is now pursuing a business strategy consisting of the following key elements: reducing production costs, expanding shipping capability and product range, increasing sales of specialty products and improving product quality and customer service.

  Reducing Production Costs. The Company believes that Acme Steel currently enjoys a position as a low cost producer of liquid steel. Its finished production costs, however, are significantly above those of certain of its competitors. The Company believes that the Modernization Project, which will enable Acme Steel to eliminate many of the production steps utilized in its current ingot pouring and rolling process will significantly reduce Acme Steel's finished steel production costs and improve operating efficiency. When the Modernization Project is completed, the Company estimates that it will provide savings in operating costs, based on full utilization of its expanded shipping capability of approximately 970,000 tons per year and certain other material assumptions, of approximately $77 per ton. The Company's Steel Fabricating Segment subsidiaries will also be able to reduce their production costs because the wider, larger coils supplied by Acme

Steel will reduce scrap and changeover costs and improve yields. See "Modernization and Expansion Project--Estimated Costs and Savings."

  Expanding Shipping Capability and Product Range. The new continuous casting process is expected to increase Acme Steel's yield from raw liquid steel to finished coils from approximately 78% to over 90%. In addition, the new Rolling Mill is expected to eliminate the current capacity restraint imposed by Acme Steel's existing hot strip mill, which has a rolling capability of only approximately 720,000 tons per year. As a result, management expects the shipping capability of Acme Steel to increase to approximately 925,000 tons per year within two years of start-up and to approximately 970,000 tons per year within four years of start-up. The completion of the Modernization Project will also allow Acme Steel to produce wider sheets and thinner gauges than it is now able to produce, thus expanding Acme Steel's product range and allowing the Company to sell products in many markets which it currently cannot penetrate as well as to increase sales to its existing customer base. See "Modernization and Expansion Project--Expanded Capability."

  Increasing Sales of Specialty Products. Acme Steel produces only 100 tons of liquid steel per heat, among the smallest volumes of any integrated steel producer. Unlike larger integrated steel producers, which generally produce large quantities of a specific size and grade, Acme Steel, because of its small heat size, has substantial flexibility in responding to customer orders for specific metallurgical requirements in smaller product quantities. As a result of this flexibility, Acme Steel currently produces over 400 grades of steel for approximately 600 customers, with particular emphasis on specialty grades including high carbon, alloy and high strength steels. Acme Steel also offers narrow width strips and slitting and cut-to-length services. Acme Steel continually seeks to expand its sales of its specialty products, and the proportion of specialty steel sold by Acme Steel to external customers has increased from 22.8% of total shipments in 1991 to 27.5% in 1993.

  Certain of the Company's Steel Fabricating Segment subsidiaries also focus on the sale of specialty products in niche markets. Alpha Tube, which has developed production expertise in thin-walled tubing applications, targets customers that are well suited to its production expertise and has developed new products to further expand its sales in value-added segments. Universal competes in the OEM automotive market primarily through the development of proprietary new products, especially lighter weight automotive jacks. Both Alpha Tube and Universal should benefit from the implementation of the Modernization Project, as access to Acme Steel's more consistent gauge steel will allow the development of new products that require such precise gauges.

  Improving Product Quality and Customer Service. The Company continuously strives, through application of its Total Quality Improvement Process and Labor Management Participation Teams (see "Business--Employee Relations"), to offer high quality products to its customers. However, Acme Steel is currently constrained by its ingot pouring and rolling process from achieving the consistent quality offered by continuous casting. Through the implementation of the Modernization Project, the Company expects to improve Acme Steel's product quality and eliminate its competitive disadvantage with respect to customers that demand continuously cast steel products. The proposed seven stand rolling mill will also improve the finish quality and gauge control of Acme Steel's products, which in turn will improve the products offered by the Company's Steel Fabricating Segment subsidiaries. In addition, based on the Company's internal engineering studies, the implementation of the Modernization Project is expected to reduce the production time for transforming raw steel into steel coils from ten days to 1 1/2 hours, thereby improving Acme Steel's ability to fill customer orders promptly.

ACME STEEL

  Product Overview. Acme Steel is a fully integrated producer of steel. The following table sets forth the tonnage of steel shipped by Acme Steel during the past three years in various product categories:

                                     NET TONS SHIPPED                   PERCENT OF TOTAL
                          --------------------------------------- -----------------------------
                                FISCAL YEAR         SIX MONTHS       FISCAL YEAR    SIX MONTHS
                          ----------------------- --------------- ----------------- -----------
                           1991    1992    1993    1993    1994   1991  1992  1993  1993  1994
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
Specialty Products:
 High Carbon............   36,315  41,042  53,021  27,748  28,317   6.5   6.7   7.6   7.7   7.4
 Mid Carbon.............   51,707  55,772  84,539  42,083  50,798   9.2   9.1  12.1  11.7  13.3
 Alloy..................   14,280  16,000  21,462  10,312  10,597   2.6   2.6   3.1   2.9   2.8
 HSLA...................   25,815  29,007  34,924  16,358  21,011   4.6   4.8   5.0   4.5   5.5
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
                          128,117 141,821 193,946  96,501 110,723  22.9  23.2  27.8  26.8  29.0
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
Non-Specialty Products:
 Low Carbon.............  132,017 139,447 166,400  80,291  86,685  23.6  22.9  23.9  22.3  22.7
 Non Prime..............    9,690  14,327  15,029   7,764   5,992   1.7   2.3   2.2   2.2   1.6
 Semi-Finished..........   16,285  24,597  33,554  16,147  34,667   2.9   4.0   4.8   4.5   9.1
 Other..................      276      --   4,716   4,716      --    --    --   0.6   1.3    --
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
                          158,268 178,371 219,699 108,918 127,344  28.2  29.2  31.5  30.3  33.4
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
Intersegment Sales......  273,177 289,946 284,361 154,219 144,063  48.9  47.6  40.7  42.9  37.6
                          ------- ------- ------- ------- ------- ----- ----- ----- ----- -----
                          559,562 610,138 698,006 359,638 382,130 100.0 100.0 100.0 100.0 100.0
                          ======= ======= ======= ======= ======= ===== ===== ===== ===== =====

  Specialty Products. Acme Steel specializes in manufacturing high carbon, alloy and high strength steels and marketing these products directly to end users. Specific metallurgical requirements are met by introducing particular metals such as molybdenum, manganese, chrome and vanadium into the basic oxygen furnace during the steelmaking process or additionally through other steelmaking processes such as annealing and controlled rolling.

  Non-Specialty Products. Non-specialty products include hot rolled, low carbon steel sheet and strip products, as well as semi-finished steel, sold to external customers. Low-carbon steel sheet and strip is a price-sensitive product used in a broad array of industrial goods. Semi-finished steel comprises slabs and billets which are sold to steel converters who further process steel for resale.

  Intersegment Sales. Intersegment sales to the subsidiaries comprising the Company's Steel Fabricating Segment consist primarily of low and mid carbon products. Approximately 80% of the intersegment sales are to Acme Packaging, and consist of cold rolled low and mid carbon steel (which has been further processed to enhance surface characteristics). The remainder of intersegment sales are made to Alpha Tube and Universal.

  Customers. The Company's Steel Fabricating Segment consumes approximately 40% to 45% of Acme Steel's steel production. The balance of Acme Steel's production is sold to external customers, principally in the agricultural equipment, construction, automotive components, industrial equipment, industrial fastener, conversion, tube and tool manufacturing industries. The majority of these customers are located within an approximately 500 mile radius of Acme Steel's steelmaking facilities. In 1993, finished steel products sold to external customers accounted for approximately 37% of the Company's consolidated net sales. Acme also supplies semi-finished steel to converters for further processing. Semi-finished steel accounted for about 2% of the Company's consolidated net sales in 1993.


  Acme Steel's customers generally are serviced by Acme Steel's own internal sales staff. Acme's top ten external customers accounted for a combined total of approximately 19% of Acme Steel's net sales in 1993, and no individual customer accounted for more than 4% of such sales.

  Acme Steel focuses on external customers whose demand levels and metallurgical requirements, as well as requirements for value-added services such as slitting, pickling, annealing and cutting-to-length, are a good match for the small production quantities and high service levels available from Acme Steel's facilities. Given the nature and quality of the products and services it provides in the niche markets it serves, Acme Steel has developed strong, long-standing relationships with its customer base.

ACME PACKAGING

  Products and Markets. Acme Packaging, which was incorporated as a separate entity in December 1991, began manufacturing steel strapping in 1905. Acme Packaging is one of the two leading U.S. producers of steel strapping and strapping tools. Sales by Acme Packaging constituted 33% of the Company's 1993 consolidated net sales.

  Acme Packaging manufacturers three types of steel strapping: regular duty, high tensile, and SupraMet(R). High tensile strapping is strapping that has been heat treated to provide greater strength and elasticity for shock absorption. SupraMet(R) is a high-strength steel strapping that is used to unitize heavy materials such as concrete blocks, bricks, fabricated metal products, aluminum or lead ingot, paper, glass, plastic pipe, lumber, hardboard and particle board.

  Customers. Principal markets served by Acme Packaging include the agricultural, automotive, brick, construction, fabricated and primary metals, forest products, paper and wholesale industries. Acme Packaging's sales are primarily in the U.S. Its export sales have recently declined as a result of the current weakness of many foreign economies and currently account for less than 5% of Acme Packaging's net sales.

  Acme Packaging sells steel strapping through private label distributors, independent distributors and its own in-house sales force. No one customer accounted for more than 10% of Acme Packaging's 1993 net sales.

ALPHA TUBE

  Products and Markets. Alpha Tube, which was acquired in May 1989, is a leading producer of high quality welded carbon steel tubing. Sales by Alpha Tube constituted 16% of the Company's 1993 consolidated net sales.

  Customers. Alpha Tube's products are used in the appliance, automotive, truck exhaust, construction, heating and cooling equipment, household and leisure furniture, material handling, recreational products and warehouse industries. Alpha Tube's manufacturing customers generally are serviced by its own in-house sales force. However, Alpha Tube also uses exclusive distributors in an effort to increase sales in certain target markets. Alpha Tube's top ten customers accounted for approximately 34% of its net sales in 1993, and no one customer accounted for more than 7% of its net sales in 1993.

UNIVERSAL

  Products and Markets. Universal, acquired by the Company in May 1987, produces automotive and light truck jacks, tire wrenches and accessories. Management estimates that Universal currently holds a 30% share of the OEM market for automobile and light truck jacks in North America. Sales by Universal constituted 10% of the Company's 1993 consolidated net sales.

  Customers. Universal markets its products to U.S. and foreign transplant automotive manufacturers and the automotive aftermarket. Universal's four largest customers are General Motors, Ford, Chrysler and Honda.

  The OEM market and aftermarket in the U.S. are experiencing several trends, including a continuing demand by the automotive industry for product development capability and leadership among their suppliers; a continuing move toward global sourcing capability, continuing pressure by customers to reduce per unit pricing while maintaining or increasing the quality of each unit, and an increasing need to perform research and development for alternative materials to be used in product manufacturing. Universal has a strong product development, engineering, and technical service capability and has recently instituted an effective order, manufacturing and inventory control system. Universal intends to continue to implement productivity improvements, focus on lightweight jack designs (which are of increasing importance as automobile manufacturers seek to reduce the weight and thereby improve the fuel economy of their vehicles), and pursue sales opportunities with foreign OEM's, particularly OEM's with manufacturing facilities in the U.S. that are seeking to increase the U.S. content of their vehicles. Universal also seeks to expand after-market sales of tire accessory products (e.g., tire tools and wheel chocks).

EMPLOYEE RELATIONS

  As of May 1994, the Company had a work force of approximately 2,775 employees, including about 650 salaried employees and about 2,125 hourly employees. The unionized work force totals approximately 1,970, or approximately 71% of total employment. None of the salaried work force is unionized and, except for fewer than 30 employees employed in Alpha Tube's slitting operations, the hourly work force at Alpha Tube is also non-union.

  The Company's relationships with its unions are good. There have been no strikes or work stoppages at any location since the Company's purchase of Alpha Tube, Universal and the additional strapping plants. The last strike at the Riverdale and Chicago locations was in 1959 during a major steel industry work stoppage. The Company instituted Labor Management Participation Teams in 1982 as a vehicle for problem solving in a team environment and a Total Quality Improvement Process in 1991 to establish standards to maximize product quality from the existing facilities. Union members participate extensively in these two processes.

  In 1993, the Company reached a new labor agreement with the United Steelworkers covering operations in Chicago and Riverdale, Illinois. The agreement is for a six year term and contains a no-strike provision and a wage reopener in 1996 which is subject to binding arbitration. The contract, covering approximately 1,500 employees at the Riverdale, Illinois facilities of Acme Steel and Acme Packaging, was ratified on October 1, 1993. The contract will permit Acme Steel to fill positions in the new facility to be constructed in connection with the Modernization Project with existing employees on the basis of qualifications rather than strict seniority and provides incentives for senior employees in Acme Steel's existing facilities to defer retirement while the new facility is under construction. The contract also eliminates retirement benefits for new employees hired after February 1, 1993 that will be terminated as a result of the Modernization Project.

PROPERTIES

  Acme Steel's principal properties consist of an iron-producing plant in Chicago, Illinois and a steelmaking plant in Riverdale, Illinois. These facilities include coke ovens, blast furnaces, pig casting machine, basic oxygen furnaces, a primary mill, hot strip rolling mill for the production of flat-rolled steel, a slab grinder, pickle lines, cold mills, annealing furnaces, slitter lines and cut-to-length lines. Acme Packaging's principal properties consist of steel strapping plants, which include slitting and painting equipment, in Riverdale, Illinois; New Britain, Connecticut; Leeds, Alabama; and Pittsburg, California. Alpha Tube's three facilities are located in the Toledo, Ohio metropolitan area. Alpha Tube's facilities include two manufacturing plants equipped with rolling mills for the production of welded steel tubing, and a third plant at which steel slitting is performed. Universal's facilities are located in Butler, Indiana and include a manufacturing and office building, a computer-assisted design and manufacturing system, and automated forming and assembly lines.

  All of the properties of the Company's subsidiaries are owned in fee and are unmortgaged, other than the facilities of Alpha Tube, which are leased. As a non-operating holding company, the Company itself does not own or lease any properties.

RAW MATERIALS AND ENERGY

  Steel Making Segment. Acme Steel's principal raw materials are iron ore and coal, which are used in the steelmaking process. The Company believes Acme Steel's sources of iron ore, coal and other raw materials are adequate to provide for its foreseeable needs.

  Acme Steel indirectly owns an interest of approximately 15.1% in an iron ore mining venture, Wabush Mines ("Wabush"), in Newfoundland (Labrador) and Quebec, Canada. The managing agent of the venture is Cliffs-Mining Company ("Cliffs"), a subsidiary of Cleveland-Cliffs Inc. ("Cleveland-Cliffs"). Acme Steel is contractually obligated to purchase iron ore pellets ("pellets") from Wabush at the higher of production cost or market. Wabush's production cost currently approximates market price; however, there can be no assurance that Wabush's cost structure will not result in above market prices in the future. In some cases, Acme Steel's blast furnace operations require pellets with different properties and Acme Steel "trades" a portion of its allocated Wabush output for alternative pellets. This type of transaction is readily accomplished because Cliffs is the managing agent for several mining joint ventures. During 1993, Acme Steel acquired approximately 600,000 tons of pellets, or 56% of its pellet requirements, from Wabush. Acme Steel is obligated to purchase from Cleveland-Cliffs 75% of its pellet requirements in excess of 680,000 tons, and Cleveland-Cliffs has the right of first refusal to supply Acme with the remaining 25% of its needs. The balance of Acme Steel's pellet requirements is satisfied at a competitive delivered cost.

  Currently there is a world-wide surplus of metallurgical coal. Accordingly, Acme Steel is able to satisfy its coal requirements at competitive prices through short-term contracts and purchases on the open market.

  Acme Steel's steelmaking operations require substantial amounts of both natural gas and electricity. Acme Steel purchases natural gas in the open market and reuses blast furnace gas and coke oven gas. Acme Steel purchases electricity from Commonwealth Edison Company at standard industrial rates and is in the process of negotiating a long-term electric supply contract which, if executed, will result in lower electric rates.

  Steel Fabricating Segment. Acme Packaging and Universal purchase virtually all of their flat-rolled steel from Acme Steel. Alpha Tube purchases from Acme Steel a substantial portion of its steel needs that Acme Steel is able to supply and purchases the remainder of its steel from other steel suppliers from time to time when such purchases are deemed advantageous to the Company on a consolidated basis. The Steel Fabricating Segment subsidiaries' purchases of steel from Acme Steel are made at prices that approximate market prices.

COMPETITION

  General. The Company's operating subsidiaries have a variety of U.S. and, in some cases, foreign competitors, many of whom are larger, have greater capital resources and/or have more modern technology. In general, the operating subsidiaries compete on the basis of price, quality and service, with particular competitive strategies adapted to the markets and customers they serve.

  Acme Steel. Acme Steel is the smallest integrated steel producer in the U.S., with annual shipping capability of approximately 720,000 tons. This compares with total 1993 U.S. shipments of carbon flat-rolled steel products, as reported by AISI, of approximately 46.4 million tons. In the specialty market that Acme Steel targets, its primary competitors are WCI Steel, Inc. and Bethlehem Steel at its Sparrows Point Plant, whose operations are similar to those of Acme Steel except for their larger plant sizes and facilities, and steel service centers, which participate in this market primarily through larger integrated mills and overseas suppliers.

  Acme Steel operates in a cyclical and intensely competitive industry. Over the past decade the price of steel, adjusted for inflation, has fallen significantly. Although a significant portion of this decline is the result of worldwide steelmaking overcapacity, steel pricing is also influenced by low cost producers in the U.S. steel industry. Many of Acme Steel's competitors have implemented steelmaking technologies not utilized by Acme Steel. As a result, Acme Steel's costs to produce a ton of finished steel are substantially higher than those of certain of its competitors. The Company believes that it must undertake the Modernization Project and make the significant capital investments required if Acme Steel is to achieve levels of cost, productivity and quality already attained by certain of its competitors. See "Risk Factors-- Modernization and Expansion Project" and "Modernization and Expansion Project."

  Acme Packaging. In the steel strapping market, Acme Packaging's primary competitor is ITW Signode, a division of Illinois Tool Works, Inc., which management believes has a market share approximating that of Acme Packaging. The Company believes that Acme Packaging's strong market position is attributable to (i) a broad product line, (ii) high quality, low cost strapping produced in modern facilities, (iii) the location of its production facilities in close proximity to a broad customer base and (iv) the benefits of a close relationship with Acme Steel, which supplies virtually all of Acme Packaging's steel. However, the steel strapping market is a mature market that is not expected to grow significantly in future years. Furthermore, competition from plastic strapping, especially the higher strength polyester products, is expected by the Company to intensify in the traditional steel strapping markets of lumber, paper, textiles, wood and synthetic fibers, primarily due to improvements in product strength characteristics.

  Alpha Tube. Alpha Tube operates in a highly competitive market characterized by numerous participants with widely varying capabilities. Alpha Tube's customers are increasingly demanding products with increased formability, greater gauge control and lighter weight in combination with higher strength and different steel chemistries. Customers, especially in the automotive market, also are increasingly demanding just-in-time inventory delivery, which has the effect of increasing inventory carrying costs at the tubing manufacturer level. Unlike Alpha Tube, many of its competitors compete only on price and generally offer little or no technical service.

  Universal. Universal's primary competitor in the automobile and light truck jack market is the Canadian based Seeburn Division of Ventra Group, which has a market share similar to that of Universal. Universal competes in a limited market characterized by large purchasers with significant buying power.

ENVIRONMENTAL COMPLIANCE

  The operations of the Company and its subsidiary companies are subject to numerous Federal, state and local laws and regulations providing a comprehensive program of controlling the discharge of materials into the environment and remediation of certain waste disposal sites by responsible parties. In addition, various Federal and state occupational safety and health laws and regulations apply to the work place environment.

  The current environmental control requirements are comprehensive and reflect a long-term trend towards increasing stringency as environmental laws and regulations are subject to periodic renewal and revision. The Company expects this trend will continue and become even more pronounced in future years. The 1990 Federal Clean Air Act amendments, for example, imposed significant additional environmental control requirements upon Acme Steel's coke plant facilities.

  In prior years, the Company has made substantial capital investments in environmental control facilities to achieve compliance with environmental laws and regulations, incurring expenditures of $10.3 million for environmental projects in the period from 1991 through 1993. The Company anticipates making further capital expenditures totaling approximately $4.1 million in 1994 for environmental projects and approximately $7.1 million in 1995 to maintain compliance with these laws (exclusive of any such expenditures related to the Modernization Project). In addition, maintenance, depreciation and operating expenses attributable to installed environmental control facilities are having, and will continue to have, an adverse effect upon the Company's earnings. Although all of the Company's subsidiary operating companies are affected by environmental laws and regulations, such laws and regulations have had, and are expected to continue to have, a greater impact upon the Company's steel manufacturing subsidiary than on the Company's other operating subsidiaries.

  The United States Environmental Protection Agency (the "U.S. EPA") and the eight Great Lakes States are currently developing guidelines for discharge standards in the Great Lakes basin pursuant to the Great Lakes Critical Programs Act. Although these guidelines were scheduled to be issued in 1991, due to the complexity of the process and subject matter, they have not yet been published. When finalized, these guidelines are expected to require substantially more stringent limitations on industrial discharges into the water of, or entering, the Great Lakes than those currently applicable to such discharges. After publication of the guidelines, each state is then expected to revise its water discharge regulations to incorporate the substance of the guidelines.

  All of the process waste waters from Acme Steel are discharged to the Metropolitan Water Reclamation District of Greater Chicago's ("MWRD") sewerage system for treatment by the MWRD's municipal sewerage plant. Until such time as the final guidelines are published by the U.S. EPA and specific water effluent limitations for the MWRD's public sewerage plants are adopted by the Illinois Environmental Protection Agency ("IEPA"), the Company will be unable to determine whether or not Acme Steel will be subjected to further restrictions on its process water discharges to the MWRD's sewerage system or the cost of implementing such requirements, if any.

  The Company (principally through its operating subsidiaries) is from time to time, and expects that in the future it will be, involved in administrative proceedings involving the issuance or renewal of environmental permits relating to the conduct of its business. The issuance of these permits in the past has been resolved on terms satisfactory to the Company. However, the Company has been and expects that from time to time in the future it will continue to be required to pursue administrative and/or judicial appeals prior to achieving a resolution of the terms of such permits.

  From time to time, the Company may be involved in administrative or judicial proceedings with various regulatory agencies or private parties in connection with claims that the Company's operations or its disposal of materials at waste disposal sites have violated certain environmental laws or conditions of existing permits. The resolution of such matters may involve the payment of civil penalties, damages, remediation expenses and/or the expenditure of funds to add or modify pollution control equipment.

 Waste Remediation Matters.

  Pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C., Section 9601 et seq. ("Superfund") and similar state statutes, liability for remediation of property, including waste disposal sites contaminated by hazardous materials, may be imposed on present and former owners or operators of such property and generators or transporters of waste materials to a waste disposal site (i.e., Potentially Responsible Parties "PRPs"). The Company and its operating subsidiaries have been named as PRPs with respect to several such sites. In each instance, the Company's investigation has evidenced either (i) the Company and its operating subsidiaries did not dispose of waste materials at the site and was not properly named as a PRP; or (ii) the Company and such subsidiaries' proportion of materials disposed of at such sites is of sufficiently small volume and the material is of such a nature as to qualify them as a de minimis contributor of waste material at such sites. The Company believes that its de minimis status has been confirmed at American Chemical Services Site, Griffith, Indiana; AquaTech Site, Greer, South Carolina; and Thermo-Chem Site, Muskegon County, Michigan. According to the Company's records, no materials were disposed at Calumet Containers Site, Hammond, Indiana and PSC Resources Site, Palmer, Massachusetts. In addition to these Superfund Sites, the Company believes that claims with respect to U.S. Scrap Site, Chicago, Illinois; 9th Avenue Dump Site, Gary, Indiana; and the MIDCO I and MIDCO II Site, Gary, Indiana have been settled. The Company was asked to supply information with respect to U.S. Lead Refinery Site, East Chicago, Indiana and has not been contacted further about this site since January 1992.

  Although no assurances can be given that new information will not be uncovered which would cause the Company or its subsidiaries to lose their de minimis status at these sites, or, that the Company, or its subsidiary companies would not be named as PRPs at additional sites, the Company presently believes its total costs for the sites named above will not be material.

  Universal Tool & Stamping Company, Inc., ("Universal"), in the 1970's, contracted with Wayne Waste and Reclamation ("WWR") to dispose of process waste generated by Universal. Without Universal's knowledge, WWR improperly disposed of process waste at its facility located in Columbia City, Whitley

County, Indiana which is now a Superfund site (the "Site"). Universal and many others entered into a Consent Agreement with the U.S. EPA regarding settlement for the cost of remediating the contamination at the Site. The Consent Agreement was approved by the United States District Court for the Northern District of Indiana, Fort Wayne Division, in July, 1992 in the form of a Consent Decree which provided de minimis PRPs would extinguish their potential liability for a definite sum and that certain other major PRPs, including Universal, would pay a pro rata percentage of the Site clean-up expenses. Universal agreed to pay 3.59% of the total expense of remediation. While the Record of Decision describes the work plan for remediation, no assurances can be made that the work plan will not be reevaluated and that additional contamination or adjustments to the work plan will not be required to fully remediate the Site in order for it to be accepted by the U.S. EPA. For this reason remediation expense could increase. At the present time, Universal's final expense is estimated at less than $75,000.

  Peoples Gas Light and Coke Company ("Peoples") has contacted the Company in connection with Peoples' voluntary investigation of a site previously used by it in the refinement of producer's gas. A continuing investigation has preliminarily revealed the apparent existence of contamination at this location. Although a portion of this site is currently owned by and had been used by the Company for the storage of coke oven gas, it is the Company's belief that the contamination is the result of Peoples' activities on this site. There can be no assurance, however, that the investigation will not reveal contamination of the site with additional compounds or that Peoples or other entities will not seek recovery from the Company with respect to any remediation activities.

  In addition to the foregoing Superfund sites, the following waste remediation matters relating to the Company's subsidiary companies are currently pending:

  Universal Tool and Stamping Company, Inc.--Closure Plan. A hazardous waste permit application under the Interim Status provision of the Resource Recovery and Conservation Act ("RCRA") was filed on behalf of Universal with U.S. EPA and the Indiana Department of Environmental Management ("IDEM") for several small temporary storage areas utilized to hold hazardous waste prior to shipment to a permanent, off-site, approved disposal area. A permit was issued categorizing Universal as a Temporary Storage and/or Disposal facility ("TSD").

  RCRA amendments, which were passed following the issuance of the permit, eliminated the Interim Status classification and Universal attempted to recategorize itself as a Generator of hazardous waste rather than a TSD facility, which required the filing of a Closure Plan ("Closure Plan I") for areas where hazardous materials had been temporarily stored. Closure Plan I was submitted by Universal to IDEM. Closure of area 1 was separated from closure of area 2, 3 and 3-Extended. The revised estimated cost of remediation of Area 1 is approximately $25,000.

  In 1988 Universal submitted a closure plan ("Closure Plan II") to IDEM following a Notice of Violation arising out of the storage of hazardous wastes for longer than ninety (90) days. Closure Plan II was revised in 1992 and again in 1993. Closure Plan II also provided for remediation of Areas 2, 3 and 3-Extended. The revised estimated cost of remediation of Closure Areas 2, 3 and 3-Extended is estimated at less than $40,000.

  While there are no assurances that the final costs will not exceed these estimates, they are not expected to be significant.

  Environmental Remediation at the Acme Packaging Facility Located at 855 North Parkside Drive, Pittsburg, California. Litigation related to contamination discovered prior to the acquisition of the facility located at 855 North Parkside Drive, Pittsburg, California (the "Pittsburg Facility") was settled in 1990 by agreement among the Company and the prior owners and operators of the Pittsburg Facility. The settlement required a prior owner to remediate contamination detected in the groundwater, soil or subsurface soil on, under or near the Pittsburg Facility and to investigate and remediate other contamination on, under or near the Pittsburg Facility caused by prior owners of that facility and to investigate and remove contamination brought to the Pittsburg Facility during the remediation program. The prior owner is responsible for preparation of a remedial action plan and to verify that the appropriate local, state and Federal agencies have no objection to the remedial action plan as completed. The remediation levels are subject to local, state and Federal laws, rules and regulations. Acme Packaging's participation includes observation of the former owner's actions and to contribute to the funding of the remedial action plan costs in a non-material amount.

  While the Pittsburg Facility has been closed for business reasons, the remediation continues, principally in the form of a groundwater extraction and treatment system which discharges the treated water to a nearby sanitary sewer under permit. Based on the information available to date, Acme Packaging's level of financial commitment related to this remediation has not been significant and the balance of its commitment is not anticipated to be significant.

  Leeds, Alabama--Elevated Levels of Lead. In September, 1992, Acme Packaging hired a consulting engineering firm for the purpose of providing soil sampling and analysis in connection with an application for a stormwater permit for its Leeds, Alabama, plant. Pursuant to an investigation conducted by the consultant, elevated levels of lead were discovered on the property, including one area of the property wherein buried drums were discovered containing lead.

  In January, 1993, Acme Packaging advised the seller of this plant site that the sampling program was initiated in conjunction with filing a Notice of Intent for the Plan for Coverage under the Alabama Department of Environmental Management's General Stormwater Discharge Permit. The seller was advised that the results of the sampling program showed runoff from the west parking lot area contained elevated concentrations of lead in the samples. Pursuant to Acme Packaging's investigation, Acme Packaging advised the seller that all evidence indicates these conditions were present on the property at the time the seller owned the property and were present at the time the Leeds, Alabama, facility was sold to Acme Packaging on March 29, 1989. Pursuant to the terms of the purchase and sale agreements relating to this property, the seller is responsible for remediating any lead or other contamination located on this property. Without admitting or denying its liability, the seller has retained a consultant to conduct a full investigation, sampling and analysis of the property.

  Acme Packaging is cooperating with the seller regarding the investigation of the contamination of this property by lead, and/or other substances; however, Acme Packaging intends to vigorously pursue its remedies under the purchase and sale agreements with the seller.

 Administrative and Litigation Matters.

  The Company is currently involved in the following matters relating to administrative regulations which affect, or may affect, the operations, the permits or the issuance of permits, or litigation relating to the Company.

  Acme Steel Company--NPDES Permit. In 1991, the IEPA issued Acme Steel a permit pursuant to the National Pollution Discharge Elimination System ("NPDES") regulating non-contact water discharges to the Calumet River from Acme Steel's coke and blast furnace plant facilities. The NPDES permit contains strict temperature and stormwater discharge limitations. On March 24, 1994 Acme Steel filed an appeal (case no. 94-8) of certain conditions of the permit with the Illinois Pollution Control Board ("IPCB"). Acme Steel is proceeding to resolve this matter through the administrative proceedings which allow for the filing of a Petition for an Adjusted Standard and a request for the IPCB to grant Acme Steel an adjusted standard and relief from the temperature limitations. Further, through modification of certain provisions in the permit and the implementation of best management practices, Acme Steel anticipates achieving control of Acme Steel's stormwater discharge to an extent that it will achieve compliance with permit conditions.

  In the event these matters are not resolved through the administrative process as outlined above, Acme Steel will petition the IPCB for a variance from the General Use Water Quality Standards. If issued, a variance will provide temporary relief. Future compliance with permit conditions would be achieved at an estimated capital expenditure of approximately $4.0 million and operating expenses would be incurred at an annual rate of approximately $600,000. A request for a hearing on the Petition for Adjusted Standard has been filed on behalf of local citizens. In the event Acme Steel's Petition for an Adjusted Standard is denied and a variance is denied, Acme Steel may be subject to penalties until compliance is achieved.

  While the Company believes Acme Steel has demonstrated that it is entitled to the issuance of an Adjusted Standard, or absent an Adjusted Standard, to a variance allowing Acme Steel sufficient time to install additional capital equipment to achieve compliance, there are no assurances that either will be granted. If such relief is not granted, and penalties are assessed, the Company does not have sufficient information to estimate its liabilities for such penalties, if any, which may be assessed.

  Removal Credits and Pretreatment. The MWRD is a publicly owned treatment works ("POTW"). The MWRD applied to the U.S. EPA for authority to revise categorical pretreatment standards to reflect the actual treatment provided by the MWRD for waste water discharged to the MWRD's POTW by industrial users ("Removal Credits"). These revised categorical standards, reflecting Removal Credits are essential for Acme Steel to avoid expenditures for control of 4AAP phenol found in discharges from its coke by-products plant and for control of certain other pollutants. In 1987, the MWRD's application was denied by the U.S. EPA and the denial was upheld by the United States Court of Appeals for the Seventh Circuit. The U.S. EPA maintained that under the Clean Water Act and decisions of U.S. District Courts, that it could not approve Removal Credits until it promulgated "sludge criteria."

  In 1993, the U.S. EPA promulgated sludge criteria which included the possibility of granting Removal Credits for phenols in certain circumstances. Acme Steel petitioned the MWRD for Removal Credits. Following this petition, the MWRD again applied to the U.S. EPA for authority to grant Removal Credits. While this application was denied, the U.S. EPA stated that if the Agency amends its regulations with respect to 4AAP phenol either as a result of the petition filed by the MWRD or independently, that the MWRD may then resubmit its application.

  Acme Steel filed Comments and a Request for Reconsideration and Clarification concerning the U.S. EPA's Standards for Disposal of Sludges with the U.S. EPA and filed a Petition for Review of the U.S. EPA's decision with the Court of Appeals for the DC Circuit. The Comments and Request for Reconsideration is pending. Acme Steel filed a motion to stay the petition for review. Pending a final determination at the administrative level which is subject to appeal, the U.S. EPA has responded to the motion to stay and does not oppose a stay of the proceedings. While Acme Steel continues to challenge the U.S. EPA's denial of the Removal Credits application and is pursuing administrative and legal remedies, Acme Steel could be subject to allegations that it is in violation of currently applicable pretreatment standards and could be required to negotiate appropriate resolutions with the U.S. EPA and the MWRD which could result in the payment of penalties. In the event Acme Steel is unsuccessful in its challenge of the U.S. EPA's actions, capital expenditures required to bring its discharges to the MWRD into compliance with the current applicable pretreatment standards are estimated at approximately $6.0 million with annual operating and maintenance costs estimated at approximately $0.3 million.

  Although Acme Steel is vigorously pursuing its administrative and judicial remedies and would vigorously contest any action to assess civil penalties against Acme Steel, the Company does not have sufficient information to estimate its potential liability, if any, if Acme Steel's efforts to obtain such relief, or contest such penalty assessments, are not successful.

  Recent Developments. The Company recently initiated discussions with U.S. EPA regarding the secondary (i.e., "fugitive") emission control system for the iron desulfurization station in the basic oxygen furnace ("BOF") facility at Acme Steel's Riverdale, Illinois, steelmaking plant. U.S. EPA has expressed concerns regarding the adequacy of the existing iron desulfurization station controls, and the Company has provided U.S. EPA with available information regarding the Company's control program and schedule. The Company has included funds in its 1995 and 1996 capital budget plans for improvements in the emission collection and cleaning system for the iron desulfurization station. Based upon preliminary engineering estimates, the Company anticipates the cost of improvements in the iron desulfurization station will be in the range of $6 to $8 million and will require 15 to 18 months to install. Further discussions with the U.S. EPA are anticipated in the near future.

1986 REORGANIZATION

  Pursuant to the terms of the 1986 Reorganization, Acme Steel entered into a Cross-Indemnification Agreement with Interlake (the "Indemnification Agreement") dated May 29, 1986. Pursuant to the terms of the Indemnification Agreement, for a period of ten (10) years following the date of the "Spin-Off" (as said term is defined in the 1986 Reorganization documents), Acme Steel undertook to defend, indemnify and hold Interlake and its affiliates harmless from and against any and all "Claims," as that term is defined in the Indemnification Agreement, occurring either before or after the date of the 1986 Reorganization and which arose out of or are related to the "Acme Steel Business." The Acme Steel Business is more specifically defined in the Indemnification Agreement as the iron and steel and domestic U.S. steel strapping business as conducted by Acme Steel on or about May 29, 1986. The indemnification by Acme Steel of Interlake with respect to any claims includes, but is not limited to, all claims asserted in connection with Acme Steel's interests or obligations with respect to: Wabush Iron Company, Ltd.; Wabush Mines; Erie Mining Company; Olga Coal Company; assets and liabilities related to qualified welfare and benefit plans with respect to retired, current and future employees of Acme Steel; certain environmental matters relating to the Acme Steel Business, whether brought by a governmental agency or a private entity; workers' compensation matters and occupational safety, health and administration matters; and product liability and general liability matters related to the Acme Steel Businesses. The Agreement designated certain mineral property interests retained by Acme Steel, including land held for the account of Acme Steel by Syracuse Mining Company, a subsidiary of Pickands Mather and Company; stock held in Tilden Iron Mining Company; and, lands owned in Bruce County, Ontario, Canada, as being within the scope of the indemnification.

  Similarly, and for the same period of time, Interlake undertook in the Indemnification Agreement to defend, indemnify and hold Acme Steel and its affiliates harmless from and against all "Claims," as that term is defined in the Indemnification Agreement, occurring either before or after the date of the 1986 Reorganization related to the operation of all businesses and properties currently owned, directly or indirectly, by Interlake or any subsidiary of Interlake (other than Acme Steel and its affiliates) and relating to the Transferred Property, as that term is defined in the Indemnification Agreement (but excluding the Acme Steel Business), and, any business and properties discontinued or sold by Interlake or Interlake, Inc. prior to May 29, 1986, including any discontinued or sold businesses or property which, if continued, would be part of the Acme Steel Business.

  Environmental Indemnification. The indemnification by Interlake with respect to any Claims incurred in connection with or arising out of or related to Interlake Business, as the term is defined more specifically in the Indemnification Agreement, includes but is not limited to: those claims asserted in connection with certain stock options, rights, awards and programs; certain deferred compensation matters; certain matters arising under qualified welfare and benefit plans and post-retirement income plans; and, environmental matters relating to Interlake Businesses whether brought by governmental agencies or private entities. These environmental matters include, without limitation, the lawsuit captioned People of the State of Illinois v. Waste Management of Illinois, Interlake, Inc. And First National Bank of Western Springs, Circuit Court of Cook County, Illinois (No. 85 CH 4016); the disposal of materials at the landfill operated by Conservation Chemical located at Gary, Indiana, to the extent such materials originated at the plant of Gary Steel Company; the Port Monroe Landfill site in Monroe County, Michigan, as a site of environmental contamination as defined by the Michigan Water Resources Commission Act; operation of facilities (which have been designated as a Superfund site) by predecessors of Interlake, Inc. at Duluth, Minnesota; workers' compensation, occupational safety and health matters relating to the Interlake Business; general products liability and general litigation matters related to Interlake's Business; and, the matters arising from Lake Mining Company, Mauthe Mining Company, Odanah Iron Company, Vermillion Mining Company and Western Mining Company.

  Pursuant to the Indemnification Agreement, Interlake has provided the defense and paid all costs in the matter of City of Toledo v. Beazer Materials and Services, Inc., successor-in-interest to Koppers Company, Inc.,

Toledo Coke Corporation, the Interlake Corporation, successor-in-interest to Interlake, Inc., The Interlake Companies, Inc., successor-in-interest to Interlake, Inc., Acme Steel Company, successor-in-interest to Interlake, Inc., United States District Court, Northern District of Ohio, Western Division (No. 3:90 CV 7344), which is an action for declaratory and injunctive relief by the City of Toledo (the "City") to recover its past and future costs and damages associated with the presence of and release of hazardous substances, hazardous wastes, solid waste, industrial waste and other waste at or about property located on Front Street in Toledo, Ohio. The City seeks relief pursuant to CERCLA and RCRA and on the basis of nuisance. The City claims that the defendants owned and/or operated facilities located on Front Street in Toledo, Ohio which generated, transported and/or treated, stored or disposed of hazardous substances, hazardous wastes, solid wastes and industrial wastes or other wastes which were released at and from the facility by defendants or successors-in-interest to the entities which owned, operated, generated, transported and/or treated, stored or disposed of said substances.

  Tax Indemnification. Pursuant to the 1986 Reorganization, Acme Steel and Interlake entered into a tax indemnification agreement ("Tax Indemnification Agreement"). The Tax Indemnification Agreement generally provides for Interlake to indemnify Acme Steel for certain tax matters. Under the Tax Indemnification Agreement, Interlake is solely responsible for any additional income taxes Acme Steel is assessed related to adjustments relating to all tax years prior to 1982. With respect to any additional income taxes that are finally determined to be due with respect to the tax years beginning in 1982 through the date of the "Spin-Off" (as this term is identified in the 1986 Reorganization documents), Acme Steel is responsible for taxes relating to "Timing Differences" in connection with Acme Steel's "Continuing Operations." "Timing Differences" are defined generally as adjustments to income, and deductions or credits which are required to be reported in a tax year beginning subsequent to 1981 through the Spin-Off, but which will reverse in a subsequent year. "Continuing Operations" is defined generally as any business and operations conducted by Acme Steel as of the Spin-Off date. Interlake is principally responsible for any additional income taxes Acme Steel is assessed relating to all other adjustments prior to the Spin-Off.

  While certain issues have been negotiated and settled among Acme Steel, Interlake and the Internal Revenue Service for the tax years beginning in 1982 through the date of the Spin-Off, certain significant issues for these tax years remain unresolved. On March 17, 1994, Acme Steel received a Statutory Notice of Deficiency ("Notice") in the amount of $16.9 million in tax as a result of the Internal Revenue Service's examination of the 1982 through 1984 tax years. Interlake has been principally responsible, pursuant to the Tax Indemnification Agreement, for representing Acme Steel before the Internal Revenue Service for the 1982 through 1984 tax years. Should the government sustain its position as proposed for those unresolved issues and those contained in the Notice, substantial interest would also be due (potentially in an amount greater than the tax claimed). The taxes claimed relate principally to adjustments for which Acme Steel is indemnified by Interlake pursuant to the Tax Indemnification Agreement. Acme Steel has adequate reserves to cover that portion of the tax for which it believes it may be responsible per the Tax Indemnification Agreement. Acme Steel is contesting the unresolved issues and the Notice.

  INTERLAKE. To date Interlake has met its obligations under the Indemnification Agreement and Tax Indemnification Agreement with respect to all matters covered. In the event that Interlake, for any reason, were unable to fulfill its obligations under the Indemnification Agreement or Tax Indemnification Agreement, Acme Steel could have substantially increased future obligations. Interlake is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy material and other information concerning Interlake with the Commission. Interlake's 12 1/8% senior subordinated debentures due 2002 are currently rated CCC+ by Standard & Poor's Corporation and B3 by Moody's Investors Service, Inc.

LEGAL PROCEEDINGS

  In addition to the matters referred to above, the Company and its subsidiaries have from time to time various other litigation matters pending which arise out of the ordinary course of their businesses. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company, and their ages as of May 1, 1994 are listed below. Service with Acme Steel Company prior to the 1986 Reorganization and the 1992 Reorganization is considered service with the Company. All positions described in the table below are with the Company. All executive officers are elected annually by the Board of Directors of the Company to serve for a term of one year and until their successors are elected.

      NAME                        AGE             POSITION
      ----                        ---             --------
      Brian W. H. Marsden         62              Chairman and Chief Executive Of-
                                                   ficer
      Stephen D. Bennett          45              President and Chief Operating Of-
                                                   ficer, Director
      Richard J. Stefan           57              Vice President--Employee Rela-
                                                   tions
      Edward P. Weber, Jr.        56              Vice President, General Counsel
                                                   and Secretary
      Jerry F. Williams           54              Vice President--Finance and
                                                   Administration
      James W. Hoekwater          47              Treasurer
      C.J. Gauthier               72              Director
      Edward G. Jordan            64              Director
      Andrew R. Laidlaw           47              Director
      Frank A. LePage             66              Director
      Reynold C. MacDonald        75              Director
      Julien L. McCall            73              Director
      Carol O'Cleireacain         47              Director
      William P. Sovey            60              Director
      William R. Wilson           67              Director

  Brian W.H. Marsden. Mr. Marsden, who resides in Palos Heights, Illinois, has been Chairman since May 1992 and Chief Executive Officer of the Company since June 1986. From June 1986 to May 1992, Mr. Marsden was also President. He is a member of the Executive (Chairman) and Finance Committees of the Company's Board of Directors. Mr. Marsden was President of the Iron and Steel Division of Interlake from 1981 to 1986 and he joined Interlake in 1976 as Vice President Steel Operations. Prior to joining Interlake, Mr. Marsden was with Algoma Steel Corporation in Canada for 24 years, where his last position was Vice President and Assistant to the President. His current term as a director expires in 1995.

  Stephen D. Bennett. Mr. Bennett, who resides in Frankfort, Illinois, has been President and Chief Operating Officer and a Director of the Company since January 1, 1993. Prior to that date, he was Group Vice President (from January 1992 through December 1992), and Vice President--Operations (from June 1990 through December 1991). From December 1987 to May 1990, Mr. Bennett was General Manager of Fairfield Works, USS Division of USX Corporation. Mr. Bennett is a member of the Company's Executive and Finance Committees. His current term as a director expires in 1997.

  Richard J. Stefan. Mr. Stefan, who resides in Palos Park, Illinois, has been Vice President--Employee Relations of the Company since June 1986. From 1959 to 1986, Mr. Stefan served in a number of employee relations positions at Interlake.

  Edward P. Weber, Jr. Mr. Weber, who resides in Munster, Indiana, has been Vice President, General Counsel and Secretary of the Company since June 1986. Prior to joining Acme in 1986, Mr. Weber held positions in private practice and elsewhere in the steel industry.

  Jerry F. Williams. Mr. Williams, who resides in Hinsdale, Illinois, has been Vice President--Finance and Administration and Treasurer of the Company since May of 1986. Mr. Williams also served as Director of Strategic Planning and Assistant to the Chairman of Interlake from 1981 to 1986. From 1965 to 1981, Mr. Williams served in a number of financial positions at Interlake.

  James W. Hoekwater. Mr. Hoekwater, who resides in Wilton, Connecticut, has been Treasurer of the Company since July 1, 1994. From December 1989 to October 1993, Mr. Hoekwater served as the Corporate Controller of ITT Rayonier, Inc., a subsidiary of ITT Corporation having approximately $1 billion in yearly sales. Mr. Hoekwater is a Certified Public Accountant and a member of the AICPA.

  C.J. Gauthier. Mr. Gauthier, who resides in Oak Brook, Illinois, has been a director of the Company since June 1986. In January 1986, he retired as Chairman, President and Chief Executive Officer of NICOR Inc. (a public utility holding company). Mr. Gauthier is a member of the Audit Review, Compensation, Executive and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1996.

  Edward G. Jordan. Mr. Jordan, who resides in Carmel, California, has been a director of the Company since July 1988. From 1982 through 1987, he served as President and Chief Executive Officer of The American College (a private, accredited, nontraditional college specializing in financial services and insurance education) and in 1988 he served as a consultant to its board of trustees. Mr. Jordan is currently a private investor. He is a director of The ARA Group, Inc. and The Pittston Company. Mr. Jordan is a member of the Audit Review, Finance (Chairman) and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1995.

  Andrew R. Laidlaw. Mr. Laidlaw, who resides in Hinsdale, Illinois, has been a director of the Company since May 1987. Since 1978, he has been Chairman of the Executive Committee and a Partner of the law firm of Seyfarth, Shaw, Fairweather & Geraldson, Chicago, Illinois. Mr. Laidlaw is a member of the Audit Review (Chairman), Executive and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1997.

  Frank A. LePage. Mr. LePage, who resides in Palm City, Florida, has been a director of the Company since May 1987. In 1982, he retired as Director and Executive Vice President of The Firestone Tire and Rubber Company. He is a director of Parker-Hannifin Corporation. Mr. LePage is a member of the Compensation (Chairman), Finance and Nominating Committees of the Company's Board of Directors. His current term as director expires in 1997.

  Reynold C. MacDonald. Mr. MacDonald, who resides in Oak Brook, Illinois, has been a Director of the Company since June 1986 and was Chairman of the Board of the Company from June 1986 to May 1992. He is a director of The ARA Group, Inc. and Kaiser Steel Resources. Mr. MacDonald is a member of the Audit Review, Executive, Finance and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1995.

  Julien L. McCall. Mr. McCall, who resides in Hunting Valley, Ohio, has been a director of the Company since June 1986. In May 1986, he retired as Chairman of the Board and Chief Executive Officer of National City Corporation (a bank holding company), positions he held from December 1980 to his retirement. Mr. McCall is a member of the Compensation, Finance and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1996.

  Carol O'Cleireacain. Ms. O'Cleireacain, who resides in New York, New York, has been a director of the Company since April 1994 as a designated union representative. From September 1976 to February 1990 she was employed as the Chief Economist for District Counsel 37, American Federation of State, County and Municipal Employees. From February 1990 to August 1993, she was a Commissioner of the New York City Department of Finance. From August 1993 to December 1993, Ms. O'Cleireacain was employed as Director, New York City Office of Management and Budget. From January 1994 to the present she has worked as a consultant. Ms. O'Cleireacain is a member of the Company's Audit Review and Nominating Committees. Her current term as a director expires in 1995.

  William P. Sovey. Mr. Sovey, who resides in Rockford, Illinois, has been a director of the Company since June 1991. He has been Vice Chairman and Chief Executive Officer of Newell Co. (a manufacturing and marketing company for high volume hardware and housewares, office and industrial products) since 1992. From 1986 to 1992, he was President and Chief Operating Officer of Newell Co. Mr. Sovey is a member of the Compensation, Finance and Nominating (Chairman) Committees of the Company's Board of Directors. His current term as a director expires in 1995.

  William R. Wilson. Mr. Wilson, who resides in Malvern, Pennsylvania, has been a director of the Company since July 1992. He served as Chairman and Chief Executive Officer of Lukens, Inc. from April 1981 until his retirement in December 1991. Prior to joining Lukens, Inc. he was employed by Inland Steel Corporation for over 30 years. The last position held with Inland Steel Corporation was Senior Vice President-Engineering and Corporate Planning. He is a director of Columbia Gas System, Inc. and Provident Mutual Life Insurance Company. Mr. Wilson is a member of the Audit Review, Compensation and Nominating Committees of the Company's Board of Directors. His current term as a director expires in 1996.

SUMMARY COMPENSATION TABLE

  The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities in fiscal years 1991, 1992 and 1993.

                                                                        LONG TERM
                                  ANNUAL COMPENSATION              COMPENSATION AWARDS
                                  -------------------   OTHER     ----------------------     ALL
                                                       ANNUAL     RESTRICTED  SECURITIES    OTHER
                                                       COMPEN-       STOCK    UNDERLYING   COMPEN-
NAME AND PRINCIPAL POSITION  YEAR  SALARY     BONUS   SATION(1)   AWARD(2)(3)  OPTIONS   SATION(1)(4)
- ---------------------------  ---- ------------------- ---------   ----------- ---------- ------------
Brian W. H.
 Marsden                     1993  $380,000  $228,000  $   -0-     $ 34,500     15,000     $44,650
Chairman and
 Chief Execu-
 tive                        1992   360,000       -0-      -0-          -0-     10,000      68,264
Officer                      1991   320,000    64,300      -0-      150,000     32,500         -0-
Stephen D.
 Bennett                     1993  $210,000 $  94,500  $32,812(5)  $ 25,875     10,000     $24,675
President and
 Chief Operat-
 ing                         1992   160,000       -0-      -0-      107,250      7,000      25,900
Officer                      1991   135,000    25,000      -0-       24,000      7,400         -0-
Richard J.
 Stefan                      1993  $135,000 $  60,800  $   -0-     $ 17,250      4,000     $15,862
Vice Presi-
 dent--                      1992   129,000       -0-      -0-        7,375      4,000      20,636
Employee Rela-
 tions                       1991   122,000    18,400      -0-       30,000      6,500         -0-
Edward P. Web-
 er, Jr.                     1993  $136,000 $  61,200  $   -0-     $ 17,250      4,000     $15,980
Vice Presi-
 dent, General               1992   130,000       -0-   18,972(5)    11,062      4,000      20,776
Counsel and
 Secretary                   1991   122,000    18,400      -0-       30,000      6,500         -0-
Jerry F. Wil-
 liams                       1993  $170,000 $  76,500  $   -0-     $ 20,700      5,000     $19,975
Vice Presi-
 dent--Finance
 and                         1992   160,000       -0-   16,448(5)    14,750      5,000      25,564
Administration               1991   150,000    22,600      -0-       37,800      8,200         -0-

- --------
(1) Amounts of Other Annual Compensation and All Other Compensation have not been included for fiscal year 1991.
(2) Values of restricted stock awards are based on the closing price on the date of grant; $17.25 for January 26, 1993, $14.75 for January 22, 1992, $18.50 for June 12, 1992, and $12.00 for January 25, 1991.
  The vesting schedule for stock awards granted on January 26, 1993 is 20% of the shares granted on July 27, 1993, 1994, 1995, 1996 and 1997. The total number of shares granted and the number of shares of each installment follows: Mr. Marsden, 2,000 shares granted in installments of 400 shares each; Mr. Bennett, 1,500 shares granted in installments of 300 shares each; Mr. Stefan, 1,000 shares granted in installments of 200 shares each; Mr. Weber, 1,000 shares granted in installments of 200 shares each; Mr. Williams, 1,200 shares granted in installments of 240 shares each. Dividends, if and when declared by the Board of Directors, are payable on the unvested portion of this stock award.

  The vesting schedule for stock awards granted on January 22, 1992 is 20% of the shares granted on July 23 of 1992, 1993, 1994, 1995 and 1996. The total number of shares granted and the number of shares of each installment follows: Mr. Marsden, none; Mr. Bennett, 1,000 shares granted in installments of 200 shares each; Mr. Stefan, 500 shares, granted in installments of 100 shares each; Mr. Weber, 750 shares granted in installments of 150 shares each; Mr. Williams, 1,000 shares granted in installments of 200 shares each. Dividends are payable on the unvested portion of the stock award.
  The vesting schedule for the stock award granted to Mr. Bennett on June 12, 1992 is 1,000 shares on December 13, 1992 through 1996 for a total grant of 5,000 shares.
  The vesting schedule for stock awards granted on January 25, 1991 is 20% of the shares granted on January 25 of 1991, 1992, 1993, 1994 and 1995. The total number of shares granted and the number of shares of each installment follows: Mr. Marsden, 12,500 shares granted in installments of 2,500 shares each; Mr. Bennett, 2,000 shares granted in installments of 400 shares each; Mr. Stefan, 2,500 shares granted in installments of 500 shares each; Mr. Weber, 2,500 shares granted in installments of 500 shares each; Mr. Williams, 3,150 shares granted in installments of 630 shares each.
  Dividends are payable on the unvested portion of the stock award.
(3) The total number and value of the aggregate unearned restricted stock holdings at December 26, 1993 were as follows: Mr. Marsden, 4,100 shares, value $71,750; Mr. Bennett, 5,400 shares, value $94,500; Mr. Stefan, 1,600 shares, value $28,000; Mr. Weber, 1,750 shares, value $30,625; Mr. Williams, 2,190 shares, value $38,325.
(4) Amounts in this column are Company contributions to the SERSP and ESOP (as defined below), which are defined contribution plans.
(5) The dollar value of perquisites and other personal benefits for executive officers other than Mr. Bennett was less than the established reporting thresholds. The amount reported for Mr. Bennett includes $20,499 for country club initiation fees and dues which are in excess of 25% of the total perquisites and other personal benefits reported for Mr. Bennett.
  Includes $13,336 and $12,876 for Messrs. Weber and Williams, respectively, for automobile expense. These amounts are in excess of 25% of the total perquisite and other personal benefits reported for the named executive officers.

STOCK OPTION GRANTS IN 1993

  The following table sets forth certain information relating to options to purchase common stock granted in the fiscal year 1993 to the five individuals named in the Summary Compensation Table.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                           INDIVIDUAL GRANTS IN 1993

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                           NO. OF     % OF TOTAL                                  ANNUAL RATE OF
                         SECURITIES    OPTIONS                             STOCK PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO   EXERCISE OR                    OPTION TERM(4)
                          OPTIONS    EMPLOYEES IN  BASE PRICE   EXPIRATION -----------------------------
          NAME            GRANTED   FISCAL YEAR(2) PER SHARE(3)    DATE         5%             10%
          ----           ---------- -------------- -----------  ---------- -------------  --------------
All Shareholders(5).....      N/A         N/A           N/A          N/A   $  48,858,267  $  123,816,441
B.W.H. Marsden..........   15,000        16.9%       $14.50      5/27/03         136,785         346,639
S.D. Bennett............   10,000        11.3%        14.50      5/27/03          91,190         231,093
R.J. Stefan.............    4,000         4.5%        14.50      5/27/03          36,476          92,437
E.P. Weber..............    4,000         4.5%        14.50      5/27/03          36,476          92,437
J.F. Williams...........    5,000         5.6%        14.50      5/27/03          45,595         115,546
Named Executive
 Officers' Gains as a %
 of All Shareholders'
 Gains(6)...............                                                           0.709%          0.709%

- --------
(1) Stock Appreciation Rights were not granted during 1993. All options were granted on May 27, 1993. One-half of the options became exercisable on May 27, 1994 and one-half become exercisable on May 27, 1995 unless the vesting schedule is accelerated so that the options become fully exercisable upon death, retirement, disability or a change in control as defined in the Grant of Stock Option Agreement. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) Based on 88,500 options granted to all employees.
(3) Exercise price is the market value per share on the date of grant, determined by calculating the average of the high and low prices of the common stock on the Nasdaq National Market, as reported in The Wall Street Journal for the date of grant.
(4) Total dollar gains based on the assumed annual rates of appreciation shown here and calculated on 5,372,505 outstanding shares--the number of shares outstanding on the date of grant. The dollar amounts in these columns are the result of calculations at the 5% and 10% rates set by the Commission and are not intended to forecast future appreciation of the common stock. As an alternative to the assumed potential realizable values stated in the 5% and 10% columns, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there is no objective criteria by which any computation of present value can be verified. Consequently, the Company does not believe there is a reliable method of computing the present value of such stock options.
(5) "All Shareholders" is shown for comparison purposes only. The potential realizable value illustrates the gains all shareholders could realize assuming a hypothetical ten-year option granted at $14.50 per share on May 27, 1993 if the share price of the common stock increases at the assumed annual rates shown in the table. There can be no assurance that the common stock will perform at the assumed annual rates shown in the table.
(6) This analysis illustrates the proportion of executive officers' gains as a percent of all shareholders' gains under the above assumptions.

AGGREGATED OPTION EXERCISES IN 1993 AND FISCAL YEAR END OPTION VALUES

  The following table sets forth certain information concerning the exercise of options in 1993 to purchase common stock by the five individuals named in the Summary Compensation Table and the unexercised options to purchase common stock held by such individuals at December 26, 1993.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

                                                NUMBER OF SECURITIES    VALUE OF UNEXERCISED IN-
                          NUMBER OF            UNDERLYING UNEXERCISED     THE-MONEY OPTIONS AT
                           SHARES                OPTIONS AT 12/26/93           12/26/93(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
       NAME              ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----              ----------- -------- ----------- ------------- ----------- -------------
Brian W.H. Marsden......     -0-       N/A      79,300       20,000      $205,588      $39,375
Stephen D. Bennett......     -0-       N/A      15,900       13,500        26,363       26,250
Richard J. Stefan.......     -0-       N/A      21,550        6,000        50,544       10,500
Edward P. Weber, Jr.....     -0-       N/A      21,650        6,000        50,544       10,500
Jerry F. Williams.......     -0-       N/A      27,250        7,500        63,344       13,125

- --------
(1) Calculated on the basis of the fair market value of the underlying securities at fiscal year end, $17.125, minus the exercise price. Options granted in 1988, 1989 and 1992 were not in-the-money at fiscal year end.

DEFINED BENEFIT PLAN

         AVERAGE ANNUAL EARNINGS
    FOR THE 5 HIGHEST 12 MONTH PERIODS
 DURING THE LAST 10 CONSECUTIVE 12-MONTH    ESTIMATED ANNUAL PENSION PAYABLE
                 PERIODS                   BASED ON YEARS OF SERVICE INDICATED
 ---------------------------------------   -----------------------------------
                                           15 YEARS 20 YEARS 25 YEARS 30 YEARS
                                           -------- -------- -------- --------
$100,000.................................. $ 14,387 $ 22,262 $ 30,137 $ 38,012
 150,000..................................   26,199   38,012   49,824   61,637
 200,000..................................   38,012   53,762   69,512   85,262
 250,000..................................   49,824   69,512   89,199  108,887
 300,000..................................   61,637   85,262  108,887  132,512
 350,000..................................   73,449  101,012  128,574  156,137
 400,000..................................   85,262  116,762  148,262  179,762
 450,000..................................   97,074  132,512  167,949  203,387
 500,000..................................  108,887  148,262  187,637  227,102

  The Company's Salaried Employees' Past Service Pension Plan (the "Past Service Plan") provides for benefits based on years of credited service with Acme Steel Company through December 31, 1981 and average annual earnings for the 5 highest 12-month periods during the 10 consecutive 12-month periods preceding retirement. The Company and Mr. Marsden are parties to a Deferred Compensation Agreement which entitles Mr. Marsden to a supplemental pension benefit equivalent to ten years of additional credited service under the Past Service Plan unless (i) his employment with the Company is terminated for "Cause" (as defined in the Deferred Compensation Agreement) or (ii) he engages in a "competitive activity" (as defined in the Deferred Compensation Agreement) for the period and under the circumstances provided in such agreement. Corporate funds, rather than pension trust assets, will be used for payment of these supplemental benefits to Mr. Marsden and any pension benefits payable in excess of the maximum amount permitted under the Internal Revenue Code. Mr. Marsden was deemed to have approximately 15 years of credited service as of December 31, 1981, Mr. Williams has approximately 17 years of credited service, and Mr. Stefan has approximately 22 years of credited service. Messrs. Bennett and Weber joined the Company after December 31, 1981 and, therefore, do not participate in the Past Service Plan.

  The preceding table is based upon retirement at age 65, a pension payable for the life of the retiree only, and a social security offset of $8,798.40 per year. Different benefits under the Past Service Plan may be payable for persons whose employment terminates prior to age 65. For purposes of the table, average annual earnings include salaries and bonuses paid or deferred during the twelve-month period.

  The Past Service Plan provides for a transition pension for salaried employees and certain executive officers who were employed on December 31, 1981 if the benefit attributable to contributions by the Company after December 31, 1981 under the Company's Salaried Employees' Retirement Savings Plan (the "SERSP") is less than the benefit which would be attributable under the Past Service Plan to continuous service between January 1, 1982 and the earlier of December 31, 1991 and termination of employment. The amount attributable to such Company contributions is contributions to the SERSP in excess of 6 1/2 percent of the participant's earnings for each calendar quarter (which, in the case of executive officers, are the same for purposes of the SERSP as for purposes of the Past Service Plan) of continuous service from January 1, 1982 until the earlier of December 31, 1991 and termination of employment, together with amounts which would have been earned had such contributions been invested and reinvested in the Diversified Investment Fund provided for in the SERSP. Future performance of the Diversified Investment Fund and the earnings of participants during the 10 years preceding retirement will determine whether or not any transition pension will be payable.

  Unless a participant becomes entitled to a transition pension as described in the preceding paragraph, years of credited service after December 31, 1981 will have no effect on any estimated annual pension payable pursuant to the Past Service Plan.

CHANGE IN CONTROL ARRANGEMENTS

  On May 25, 1992, the Board adopted the Key Executive Severance Pay Plan (the "Plan") from Acme Steel Company and designated the executive officers of the Company and certain other individuals as participants. A participant may be entitled to severance benefits under the Plan if there is a termination of his employment without cause at any time within three years after a "Change in Control" of the Company (as defined in the Plan). In addition, following a Change in Control a participant may elect to terminate his employment without loss of severance benefits in certain specified contingencies, including termination of the participant's position as an officer or director; a good faith determination by the participant that as a result of the Change in Control, he is unable to carry out the authorities, powers, functions or duties attached to his position; a significant adverse change in his position, duties or compensation; the failure of a successor to assume the Company's obligations under the Plan; excessive travel requirements or the substantial relocation of his place of work; or the reorganization, dissolution, liquidation, consolidation or merger of the Company or the sale of a significant portion of its assets.

  Under the Plan, a Change in Control is deemed to have occurred if (i) the Company is merged or reorganized into or with, or sells all of its assets to, another company in a transaction in which former shareholders of the Company own less than 75 percent of the outstanding securities of the surviving or acquiring company after the transaction, (ii) a filing is made with the Commission disclosing the beneficial ownership by any person or group of 25 percent or more of the voting power of the Company, (iii) during any period of two consecutive years individuals who were directors at the beginning of such period cease to constitute a majority of the Board without the approval of two-thirds of the remaining Board members, (iv) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company, or (v) any other event, or events, which the Board shall determine to be a Change in Control.

  A participant who is terminated with rights to severance compensation under the Plan will be entitled to receive in respect of the "Severance Period" (as defined in the Plan), in lieu of further salary payments to the participant, the following: (i) a sum equal to (a) three times the participant's highest annual aggregate base salary in effect at any time within five years prior to the date the "Notice of Termination of Employment" (as defined in the Plan) is given, plus (b) an amount equal to the average compensation paid in the two calendar years prior to the date said Notice is given to the participant under the Plan, or any successor plan (provided, however, the participant may elect to receive said sums in thirty-six (36) equal monthly payments, including interest, after the date of said Notice); (ii) for a period of thirty-six (36) months following the date of "Termination of Employment" (as defined in the Plan), or until a participant's death, if earlier, life, health and accident insurance benefits and other executive benefits the participant was receiving immediately prior to the date of Termination of Employment; (iii) all benefits to which the participant is entitled as a participant under the Salaried Employees' Past Service Pension Plan, the Salaried Employees Retirement Savings Plan or other plan or agreement relating to retirement benefits; and, (iv) all legal fees and expenses incurred by a participant, if any, as a result of such Termination of Employment or enforcing any right or benefit under the Plan. A letter of credit has been obtained by the Company for the purpose of securing the payment of such legal fees and expenses.

  The net amount payable to any participant under the Plan, taking into account payments under Other Plans, (as defined in the Plan) as appropriate, may not exceed 2.99 times the participant's "base amount" (as defined in Section 280G of the Internal Revenue Code), which, generally, is the average of the participant's taxable annual income received from the Company during the five-year period preceding the Change in Control, to avoid the special tax rules applicable to "excess parachute payments" under Federal income tax legislation enacted in 1984.

  To protect both the Company and any participant, if the severance compensation under the Plan, either alone or together with other payments to a participant, would constitute "excess parachute payments", as defined in
Section 280G of the Internal Revenue Code, such severance compensation payment would be reduced to the largest amount as would result in no portion of such payments being disallowed as deductions to the Company under Section 280G of the Internal Revenue Code and no portion of such payments subjecting a participant to the excise tax imposed by Section 4999 of the Internal Revenue Code. The determination of such reductions will be made, in good faith, by the Company's independent accountants and will be conclusively binding upon the Company and such participant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1993 the Compensation Committee of the Board was comprised of the following non-employee directors: C. J. Gauthier, Andrew R. Laidlaw, Julien
L. McCall, Frank A. LePage (Chairman), William R. Wilson.

  Mr. Laidlaw is a partner in the law firm of Seyfarth, Shaw, Fairweather & Geraldson which provided $101,973 in legal services to the Company in 1993. Mr. Laidlaw resigned as a member of the Compensation Committee effective January 27, 1994. Mr. LePage is a director of Parker-Hannifin Corporation to which the Company sold tubing in the amount of $1,800,692 in 1993. Mr. Wilson is a director of Columbia Gas System, Inc. from which the Company made purchases of $79,906 for natural gas in 1993.

DIRECTORS' COMPENSATION

  Mr. MacDonald entered into an agreement with the Company effective June 1, 1992 to provide consulting services for a three-year period. Mr. MacDonald is paid an annual fee of $50,000 in addition to any payments to which he may be entitled as a non-employee director of the Company. Under the terms of the contract, he is furnished with an office, secretarial and certain other business office services which were valued by the Company at approximately $37,000 in 1993.

  Directors who are not also officers of the Company are currently paid an annual director's fee of $18,000, a fee of $1,000 for attending a meeting of the Board and a fee of $1,000 for attending a meeting of a committee of the Board, whether or not more than one meeting is held on the same day. The Chairmen of the Audit Review, Compensation, Finance and Nominating Committees are paid an additional annual fee of $2,000. The Company provides accidental death and dismemberment insurance for all outside directors while on the business of the Company. All Directors are reimbursed for expenses incurred in connection with Board and committee meetings.

  In addition to the remuneration above, the Company paid fees not material in amount for services rendered by outside directors outside the scope of normal Board and committee meetings.

  In 1992, the Company adopted the Acme Metals Incorporated Non-Employee Directors Retirement Plan (the "Directors Retirement Plan") which provides for benefits to directors who are not employees of the Company and who retire from the Board after attaining 65 years of age. Four years of services as a non-employee director is required to be eligible for a minimum retirement benefit of 40% of the annual retainer in effect at the date of retirement. The benefit increases 10% for each additional year of service to a maximum of 100% of the annual retainer in effect at the date of retirement. The Directors Retirement Plan is an unfunded non-qualified plan and all benefits will be paid out of current earnings. No benefits are payable to the spouse or dependents of a retired director.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  As of June 3, 1994, there were 5,556,661 shares of the Company's Common Stock issued and outstanding and 6,780 registered holders of the Company's Common Stock. Set forth below is certain information as of that date regarding those entities known to the Company to be the beneficial owners of more than 5 percent of the Common Stock and information with respect to beneficial ownership of the Company's Common Stock by all directors, each of the executive officers named in "Management--Summary Compensation Table" and all directors and executive officers as a group.

                                  NUMBER OF SHARES      PERCENT OF CLASS   PERCENT OF CLASS AFTER
      NAME AND ADDRESS            OF COMMON STOCK       PRIOR TO SPECIAL          SPECIAL
    OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)(2) WARRANT OFFERING(3) WARRANT OFFERING(3)(4)
    -------------------       ------------------------ ------------------- ----------------------
Dimensional Fund Advisors,            393,514                  6.6%                 3.3%
Inc.(5).....................
1299 Ocean Avenue
Santa Monica, CA 90401
Brinson Holdings, Inc.(6)...          365,800                  6.1%                 3.2%
209 South LaSalle Street
Chicago, Illinois 60604
DIRECTORS AND OFFICERS
Stephen D. Bennett(7).......           37,036                   *                    *
C.J. Gauthier...............              173                   *                    *
Edward G. Jordan............            1,000                   *                    *
Andrew R. Laidlaw...........            1,000                   *                    *
Frank A. LePage.............            2,500                   *                    *
Reynold C. MacDonald(8).....           66,301                  1.1                   *
Brian W.H. Marsden(9).......          154,360                  2.6                  1.3
Julien L. McCall............            1,000                   *                    *
Carol O'Cleireacain.........                0                   *                    *
William P. Sovey............            1,000                   *                    *
Richard J. Stefan(10).......           41,756                   *                    *
Edward P. Weber, Jr.(11)....           34,844                   *                    *
Jerry F. Williams(12).......           59,970                  1.0                   *
William R. Wilson...........            1,000                   *                    *
All directors and executive
officers
as a group, 15
person(7)(8)(9)(10)(11)(12).          401,940                  6.7                  3.5

- --------
   *Less than 1% of class
(1) As used in this section, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934 as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power.
(2) On June 3, 1994, Harris Trust & Savings Bank, Trustee for the Company's Salaried Employees Retirement Savings Plan, the Company's Employee Stock Ownership Plan, and the Alpha Tube Corporation Employees 401(k) Retirement Plan, held 873,523 shares, or 15.7%, of Common Stock then outstanding. Shares held by the Trustee on account of each of the participating employees will be voted by the Trustee in accordance with written instructions from the participants and where no instructions are received, the Trustee will vote in accordance with the recommendations set forth by the Board in the proxy statement of the Company. In addition, on June 3, 1994 Harris Trust and Savings Bank, as Trustee under the Company's Pension and Retirement Plans Trust ("Trust"), held 207,092 shares, or 3.7%, of Common Stock then outstanding. Under the terms of the Trust, absent direction from the Company, the Trustee is authorized to exercise voting rights as it deems proper.

(3) The shares owned by each person or entity, or by the group, and the shares included in the total number of shares outstanding have been adjusted and the percent owned has been computed in accordance with Rule 13d-3(d)(1) under the Securities and Exchange Act.
(4) Upon satisfaction of all conditions to the release from escrow of the net proceeds of the Special Warrant Offering and the deemed exercise of the Special Warrants, an additional 5,600,000 shares of the Company's Common Stock will be issued to the warrant holders.
(5) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 393,514 shares of Common Stock as of December 31, 1993 by reason of its sole or shared voting power and sole dispositive power over such shares. All of the shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.
(6) The number of shares of Common Stock beneficially owned was determined by a review of Schedule 13G furnished to the Company which states that Brinson Holdings, Inc. beneficially owns the shares solely through its ownership of Brinson Partners, Inc., which owns 178,630 shares, which in turn owns Brinson Trust Company, which owns 187,170 shares. Brinson Partners, Inc. and Brinson Trust Company have sole voting power and sole dispositive power with respect to the shares owned by them.
(7) Includes 24,400 shares which are not now owned but could be acquired by exercise of stock options, 6,700 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, and 2,140 shares held by the trustee of the Company's Employee Stock Ownership Plan ("ESOP") which are attributable to Mr. Bennett's account.
(8) Includes 16,301 shares held in a trust to which Mr. MacDonald disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(9) Includes 91,800 shares which are not now owned but could be acquired by exercise of stock options, 4,100 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, 2,500 shares owned by a family member to which Mr. Marsden disclaims beneficial ownership, and 4,080 shares held by the trustee of the ESOP which are attributable to Mr. Marsden's account.
(10) Includes 25,550 shares which are not now owned but could be acquired by exercise of stock options, 1,600 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, 1,789 shares held by the trustee of the Company's Salaried Employees Retirement Savings Plan (SERSP) which are attributable to Mr. Stefan's account and 2,592 shares held by the trustee of the ESOP which are attributable to Mr. Stefan's account.
(11) Includes 25,650 shares which are not now owned but could be acquired by exercise of stock options, 2,750 shares which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition, 100 shares held by family members, and 2,669 shares held by the trustee of the ESOP which are attributable to Mr. Weber's account.
(12) Includes 32,250 shares which are not now owned but could be acquired by exercise of stock options, 3,390 shares which are subject to conditions of forfeiture and restriction on sale, transfer or other disposition, 11,287 shares held by the trustee of the SERSP which are attributable to Mr. Williams' account, and 3,309 shares held by the trustee of the ESOP which are attributable to Mr. Williams' account.

                              CERTAIN TRANSACTIONS

  The following is a year by year listing of all transactions and any proposed transactions which have materially affected or will materially affect the Company and any of its subsidiaries in which the following have or had a material interest during the fiscal years 1991, 1992 and 1993 and the current fiscal year to date: directors and senior officers of the Company, any security holders named in "Security Ownership of Certain Beneficial Owners and Management," and any associate or affiliate of any of the foregoing persons or companies. The Company believes that all transactions were in the ordinary course of business, at competitive prices and terms and at arm's length.

SIX MONTHS 1994

  Through June 26, 1994, the Company made sales to and purchases from corporations (including subsidiaries) certain executive officers and directors of which are also directors of the Company, as follows: Messrs. MacDonald and Jordan are directors of The ARA Group, Inc., from which the Company made purchases of $85,820 for food services; Mr. Laidlaw is a partner of the law firm of Seyfarth, Shaw, Fairweather and Geraldson, to which firm the Company paid $38,248 for professional services on behalf of the Company; Mr. LePage is a director of Parker-Hannifin Corporation, to which the Company made sales of $1,358,823; and Mr. Wilson is a director of Columbia Gas System, Inc., from which the Company made purchases of $54,740 for natural gas. There were also purchases from one other company which did not exceed $50,000.

FISCAL YEAR 1993

  In the fiscal year 1993, the Company made sales to and purchases from corporations (including subsidiaries) certain executive officers and directors of which are also directors of the Company, as follows: Messrs. MacDonald and Jordan are directors of The ARA Group, Inc., from which the Company made purchases of $167,527 for food services; Mr. Laidlaw is a partner in the law firm of Seyfarth, Shaw, Fairweather and Geraldson, to which firm the Company paid $101,973 for professional services on behalf of the Company; Mr. LePage is a director of Parker-Hannifin Corporation, to which the Company made sales of $1,800,692 for tubing; and Mr. Wilson is a director of Columbia Gas System, Inc., from which the Company made purchases of $76,906 for natural gas. There were also sales to one other company which did not exceed $50,000.

FISCAL YEAR 1992

  In the fiscal year 1992, the Company made sales to and purchases from corporations (including subsidiaries) certain executive officers and directors of which are also directors of the Company, as follows: Messrs. MacDonald and Jordan are directors of The ARA Group, Inc. from which the Company made purchases of $182,331; Mr. Laidlaw is a partner in the law firm of Seyfarth, Shaw, Fairweather and Geraldson, to which firm the Company paid $68,865 for professional services on behalf of the Company; and Mr. LePage is a director of Parker-Hannifin Corporation, to which the Company made sales of $1,047,724 for tubing. There were also purchases from and sales to several other like companies, the transaction amounts of which, in the aggregate, did not exceed $50,000.

FISCAL YEAR 1991

  In the fiscal year 1991, the Company made sales to and purchases from corporations (including subsidiaries) certain executive officers and directors of which are also directors of the Company, as follows: Mr. Gauthier is a director of Nalco Chemical Company from which the Company made purchases of $146,315; Messrs. MacDonald and Jordan are directors of The ARA Group, Inc., from which the Company made purchases of $161,713; Mr. Laidlaw is a partner in the law firm of Seyfarth, Shaw, Fairweather & Geraldson, to which the Company paid $108,096 for professional services performed on behalf of the Company; and Mr. LePage is a director of Parker-Hannifin Corporation, to which a subsidiary of Acme sold tubing in the amount of $805,611. There were also purchases from and sales to several other like companies, the transaction amounts of which, in the aggregate, did not exceed $50,000.

                              DESCRIPTION OF NOTES

  The Senior Secured Notes will be issued under an indenture (the "Note Indenture") dated as of August 11, 1994 by and among Acme Metals Incorporated, a Delaware corporation (for purposes of this Description of Notes, the "Company"), the Guarantors and Shawmut Bank Connecticut, National Association, as trustee (the "Note Trustee"). The Senior Secured Discount Notes will be issued under an indenture (the "Discount Note Indenture"; and together with the Note Indenture, the "Indentures") dated as of August 11, 1994, by and among the Company, the Guarantors (as defined below) and Shawmut Bank Connecticut, National Association, as trustee (the "Discount Note Trustee"; and together with the Note Trustee, the "Trustees"). The terms of the Notes will include those stated in the Indentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"), as in effect on the date of each of the Indentures. The Notes will be subject to all such terms, and prospective investors are referred to the respective Indenture and the Trust Indenture Act for a statement of such terms.

  The statements under this caption relating to the Notes, the Indentures and the Security Documents (as defined below) are summaries and do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

 General

  The Senior Secured Notes will bear interest from the date the Senior Secured Notes are first issued under the Note Indenture at the rate shown on the cover page of this Prospectus, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1995 to holders of record at the close of business on the January 15 or July 15 immediately preceding each such interest payment date. The Senior Secured Notes will be due on August 1, 2002, and will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Secured Notes will be senior obligations of the Company limited to an aggregate amount of $125,000,000.

  No cash interest will accrue on the Senior Secured Discount Notes prior to August 1, 1997. Thereafter, the Senior Secured Discount Notes will bear interest at the rate shown on the cover page of this Prospectus, payable semiannually on February 1 and August 1 of each year, commencing February 1, 1998 to holders of record at the close of business on the January 15 or July 15 immediately preceding each such interest payment date. The Senior Secured Discount Notes will be due on August 1, 2004, and will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Senior Secured Discount Notes will be senior obligations of the Company limited to an aggregate amount of $117,958,000.

  The Senior Secured Notes, the Senior Secured Discount Notes and the Term Loans will be pari passu with one another and will be secured ratably by the Collateral in relation to the outstanding principal amount of the Senior Secured Notes and the Term Loans and the Accreted Value of the Senior Secured Discount Notes. The Notes will be senior in right of payment to all subordinated indebtedness of the Company and pari passu in right of payment with all future senior indebtedness of the Company. At June 26, 1994, on an adjusted basis after giving effect to the offering of the Notes and the incurrence of the Term Loans and the application of the estimated net proceeds therefrom, the Company and its Subsidiaries would have had an aggregate of approximately $261 million indebtedness outstanding including the Notes and the Term Loans. The Notes and the Term Loans will be guaranteed on a senior basis by the Company's Subsidiaries (the "Guarantors"). See "-- Guarantee of Notes." In addition, all of the Company's obligations on the Notes, under the Indentures and under the Term Loans will be secured by a pledge of all of the capital stock of the Company's direct Subsidiaries, the Guarantee by Acme Packaging of the Notes and the Term Loans will be secured by a pledge of all of the capital stock of its Subsidiaries and the Guarantee by Acme Steel of the Notes and the Term Loans, will be secured by a pledge of all of the capital stock of its subsidiary and a mortgage on substantially all of its assets other than inventory and accounts receivable and certain non-material assets. In addition, to the extent that Acme Steel finances the acquisition of assets constituting a part of the Modernization Project out of the proceeds of industrial revenue bonds or similar governmental authority obligations, such assets shall not constitute security for its Guarantee. See "--Security." The Company has obtained commitments for an $80 million Working Capital Facility which will be secured by inventory and accounts receivable of the Company and its Subsidiaries. See "Description of Other Indebtedness--Working Capital Facility." The ability of the Company and its Subsidiaries to incur additional Indebtedness will be limited by the "Limitations on Indebtedness" covenant of each of the Indentures, and the ability of the Company and its Subsidiaries to incur additional secured Indebtedness will be limited by the "Limitations on Liens" covenant of each of the Indentures.

 Redemption

  Optional Redemption of the Senior Secured Notes. The Senior Secured Notes may not be redeemed prior to August 1, 1998. On or after August 1, 1998, the Company may, at its option, redeem the Senior Secured Notes in whole or in part, from time to time, at the following redemption prices (expressed in percentages of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption.

  If redeemed during the twelve-month period beginning August 1,

             YEAR                               PERCENTAGE
             ----                               ----------
             1998..............................  106.250%
             1999..............................  104.167%
             2000..............................  102.083%
             2001..............................  100.000%

  Optional Redemption of the Senior Secured Discount Notes. The Senior Secured
Discount Notes may not be redeemed prior to August 1, 1999. On or after August
1, 1999, the Company may, at its option, redeem the Senior Secured Discount
Notes in whole or in part, from time to time, at the following redemption prices
(expressed in percentages of the principal amount thereof), in each case together with accrued interest, if any, to the date of redemption.

  If redeemed during the twelve-month period beginning August 1,

             YEAR                               PERCENTAGE
             ----                               ----------
             1999..............................  106.750%
             2000..............................  104.500%
             2001..............................  102.250%
             2002 and thereafter...............  100.000%

  Selection and Notice of Redemption. In the event that less than all of the Notes are to be redeemed at any time, selection of Senior Secured Notes or Senior Secured Discount Notes (or portions thereof) for redemption will be made by the respective Trustee pro rata, by lot or by any other method such Trustee shall deem fair and reasonable; provided, however, that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption to the holders of Notes to be redeemed in whole or in part shall be given by mailing notice of such redemption by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the date fixed for redemption to such holders of Notes at their addresses as they shall appear upon the registry books. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

  Sinking Fund. There will be no sinking fund for the Senior Secured Notes or Senior Secured Discount Notes.

 Guarantee of Notes

  Each Guarantor unconditionally guarantees, jointly and severally, to each holder and the Trustees, the full and prompt performance of the Company's obligations under the Indentures and the Notes, including the payment of principal of and interest on the Notes. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indentures, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

  Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indentures. See "--Limitations on Mergers, Consolidations and Sales of Assets." In the event all of the capital stock of a Guarantor is sold by the Company and the sale complies with the "Limitation on Disposition of Assets" covenant, the Guarantor's Guarantee will be released and the pledge of the Guarantor's capital stock as security for the Notes or a Guarantee, as the case may be, shall also be released.

  Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

 Security

  All of the obligations of the Company under the Notes, the Indentures and the Term Loans will be secured by a pledge by the Company of all of the capital stock of its direct Subsidiaries whether now existing or hereafter acquired, the Guarantee by Acme Packaging of the Notes and the Term Loans will be secured by a pledge by Acme Packaging of all of the capital stock of its subsidiaries whether now existing or hereafter acquired, and the Guarantee by Acme Steel of the Notes and the Term Loans will be secured by a pledge by Acme Steel of all of the capital stock of its subsidiaries whether now existing or hereafter acquired, and a first priority Lien on substantially all existing and future real property, equipment, intellectual property and related intangibles of Acme Steel, including the Modernization Project, and the proceeds thereof, but excluding inventory, accounts receivable, certain non-material assets and Permitted Liens (collectively including all other property and assets that are from time to time subject to the Security Documents, the "Collateral"). Collateral consisting of real property and fixtures will be mortgaged by Acme Steel pursuant to mortgages or deeds of trust (the "Mortgages"). Collateral constituting personal property will be pledged by Acme Steel pursuant to security agreements (the "Security Agreements"). Collateral constituting capital stock will be pledged by the Company, Acme Steel and Acme Packaging pursuant to securities pledge agreements (the "Securities Pledge Agreements"). The Working Capital Facility will be secured by inventory and accounts receivable of the Company and its Subsidiaries. In addition, to the extent that Acme Steel finances the acquisition of assets constituting a part of the Modernization Project out of the proceeds of industrial revenue bonds or similar governmental authority obligations, such assets shall not constitute security for its Guarantee.

  The collateral release provisions of the Indenture permit the release of items of Collateral which are the subject of an Asset Sale (as defined below) and in other circumstances upon compliance with certain conditions. See "-- Possession, Use and Release of Collateral." The Available Proceeds Amount (as defined below) of any such Asset Sale would be required to be applied to an Unapplied Proceeds Offer (as defined below) in the circumstances and manner described under "--Certain Covenants of the Company-- Limitation on Disposition of Assets." To the extent an Unapplied Proceeds Offer is not fully subscribed to by holders of Notes, the unutilized Available Proceeds Amount may be retained by the Company, free and clear of the Lien of the Indentures and the Security Documents. See "--Possession, Use and Release of Collateral."

  To the extent that third parties enjoy Permitted Liens, such third parties may have rights and remedies with respect to the Property subject to such Lien that, if exercised, could adversely affect the value of the Collateral.

  No appraisals of the Collateral have been prepared by or on behalf of the Company. There can be no assurance that the proceeds of any sale of the Collateral pursuant to the Indentures and the related Security Documents following an acceleration after an Event of Default under the Indentures would not be substantially less than that which would be required to satisfy payments due on the Notes. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral will be able to be sold in a short period of time, if saleable. Pending application of the net proceeds of the Note Offering and the Term Loans as set forth in "Use of Proceeds" above, unused net proceeds of the Note Offering and the Term Loans will be deposited in the Collateral Account and will be released to the Company in accordance with the terms of the Indentures and the Term Loan Facility.

  For a discussion of certain risks associated with the ability of the Collateral Agent to foreclose upon and sell Collateral under applicable bankruptcy laws if a bankruptcy proceeding were to be commenced by or against the Company or any of the Guarantors, see "Risk Factors--Security for the Notes."

  Collateral Agency Agreement. Prior to the consummation of the offering of the Notes, the Note Trustee, the Discount Note Trustee, Lehman Commercial Paper Inc. (as agent for the lenders under the Term Loan Facility) (the "Term Loan Agent"), Shawmut Bank Connecticut, National Association, as collateral agent (the "Collateral Agent"), the Company, Acme Steel and Acme Packaging will enter into a collateral agency agreement (the "Collateral Agency Agreement"). The Collateral Agency Agreement will provide generally that decisions in respect of
(i) administering the Collateral (not including decisions relating to the release of the Collateral); (ii) releasing portions of the Collateral in circumstances not otherwise permitted by the Indentures; and (iii) foreclosing on or otherwise pursuing remedies with respect to such Collateral generally may be made by the holders of not less than a majority in aggregate principal amount of any issue of Indebtedness covered by the Collateral Agency Agreement and secured by the Collateral. If an Event of Default occurs under the Note Indenture, the Discount Note Indenture or the Term Loan Facility the applicable Trustee or the Term Loan Agent, as the case may be, will notify the others. In the event a declaration of acceleration of the Senior Secured Notes, the Senior Secured Discount Notes, or the Term Loans, as the case may be, occurs as a result thereof, the Note Trustee, the Discount Note Trustee or the Term Loan Agent, as the case may be, on behalf of their respective holders, in addition to any rights or remedies available to it under the Note Indenture, the Discount Note Indenture or the Term Loan Facility, as the case may be, may, subject to the provisions of the Collateral Agency Agreement, cause the Collateral Agent to take such action as the Note Trustee, the Discount Note Trustee or the Term Loan Agent, as the case may be, deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings if sufficiently indemnified by the Holders. The proceeds received by the Collateral Agent from any foreclosure will be applied by the Collateral Agent first to pay the expenses of such foreclosure and fees and other amounts then payable to the Collateral Agent under the Collateral Agency Agreement and the Trustees under the Indentures and the Term Loan Agent under the Term Loan Facility and thereafter to pay, pro rata, the principal of, premium, if any, and interest on the Notes, on Term Loans or any other Indebtedness covered by the Collateral Agency Agreement and secured by the Collateral.

 Intercreditor Agreement

  Prior to the consummation of the Note Offering, the Collateral Agent, on behalf of the holders of the Notes and the lenders under the Term Loan Facility, will enter into an intercreditor agreement (the "Intercreditor Agreement") with the Company, Acme Steel, and Harris Trust and Savings Bank, as agent for the lenders under the Working Capital Facility (in such capacity, the "Agent"). The Intercreditor Agreement will provide, among other things, that
(i) the Collateral Agent and the Agent will provide notices to each other with respect to the acceleration of the Notes, or Term Loans or the Indebtedness under the

Working Capital Facility, as the case may be, and the commencement of any action to enforce the rights of the holders of the Notes, the lenders under the Term Loan Facility, the Collateral Agent, the lenders under the Working Capital Facility, or the Agent and (ii) for a period following the issuance of a notice of enforcement, the Agent may enter upon all or any portion of the Company's or Guarantor's premises, use the Collateral to the extent necessary to complete the manufacture of inventory, collect accounts and sell or otherwise dispose of the collateral securing the Indebtedness under the Working Capital Facility.

 Certain Covenants

  The following is a summary of certain covenants that will be contained in each of the Indentures. Such covenants will be applicable (unless waived or amended as permitted by the Indentures) so long as any of the Notes are outstanding.

  Reports to Holders of the Notes. So long as the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it will continue to furnish the information required thereby to the Commission and to the Trustees. The Indentures provide that even if the Company is entitled under the Exchange Act not to furnish such information to the Commission, it will nonetheless continue to file such reports with the Commission and the Trustees and mail such reports to holders of the Notes as if it were subject to such periodic reporting requirements so long as any of the Notes remain outstanding; provided that the Company shall not be obligated to furnish such information to the Commission if less than 10% of the original principal amount of each class of the Notes is then outstanding.

  Repurchase of Notes Upon Change of Control. In the event that there shall occur a Change of Control, each holder of the Notes shall have the right, at the holder's option, to require the Company to repurchase all or any part of such holder's Notes on the date (the "Repurchase Date") that is no later than 60 days after notice of the Change of Control, at a repurchase price equal to,
(i) in the case of the Senior Secured Notes, 101% of the principal amount thereof, plus accrued interest to the Repurchase Date or (ii) in the case of the Senior Secured Discount Notes, 101% of the Accreted Value thereof on the Repurchase Date if repurchased prior to August 1, 1997 and at the principal amount thereof, plus accrued interest to the Repurchase Date, thereafter.

  On or before the thirtieth day after the Change of Control, the Company is obligated to mail, or cause to be mailed, to all holders of record of such Notes a notice regarding the Change of Control and the repurchase right. The notice shall state the Repurchase Date (which shall be the same date for both the Senior Secured Notes and the Senior Secured Discount Notes), the date by which the repurchase right must be exercised, the price for such Notes and the procedure which the holder must follow to exercise such right. Substantially simultaneously with mailing of the notice, the Company shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise such right, the holder of such Note must deliver at least ten days prior to the Repurchase Date written notice to the Company (or an agent designated by the Company for such purpose) of the holder's exercise of such right, together with the Note with respect to which the right is being exercised, duly endorsed for transfer; provided that, if mandated by applicable tender offer rules and regulations a holder may be permitted to deliver such written notice nearer to the Repurchase Date as may be specified by the Company.

  The Company will comply with all applicable tender offer rules and regulations, including Section 14(e) of the Exchange Act and the rules thereunder, if the Company is required to give a notice of a right of repurchase as a result of a Change of Control.

  "Change of Control" means (i) any sale, lease or other transfer (in one transaction or a series of related transactions) by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company);
(ii) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Capital Stock of the Company representing 40% or more of the voting power of such Capital Stock;
(iii) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

  "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Issue Date or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

  With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indentures (including as set forth under "--Limitations on Mergers, Consolidations and Sales of Assets" below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to repurchase Notes.

  None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of indebtedness outstanding at such time.

  The Indentures will require the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control offer. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company is required to repurchase. After giving effect to the offering of the Notes and the application of the estimated net proceeds therefrom as set forth under "Use of Proceeds," the Company would not have sufficient funds available to repurchase all of the outstanding Notes pursuant to a Change of Control offer. In the event that the Company were required to repurchase outstanding Notes pursuant to a Change of Control offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its repurchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

  Failure by the Company to repurchase the Notes when required upon a Change of Control will result in an Event of Default with respect to the Notes.

  These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the person attempting the acquisition views itself as unable to finance the repurchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control.

  Limitations on Indebtedness. The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness); provided the Company and its Subsidiaries may incur Indebtedness, including Acquired Indebtedness, if (i) at the time of such event and after giving effect thereto, on a pro forma basis, the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges for the four full fiscal quarters immediately preceding such event, taken as one period and calculated using the assumptions and adjustments set forth in the following sentence, would have been greater than 2.0 to 1.0, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of or occur as a consequence of the incurrence of such Indebtedness. The following assumptions and adjustments shall be used in calculating the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges for the four-quarter period preceding the incurrence of Indebtedness giving rise to such determination: (a) the Indebtedness being incurred will be assumed to have been incurred on the first day of such four-quarter period; (b) any other Indebtedness incurred during, and remaining outstanding at the end of, such four-quarter period or incurred subsequent to such four-quarter period will be assumed to have been incurred on the first day of such four-quarter period; (c) with respect to the incurrence of Acquired Indebtedness, the related acquisition (whether by means of purchase, merger or otherwise) and any related repayment of any Indebtedness will be assumed to have occurred on the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition and repayment being included in such pro forma calculations; (d) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations) during such four-quarter period (or subsequent thereto) out of the proceeds of sales of Capital Stock or operating cash flows in such four-quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four-quarter period; and (e) any permanent reduction in the committed amount of a revolving credit facility during such four-quarter period (or subsequent thereto) will be deemed to have occurred on the first day of such four-quarter period and interest paid on any amounts drawn on such revolving credit facility during such four-quarter period in excess of such reduced committed amount shall, for the period during which such drawn amounts were actually outstanding, be excluded from such calculation.

  The foregoing limitations will not apply to the incurrence of (i) Permitted Indebtedness, (ii) Refinancing Indebtedness and (iii) additional Indebtedness of the Company or any of its Subsidiaries the aggregate principal amount of which does not exceed $35 million outstanding at any one time.

  Limitations on Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (ii) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitations on Indebtedness" covenant; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (the fair market value of any such Restricted Payment if other than cash as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board) declared or made after the Issue Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including the first full fiscal quarter of the Company commencing after the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus (b) 100% of the aggregate net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board) received by the Company from (1) the issue or sale after the Issue Date of Capital Stock of the Company (other than the issue or sale of (A) Disqualified Stock or (B) Capital Stock of the Company to any Subsidiary of the Company or (C) the exercise of the Special Warrants) and (2) the issue or sale after the Issue Date of any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted or exercised, as the case may be.

  The foregoing clauses (ii) and (iii) will not prohibit: (A) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of the Indenture; (B) the repurchase, redemption or retirement of any shares of Capital Stock of the Company or any of its Subsidiaries in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Capital Stock (other than Disqualified Stock) of the Company; (C) the repurchase, redemption or retirement of subordinated Indebtedness of the Company or any of its Subsidiaries in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent (x) issue or sale of Capital Stock (other than Disqualified Stock) of the Company or (y) incurrence of Refinancing Indebtedness with respect to such subordinated Indebtedness; (D) the purchase of options on Common Stock issued to members of management of the Company pursuant to the terms of their employment agreements upon termination of employment, death or disability of any such person in an amount not to exceed $1,000,000 per annum; and (E) payments to taxing authorities by the Company or any Subsidiary of the Company on behalf of a holder of Common Stock of the Company (or an option to purchase such Common Stock) pursuant to certain arrangements in existence on the date of the Indentures; provided, that, without duplication, each Restricted Payment described in clauses (A) through (D) (other than subclause (y) of clause (C)) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (iii) of the immediately preceding paragraph.

  The prior sale of the 5,600,000 special stock purchase warrants by the Company in March 1994, and the subsequent exercise of such warrants for the Company's common stock, will not be deemed an issuance of Capital Stock for purposes of calculations made pursuant to this covenant.

  Limitations on Investments, Loans and Advances. The Company will not make and will not permit any of its Subsidiaries to make any Investments in any Person, except (i) Investments by the Company in or to any Subsidiary (or an entity which, following and as a result of such Investment, becomes a Subsidiary of the Company) and Investments in or to the Company or a Subsidiary (or an entity which, following and as a result of such Investment, becomes a Subsidiary of the Company) by any Subsidiary, (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business, (iii) advances to employees, officers and directors in the ordinary course of business, (iv) Investments under or pursuant to Interest Protection Agreements,
(v) Permitted Investments, (vi) Restricted Investments made pursuant to the "Limitations on Restricted Payments" covenant above, (vii) Investments in Wabush and (viii) other Investments in Persons other than Subsidiaries or Affiliates of the Company or any of the Company's Subsidiaries not to exceed $10,000,000 at any one time outstanding. For purposes of calculating the amount of any outstanding Investment pursuant to clause (viii), any return of capital or repayment of a loan or advance constituting all or a portion of the original amount of the Investment shall be deducted.

  Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company's Subsidiaries or any holder of 10% or more of any class of Capital Stock of the Company (including any Affiliates of such holders) (each, an "Affiliate Transaction") except for any Affiliate Transaction the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or an Affiliate of the Company or any of the Company's Subsidiaries.

  In addition, the Company will not, and will not permit any Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions, unless with respect to such Transaction or Transactions involving or having a value of more than $1,000,000, the Company has (x) obtained the approval of a majority of the Board of Directors of the Company in the exercise of their fiduciary duties and (y) either obtained the approval of a majority of the Company's disinterested directors or obtained an opinion of a qualified independent financial advisor to the effect that such Transaction or Transactions are fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

  Limitation on Disposition of Assets. Each of the Indentures will provide that:

    (a) the Company will not, and will not cause or permit any of its Subsidiaries to, consummate any Asset Sale unless (i) the consideration in respect of such Asset Sale is at least equal to the fair market value of the assets subject to such Asset Sale, (ii) at least 75% of the value of the consideration therefrom received by the Company or such Subsidiary is in the form of cash or cash equivalents, and (iii) to the extent such Asset Sale involves Collateral, (x) such Asset Sale is not between the Company and any of its Subsidiaries or between Subsidiaries of the Company and (y) the Company shall cause the cash consideration received in respect thereof to be deposited in the Collateral Account as and when received by the Company or by any Subsidiary of the Company and shall otherwise comply with the provisions of the Indentures and the Collateral Agency Agreement applicable to such Collateral and Asset Sale. The Company may, for so long as no Default or Event of Default exists under the applicable Indenture or would be caused thereby, apply Net Cash Proceeds held by it (or in compliance with the provisions of the applicable Indenture, direct the Collateral Agent to release Net Cash Proceeds held in the Collateral Account and the Collateral Agency Agreement for application) to the acquisition or construction of property constituting a Related Business Investment; provided, however, that if such application is not made in the manner and within the times contemplated by the definition of Available Proceeds Amount, the Company shall be required to make an Unapplied Proceeds Offer (as defined below) pursuant to paragraph (b) below.

    (b) In the event there shall be any Available Proceeds Amount, the Company shall make an offer to purchase (the "Unapplied Proceeds Offer") to all holders of the Notes on the Unapplied Proceeds Offer Payment Date, a principal amount (expressed as an integral multiple of $1,000) of the Senior Secured Notes and the Senior Secured Discount Notes equal to their respective Applicable Portion of such Available Proceeds Amount. In each case of an Unapplied Proceeds Offer, the purchase price for the Notes shall be equal to (i) in the case of the Senior Secured Notes, 100% of the principal amount thereof plus accrued and unpaid interest to the Unapplied Proceeds Offer Payment Date, or (ii) in the case of the Senior Secured Discount Notes, 100% of the Accreted Value thereof, if repurchased prior to August 1, 1997, and of the principal amount thereof plus accrued and unpaid interest to the Unapplied Proceeds Offer Payment Date if repurchased thereafter. Notwithstanding the foregoing (A) the Company may defer the Unapplied Proceeds Offer until there is an aggregate unutilized Available Proceeds Amount equal to or in excess of $5,000,000 (at which time, the entire unutilized Available Proceeds Amount, and not just the amount in excess of $5,000,000, shall be applied as required pursuant to the Indentures), (B) in connection with any Asset Sale, the Company and its Subsidiaries will not be required to comply with the requirements of clause
  (ii) of paragraph (a) to the extent that the aggregate non-cash consideration received in connection with such Asset Sale, together with the sum of all non-cash consideration received in connection with all prior Asset Sales that has not yet been converted into cash, does not exceed $5 million, provided that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to clause
  (ii) of paragraph (a) and (C) in connection with any Asset Sale relating to the Company's interest in Wabush, the Company need not comply with the provisions of clauses (i) and (ii) of paragraph (a). To the extent the Unapplied Proceeds Offer is not fully subscribed to by holders, the Company may, subject to the terms of the Indentures and the Collateral Agency Agreement, obtain a release of the unutilized portion of the Available Proceeds Amount relating to such Unapplied Proceeds Offer from the Lien of the Security Documents.

    (c) If at any time any non-cash consideration is received by the Company or by any Subsidiary of the Company, as the case may be, in connection with any Asset Sale involving Collateral, such non-cash consideration shall be made subject to the Lien of the Security Documents in the manner contemplated in the Indentures and the Collateral Agency Agreement. If and when any non-cash consideration received from any Asset Sale (whether or not relating to Collateral) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

    (d) All Net Proceeds and all Net Awards required to be delivered to the Collateral Agent pursuant to any Security Document shall constitute trust monies and shall be delivered by the Company to the Collateral Agent contemporaneously with receipt by the Company and be deposited in the Collateral Account. Net Proceeds and Net Awards so deposited that are required to be applied or may be applied by the Company to effect a Restoration of the affected Collateral under the applicable Security Document may be withdrawn from the Collateral Account under the Indentures and the Collateral Agency Agreement, only in accordance with the Indentures. Net Proceeds and Net Awards so deposited that are not required to be applied to effect a Restoration of the affected Collateral under the applicable Security Document may only be withdrawn in accordance with the Indentures and the Collateral Agency Agreement.

    (e) The Company shall provide the Trustees and the Collateral Agent with prompt notice of the occurrence of an Unapplied Proceeds Offer. Such notice shall be accompanied by an Officers' Certificate setting forth (i) a statement to the effect that (x) the Company or a Subsidiary of the Company has made an Asset Sale and/or (y) there has occurred a destruction or condemnation in respect of Collateral resulting in Net Proceeds or Net Awards which are not required to be applied to effect a Restoration of such affected Collateral under the applicable Security Document and (ii) the aggregate principal amount of Senior Secured Notes and Senior Secured Discount Notes offered to be purchased and the basis of calculation in determining such aggregate principal amount. The Company is obligated with respect to the Senior Secured Notes and the Senior Secured Discount Notes
  (i) to give notice of an Unapplied Proceeds Offer at the same time and in the same manner to each holder, (ii) to set the same expiration date for each Unapplied Proceeds Offer arising out of each event giving rise to an Available Proceeds Amount and (iii) to establish identical Unapplied Proceeds Offer Payment Dates for each such Unapplied Proceeds Offer.

    In the event of the transfer of substantially all (but not all) of the Property of the Company and its Subsidiaries as an entirety to a person in a transaction permitted under "Limitations on Mergers, Consolidations and Sales of Assets" below, the successor corporation shall be deemed to have sold the Properties of the Company and its Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

    Notice of an Unapplied Proceeds Offer will be sent by first class mail to all holders of Notes not less than 30 days nor more than 60 days before the payment date for the Unapplied Proceeds Offer, with a copy to each of the Trustees and the Collateral Agent, and shall comply with the procedures set forth in the Indentures. Upon receiving notice of the Unapplied Proceeds Offer, holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 principal amount in exchange for cash. Each Indenture provides that the Applicable Portion to be applied under such Indenture with respect to any Unapplied Proceeds Offer shall be applied to the repurchase of the Notes issued thereunder that are validly tendered and not withdrawn prior to the expiration of such offer pro rata based upon the amount of such Notes tendered by the holders of such Notes. In the event that there shall be an Unapplied Proceeds Offer made under an Indenture and the holders of the Notes under the other Indenture shall have validly tendered Notes in an amount less than their Applicable Portion, the amount of such Applicable Portion in excess of the aggregate principal amount of Notes so tendered shall be added to the Applicable Portion in respect of the other Notes and applied pursuant to the preceding sentence. An Unapplied Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

    If an offer is made to repurchase the Notes pursuant to an Unapplied Proceeds Offer, the Company will and will cause its Subsidiaries to comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

  Limitations on Liens. The Company will not, and will not permit any Subsidiary of the Company to, issue, assume, guarantee or suffer to exist any Indebtedness secured by a Lien (other than a Permitted Lien) of or upon any Property of the Company or any Subsidiary of the Company or any shares of stock or debt of any Subsidiary of the Company, whether such Property is owned at the Issue Date or thereafter acquired.

  Limitations on Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary of the Company to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless (i)(a) the Property that is the subject of such sale and leaseback transaction does not constitute Collateral and (b) the sale or transfer of the Property to be leased complies with the requirements of the "Limitations on Dispositions of Assets" covenant and (ii) the Company or such Subsidiary would be entitled under the "Limitations on Indebtedness" covenant to incur any Capitalized Lease Obligations in respect of such sale and leaseback transaction.

  Limitations on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i)(a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in or measured by its profits, owned by the Company or any other Subsidiary of the Company, or (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (ii) make loans or advances to the Company or a Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company or any other Subsidiary of the Company, except for Permitted Liens and such other encumbrances or restrictions existing under or by reason of (a) any restrictions, with respect to a Subsidiary that is not a Subsidiary of the Company on the Issue Date, under any agreement in existence at the time such Subsidiary becomes a Subsidiary of the Company (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary of the Company on or after the Issue Date), (b) any restrictions under any agreement evidencing any Acquired Indebtedness of a Subsidiary of the Company incurred pursuant to the provisions of the "Limitations on Indebtedness" covenant; provided that such restrictions shall not restrict or encumber any assets of the Company or its Subsidiaries other than such Subsidiary, (c) terms relating to the non-assignability of any operating lease,
(d) any restrictions under the Working Capital Facility, (e) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (a)-(d), provided that the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under the agreement so refinanced or replaced, or (f) any encumbrance or restriction due to applicable law.

  Limitations on Mergers, Consolidations and Sales of Assets. The Company will not consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under each of the Indentures and the Security Documents; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction; and (v) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitations on Indebtedness" covenant.

  Upon any such conveyance, lease or transfer in accordance with the foregoing, the successor Person to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under each of the Indentures with the same effect as if such successor had been named as the Company therein, and thereafter the predecessor corporation will be relieved of all further obligations and covenants under the Indentures, the Notes and the Security Documents to which it was a party or bound.

  Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indentures in connection with any transaction complying with the "Limitation on Disposition of Assets" covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any of the Guarantors unless: (i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor), or to which sale, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee and under each of the Indentures and the Security Documents; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Tangible Net Worth of the Company and its Subsidiaries would be at least equal to the Consolidated Tangible Net Worth of the Company and its Subsidiaries immediately prior to such transaction; and (v) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the "Limitations on Indebtedness" covenant.

  Limitations on Actions Affecting Security for the Notes. The Company shall not, and shall not permit any Subsidiary of the Company to, take or omit to take any action, which action or omission would have the result of adversely affecting or impairing the Liens and security interests in the Collateral in favor of the Collateral Agent on behalf of the holders of the Notes and the other secured parties thereunder, nor shall the Company or any such Subsidiary grant any interest whatsoever in the Collateral except as expressly permitted by the Indentures and the Security Documents.

  Additional Subsidiary Guarantees. If the Company or any of its Subsidiaries transfers or causes to be transferred, in one of a series of related transactions, any Property having a book value in excess of $500,000 to any Subsidiary that is not a Guarantor, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Subsidiary shall (i) execute and deliver to each of the Trustees a supplemental indenture in form reasonably satisfactory to each of the Trustees pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and each of the Indentures on the terms set forth in the Indentures and (ii) deliver to each of the Trustees an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indentures.

  Insurance. The Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers' compensation and interruption of business insurance. The Company shall provide, and shall cause its Subsidiaries to provide, an Officers' Certificate as to compliance with the foregoing requirements to each of the Trustees prior to the anniversary or renewal date of each such policy, together with satisfactory evidence of such insurance, which certificate shall expressly state such expiration date for each policy listed.

 Certain Definitions

  Set forth below is a summary of certain of the defined terms used in each of the Indentures. Reference is made to the Indentures for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination prior to August 1, 1997, the sum of (a) the initial offering price of each Senior Secured Discount Note and (b) the portion of the excess of the principal amount of each Senior Secured Discount Note over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 13 1/2% per annum from the date of issuance of the Senior Secured Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

  "Acquired Indebtedness" means (i) with respect to any Person that becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) after the Issue Date, Indebtedness of, or Preferred Stock issued by, such Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into the Company or any of its Subsidiaries) and (ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of any assets from another Person (other than the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred by such other Person in connection with, or in contemplation of, such acquisition.

  "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" shall not include, (i) with respect to the Company, any Subsidiary of the Company, (ii) with respect to any Subsidiary of the Company, the Company or any other Subsidiary of the Company,
(iii) with respect to the Company or any Subsidiary of the Company, any benefit plan in existence on the date of the Indentures, or any comparable plans established subsequent thereto or (iv) Wabush.

  "Applicable Portion" with respect to any Available Proceeds Amount shall mean
(i) in the case of the Senior Secured Notes, such Available Proceeds Amount times a fraction the numerator of which shall be the aggregate principal amount of Senior Secured Notes then outstanding plus all accrued and unpaid interest thereon to the Unapplied Proceeds Offer Payment Date and the denominator of which shall be the sum of (x) such amount (y) either (a) if the Unapplied Proceeds Offer Payment Date is prior to August 1, 1997, the Accreted Value of the then outstanding Senior Secured Discount Notes through such payment date or
(b) if the Unapplied Proceeds Offer Payment Date is on and after August 1, 1997 the aggregate principal amount of the then outstanding Senior Secured Discount Notes plus all accrued and unpaid interest thereon to the Unapplied Proceeds Offer Payment Date and (z) the aggregate principal amount of Term Loans then outstanding plus all accrued and unpaid interest thereon to the Unapplied Proceeds Offer Payment Date and (ii) in the case of the Senior Secured Discount Notes, the Available Proceeds Amount multiplied by the same fraction substituting for the numerator the amount determined pursuant to clause (y) above.

  "Asset Sale" means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) of any Property (each, a "transaction") by the Company or any of its Subsidiaries to any Person; provided, that, (i) transactions involving Property other than Collateral between the Company and a Subsidiary of the Company or transactions involving Property other than Collateral between Subsidiaries of the Company; and (ii) transactions (including sales or other transfers or dispositions of receivables relating to the incurrence of Indebtedness otherwise permitted to be incurred under the Indentures) in the ordinary course of business (including such a transaction with or between Subsidiaries) shall not constitute "Asset Sales." In addition, for purposes of this definition, the term "Asset Sale" shall not include any sale, transfer, conveyance, lease or other disposition of assets and properties of the Company that is governed by the provisions relating to "Limitations on Mergers, Consolidations and Sales of Assets" (except to the extent indicated therein) and "Limitations on Restricted Payments."

  "Available Proceeds Amount" means the amount of funds (whether held in the Collateral Account or by the Company or any of its Subsidiaries) constituting:
(i) the portion of any Net Award or Net Proceeds that, pursuant to the Security Documents, the Company is not required to, or that the Company has elected not to, apply to a Restoration of the affected Collateral or (ii) the portion, if any, of the Net Cash Proceeds of an Asset Sale (net, in the case of an Asset Sale of property that does not constitute Collateral, of any Indebtedness repaid with the proceeds of such Asset Sale to the extent so applied within 180 days of such Asset Sale to the repayment of such Indebtedness; provided, that, Indebtedness subordinated to (a) the Notes or (b) any other Indebtedness of the Company or any of its Subsidiaries may not be so repaid; provided, further, that with respect to any Indebtedness so repaid outstanding under a revolving credit facility there shall be an equivalent permanent reduction in the committed amount thereof), that have not been applied by the Company, within 180 days after the date of the Asset Sale giving rise to such Net Cash Proceeds, to either (x) the acquisition or construction of property constituting a Related Business Investment, in the case of Net Cash Proceeds of property not constituting Collateral or (y) the acquisition or construction of property constituting a Related Business Investment, which property has been made subject to the Liens of the Security Documents as contemplated by the Indenture and the Collateral Agency Agreement within such 180-day period, in the case of Net Cash proceeds of property constituting Collateral; provided, however, that Net Cash Proceeds shall be deemed to have been so applied, and the Liens contemplated above shall be deemed to have been granted, within such 180-day period if (A) within such 180-day period, the board of directors of the Company shall have adopted a capital expenditure plan contemplating the application of such Net Cash Proceeds in a Related Business Investment and the Company shall have taken significant steps to implement such plan, (B) such plan shall have been fully implemented within 180 days after the date of adoption of such plan and (C) to the extent such plan involves the acquisition or construction of property required to be made subject to the Liens of the Security Documents, as contemplated above, such Liens shall have been granted in accordance with the provisions of the applicable Indenture and the Collateral Agency Agreement within 180 days after the date of adoption of such plan.

  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated) of or in such Person's capital stock, and options, rights or warrants to purchase such capital stock, whether now outstanding or issued after the Issue Date, including, without limitation, all Common Stock and Preferred Stock.

  "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

  "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Lien of any of the Security Documents.

  "Collateral Account" means the collateral account to be established by the Collateral Agent pursuant to the Indentures.

  "Commodity Agreement" of any Person means any option or futures contract or similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in commodity prices.

  "Consolidated Cash Flow Available for Fixed Charges" means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum for such period of (i) Consolidated Net Income, (ii) income taxes with respect to such period determined in accordance with GAAP, (iii) interest expense for such period determined in accordance with GAAP and (iv) depreciation and amortization expenses (including, without duplication, amortization of debt discount and debt issue costs and amortization of previously capitalized interest to cost of sales) and other non-cash charges to earnings which reduced Consolidated Net Income (excluding any non-cash charge to the extent that such non-cash charge requires an accrual of or a reserve for cash charges for any future period), determined in accordance with GAAP.

  "Consolidated Fixed Charges" of the Company for any period means the sum of:
(i) the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement for the Company and its Subsidiaries (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing, the net costs associated with Commodity Agreements, Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount, premium, if any, and all other non-cash interest expense other than previously capitalized interest amortized to cost of sales), plus (ii) interest incurred during the period and capitalized by the Company and its Subsidiaries, on a consolidated basis in accordance with GAAP, plus (iii) the amount of Preferred Stock Dividends declared by the Company and any of its Subsidiaries on any Disqualified Stock (other than such Preferred Stock Dividends payable to the Company or any Wholly Owned Subsidiary) whether or not paid during such period; provided that, in making such computation, the Consolidated Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect (after giving effect to any Interest Protection Agreement) on the date of computation will be the applicable rate for the entire period.

  "Consolidated Net Income" of the Company for any period means the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the computation of net income (loss) (to the extent otherwise included therein) without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by the Company or any of its Subsidiaries in the form of cash dividends or similar cash distributions during such period; (ii) the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or
(b) the assets of such Person are acquired by the Company or any of its Subsidiaries, except, for purposes of a pro forma calculation pursuant to clause (c) of the second sentence of the first paragraph of the "Limitations on Indebtedness" covenant, the net income (or loss) of such Person shall be taken into account for the full four-quarter period for which the calculation is being made; (iii) the net income of any Subsidiary of the Company to the extent that (but only as long as) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Subsidiary during such period; (iv) any gain or loss, together with any related provisions for taxes on any such gain or loss, realized during such period by the Company or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any of its Subsidiaries or (b) any Asset Sale by the Company or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by the Company or any of its Subsidiaries during such period; and (vi) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

  "Consolidated Tangible Net Worth" means, with respect to any Person, the consolidated stockholder's equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP, less the book value of all Intangible Assets reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date.

  "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

  "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Senior Secured Notes or the Senior Secured Discount Notes, as the case may be, or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof)
(a) debt securities or (b) any Capital Stock referred to in (i) above, in each case, at any time prior to the final maturity date of the Senior Secured Notes or the Senior Secured Discount Notes, as the case may be.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

  "Guarantor" means each of (i) Acme Steel Company, a Delaware corporation, Alabama Metallurgical Corporation, a Washington corporation, Acme Packaging Corporation, a Delaware corporation, Alpha Tube Corporation, a Delaware corporation, Universal Tool & Stamping Company, Inc., an Indiana corporation, Alta Slitting Corporation, a Delaware corporation and Acme Steel Company International, Inc. a Barbados corporation and (ii) each of the Company's Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indentures.

  "Indebtedness" of any Person means, without duplication, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, or (c) in respect of Capitalized Lease Obligations, (ii) any Indebtedness of others that such Person has guaranteed or that is otherwise its legal liability, (iii) to the extent not otherwise included, obligations under Currency Agreements, Commodity Agreements or Interest Protection Agreements, (iv) Disqualified Stock of such Person and (v) all Indebtedness of others secured by a Lien on any asset of such Person, and which is not otherwise assumed by such Person, provided that Indebtedness shall not include accounts payable (including, without limitation, accounts payable to such Person by any of its Subsidiaries or to any such Subsidiary by such Person or any of its other Subsidiaries, in each case, in accordance with customary industry practice) or liabilities to trade creditors of such Person arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, (b) the maximum liability of such Person for any contingent obligations under clause (ii) above at such date and (c) in the case of clause (v) above, the lesser of (l) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

  "Intangible Assets" of any Person means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying values (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

  "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

  "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of

Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

  "Issue Date" means the date on which the Notes are originally issued under the Indentures.

  "Lien" means, with respect to any Property, any mortgage, deed of trust, lien, pledge, lease, easement, restriction, covenant, right-of-way, charge, security interest or encumbrance of any kind or nature in respect of such Property. For purposes of this definition, the Company shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

  "Net Award" has the meaning assigned to such term in the Security Documents but generally means the proceeds award or payment from any condemnation or other eminent domain proceeding regarding all or any portion of the Collateral less collection expenses.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents received by the Company or by any of its Subsidiaries from such Asset Sale (except to the extent that such obligations are sold with recourse to the Company or to any Subsidiary of the Company) net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions) to the extent actually paid, (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements),
(c) in the case of any Asset Sale that does not involve any portion of the Collateral, repayment of Indebtedness that is required by the terms thereof to be repaid in connection with such Asset Sale to the extent so repaid in cash and (d) appropriate amounts to be provided by the Company or by any Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP consistently applied, against any liabilities associated with such Asset Sale and retained by the Company or by any Subsidiary of the Company, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

  "Net Proceeds" has the meaning assigned to such term in the Security Documents but generally means the insurance proceeds paid as the result of the destruction or condemnation of all or any portion of the Collateral less collection expenses.

  "Permitted Indebtedness" means (i) Indebtedness of the Company and its Subsidiaries outstanding immediately following the Issue Date; (ii) Indebtedness under the Working Capital Facility which does not exceed $80 million principal amount outstanding at any one time; (iii) the Notes and the Term Loans; (iv) the Guarantees and the guarantee of obligations under the Term Loans; (v) Indebtedness in respect of obligations of the Company to each of the Trustees under the Indentures, to the Term Loan Agent under the Term Loan Facility and to the Collateral Agent under the Security Documents; (vi) intercompany debt obligations (including intercompany notes) of the Company and each of its Subsidiaries; provided, however, that the obligations of the Company to any of its Subsidiaries with respect to such Indebtedness shall be subject to a subordination agreement between the Company and its Subsidiaries providing for the subordination of such obligations in right of payment from and after such time as all Notes issued and outstanding shall become due and payable (whether at stated maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under each of the Indentures and the Notes; provided further, that any Indebtedness of the Company or any of its Subsidiaries owed to any other Subsidiary of the Company that ceases to be such a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of the covenant described under "Limitations on Indebtedness" at the time the Subsidiary in question ceases to be a Subsidiary of the Company; and (vii) Indebtedness of the Company or its Subsidiaries under any Currency Agreements, Commodity Agreements or Interest Protection Agreements.

  "Permitted Investments" means (a) (i) obligations of or guaranteed by the U.S. government, its agencies or government-sponsored enterprises; (ii) short-term commercial bank and corporate obligations that have received the highest rating from two of the following rating organizations: Standard & Poor's Corporation ("S&P"), Moody's Investor Services, Inc. ("Moody's"), Duff & Phelps Credit Rating Co., Fitch Investor Service, Inc., IBCA Inc. and Thomson Bankwatch, Inc.; (iii) money market preferred stocks which, at the date of acquisition and at all times thereafter, are accorded ratings of at least AA-or Aa3 by S&P or Moody's, respectively; (iv) tax-exempt obligations that are accorded ratings at the time of purchase of at least A or A2 (or equivalent short-term ratings) by S&P or Moody's, respectively; (v) master repurchase agreements with foreign or domestic banks having a capital and surplus of not less than $250,000,000 or primary dealers so long as such agreements are collateralized with obligations of the U.S. government or its agencies at a ratio of 102%, or with other collateral rated at least AA or Aa2 by S&P or Moody's, respectively, at a ratio of 103% and, in either case, marked-to-market weekly and so long as such securities shall be held by a third-party agent;
(vi) guaranteed investment contracts and/or agreements of a bank, insurance company or other institution whose unsecured, uninsured and unguaranteed obligations (or claims-paying ability) have at the time of purchase ratings of at least AAA or Aaa by S&P or Moody's, respectively, (vii) time deposits with, and certificates of deposit and bank acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500,000,000 and maturing not more than one year from the date of creation thereof, and (viii) money market funds, the portfolio of which is limited to investments described in clauses (i) through (vii) above. In no event shall any of the Permitted Investments described in clauses (i) through (vi) above have a final maturity more than two years from the date of purchase; provided, however, that in the event of a Qualified Defeasance Transaction, Permitted Investments used to defease the defeased Indebtedness may have a final maturity up to the date of the final maturity of the Indebtedness so defeased.

  "Permitted Liens" means (i) (x) with respect to Property other than Collateral, Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date and (y) with respect to Collateral, Liens existing on the Issue Date to the extent specifically permitted in the appropriate Security Document, (ii) Liens on accounts receivable and inventory of the Company and its Subsidiaries securing any Indebtedness incurred under the Working Capital Facility, and/or any other working capital facility; provided, however, that the Indebtedness under such other working capital facility is permitted to be incurred under the "Limitations on Indebtedness" covenant (other than as Permitted Indebtedness) and the amount outstanding at any time under such facility is not in excess of the amount permitted to be incurred thereunder pursuant to the borrowing base formula set forth therein;
(iii) Liens securing Indebtedness collateralized by Property of, or any shares of stock of or debt of, any corporation existing at the time such corporation becomes a Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Subsidiary of the Company or merging into the Company or any of its Subsidiaries and the Acquired Indebtedness could have been incurred pursuant to the first paragraph of the "Limitations on Indebtedness" covenant (other than as Permitted Indebtedness), (iv) Liens securing Refinancing Indebtedness used to refund, refinance or extend Indebtedness referred to in the preceding clause
(iii) provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (v) Liens other than on Collateral in favor of the Company or any of its Subsidiaries, (vi) Liens on Property (other than Collateral) of the Company or any of its Subsidiaries acquired after the Issue Date in favor of governmental bodies to secure progress or advance payments relating to such Property, (vii) Liens on Property (other than Collateral) of the Company or any of its Subsidiaries acquired after the Issue Date securing industrial revenue or pollution control or other tax exempt bonds issued in connection with the acquisition or refinancing of such Property to the extent the incurrence of such Indebtedness is permitted pursuant to the provisions of the "Limitations on Indebtedness" covenant,
(viii) Liens to secure certain Indebtedness that is otherwise permitted under the Indentures and that is used to finance the cost of Property of the Company or any of its Subsidiaries acquired after the Issue Date, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 90 days of the acquisition of such Property by the Company or its Subsidiary, as the case may be, (d) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (e) no Net Cash Proceeds derived from Collateral are used to fund all or any portion of the cost of acquisition of such Property, (f) prior to completion of the Modernization Project, Acme Steel shall not incur or permit any Lien otherwise permitted under this clause (viii) and (g) no Liens at any time may relate to assets which comprise the Modernization Project, (ix) Liens on Property (other than the Collateral) to secure Indebtedness that is otherwise permitted under each of the Indentures the aggregate principal amount of which does not exceed $35 million outstanding at any one time, (x) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and, with respect to any such Liens arising in respect of any of the Collateral, only to the extent specifically permitted under the provisions of the appropriate Security Document, (xi) Liens on the Collateral for the benefit of (a) holders of the Senior Secured Notes or Senior Secured Discount Notes, as the case may be, or (b) holders of Indebtedness arising at any time after retirement of either series of Notes; provided, that the principal amount of such Indebtedness does not exceed the original principal amount of such retired series of Notes and the holders of such replacement Indebtedness (acting through a designated representative) enter into a supplement to the Collateral Agency Agreement in substantially the form annexed thereto and the Company and such holders otherwise comply with the applicable provisions thereof, (xii) Liens on the Collateral for the benefit of the holders of the Notes and (xiii) easements, restrictions, reservations or rights of others for right-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar charges or encumbrances not interfering in any material respect with the conduct of the business of the Company or any of its Subsidiaries or, in the case of such charges or encumbrances which affect the Collateral, to the extent permitted by the provisions of the Mortgage.

  "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

  "Preferred Stock Dividend" of any Person means, for any dividend payable with regard to Preferred Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

  "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

  "Qualified Defeasance Transaction" means any transaction by the Company or any of its Subsidiaries in which Indebtedness (and in the case such Indebtedness is subordinate to any other Indebtedness of such Person the Company has complied with the "Limitations on Restricted Payments" covenant) is defeased; provided, however, that in order for such defeasance to be a Qualified Defeasance Transaction the net present value of the cost of such defeasance, including but not limited to the actual costs of any Permitted Investments, the cost of any trustee or agent overseeing such defeasance and any costs associated with the closing of such transaction, must be less than the net present value of all present and future payments on the Indebtedness to be defeased including but not limited to principal, interest and premium, if any.


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

  "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or its Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by the Company or its Subsidiaries pursuant to the terms of each of the Indentures, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Notes to the same extent as the Indebtedness being refunded, refinanced or extended, if at all, (ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the Senior Secured Notes or the Senior Secured Discount Notes as the case may be, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the Senior Secured Notes or Senior Secured Discount Notes as the case may be has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the Senior Secured Notes or the Senior Secured Discount Notes, as the case may be, and (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; provided, that, Indebtedness which is in an aggregate principal amount greater than the sum of (a), (b) and (c) of this clause (iv) shall constitute Refinancing Indebtedness to the extent of the sum of (a), (b) and (c) if the amount of Indebtedness in excess of the sum of (a), (b) and (c) could otherwise be incurred under the "Limitations on Indebtedness" covenant.

  "Related Business Investment" means any Investment, capital expenditure or other expenditure by the Company or any Subsidiary of the Company in Property or assets (other than the Property or assets subject to any Lien except for (1) with respect to any Available Proceeds Amount resulting from an Asset Sale involving Collateral, the Lien of the Security Documents and (2) with respect to any Available Proceeds Amount resulting from an Asset Sale not involving Collateral, the Lien of any instruments or documents that secured Indebtedness that was secured by the assets subject to such Asset Sale) which is related to the business of the Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Asset Sale Proceeds to be reinvested.

  "Restoration" has the meaning assigned to such term in each of the Mortgages but generally means the restoration of all or any portion of the Collateral in connection with any destruction or condemnation thereof.

  "Restricted Investment" means, with respect to any Person, any Investment by such Person in any (i) of its Affiliates or in any Person that becomes an Affiliate as a result of such Investment, (ii) executive officer or director of such Person, and (iii) executive officer or director of any Affiliate of such Person; provided that loans or advances made in the ordinary course of business for travel, relocation or similar purposes, shall not constitute Restricted Investments.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant or other right to acquire shares of Capital Stock, of the Company or any of its Subsidiaries; (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company or any of its Subsidiaries which is subordinated in right of payment to the Notes (including any guarantees thereof); and (iv) the making of any Restricted Investment or guarantee of any Restricted Investment in any Person.

  "Security Documents" means, collectively, the Security Agreement, the Mortgage, the Stock Pledge Agreements (described under "Security" above), the Disbursement Agreement, the Collateral Agency Agreement and the Intercreditor Agreement and all security agreements, mortgages, deeds of trust, collateral assignments, or other instruments evidencing or creating any security interest in favor of the Collateral Agent in all or any portion of the Collateral, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

  "Significant Subsidiary" mean any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1.02 of Regulation S-X under the Securities Act and the Exchange Act.

  "Subsidiary" means, with respect of any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person.

  "Unapplied Proceeds Offer Payment Date" means, with respect to any Available Proceeds Amount from an Asset Sale, the earlier of (x) the 180th day following receipt of such Available Proceeds Amount or (y) such earlier date on which an Unapplied Proceeds Offer shall expire; provided, however, that to the extent that the board of directors of the Company shall have adopted a capital expenditure plan contemplating the application of Net Cash Proceeds from an Asset Sale to a Related Business Investment and the Company shall have taken significant steps to implement such plan within 180 days of an Asset Sale, the Unapplied Proceeds Offer Payment Date with respect thereto shall be the 180th day after the adoption of such plan.

  "Wabush" means the entity called Wabush Mines, a Canadian joint venture, including Wabush Iron Co. Ltd., an Ohio corporation and one of the joint venturers of Wabush Mines, which is engaged in the mining, beneficiation and pelletizing of iron ore or any successor to either such entity, any entity of approximately equivalent value substituted therefor or any investment of approximately equivalent value and purpose.

  "Wholly Owned Subsidiary" of any Person means, at any time, a Subsidiary all of the Capital Stock of which (except directors' qualifying shares, if any) are at the time owned directly or indirectly by such Person.

  "Working Capital Facility" means the revolving credit facility, as the same may be amended or supplemented from time to time, and any refinancing or replacement of such credit facility or any successor credit facility so long as the aggregate amount permitted to be borrowed under any such amended, supplemented, refinanced, replaced or successor credit facility does not exceed the lesser of (i) $80 million outstanding at any time or (ii) an amount equal to the sum of 85% of the face value of all "eligible receivables" of the Company and its Subsidiaries party to such credit facility plus 50% of the lower of the fair market value or cost of their "eligible inventory" (as such terms are defined for purposes of such credit facility).

EVENTS OF DEFAULT AND NOTICE THEREOF

  The term "Event of Default" when used in each of the Indentures will mean any one of the following: (1) failure of the Company to pay interest on the applicable Notes when due and continuance of such failure for 30 days; (ii) failure of the Company to pay principal of or premium on the applicable Notes when due, whether at maturity, upon acceleration, redemption or otherwise;
(iii) cessation of any Guarantee to be in full force and effect or the declaration of any Guarantee to be null and void and unenforceable or the finding of any Guarantee to be invalid or the denial of any Guarantor of its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indentures); (iv) failure of the

Company or any Guarantor to perform any other covenant in the applicable Indenture or in any of the Security Documents for 60 days after notice from the applicable Trustee or the holders of 25% in principal amount of the applicable Notes outstanding (except in the case of a default with respect to the "Change of Control" and "Limitations on Mergers, Consolidations and Sales of Assets" covenants, which will constitute Events of Default with notice but without passage of time); (v) failure of the Company or any of its Subsidiaries to make any payment when due (after giving effect to any applicable grace period) under the Senior Secured Notes or the Senior Secured Discount Notes, as the case may be, and any other senior Indebtedness in excess of $5,000,000; (vi) failure of the Company or any of its Subsidiaries to perform any term, covenant, condition or provision of the Senior Secured Notes or the Senior Secured Discount Notes, as the case may be, or any other Indebtedness in excess of $5,000,000 individually or $10,000,000 in the aggregate, which failure results in the acceleration of the maturity of such Indebtedness; (vii) a final judgment or judgments for the payment of money not fully covered by valid and collectable insurance, which judgments exceed $5,000,000 individually or $10,000,000 in the aggregate, is entered against the Company or any of its Subsidiaries and is not satisfied, stayed, annulled or rescinded within 60 days of being entered; and
(viii) certain events of bankruptcy, insolvency or reorganization of the Company or any of the Guarantors.

  Each of the Indentures will provide that the applicable Trustee shall, within 90 days after the occurrence of any Default (the term "Default" to include the events specified above without grace or notice) known to it, give to the holders of the applicable Notes notice of such Default; provided that, except in the case of a Default in the payment of principal of or interest on any of the Notes, the applicable Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is the interest of the holders of the applicable Notes. The Indentures will require the Company to certify to each of the Trustees annually as to whether any Default occurred during such year.

  In case an Event of Default (other than an Event of Default described in clause (viii) above with respect to the Company and any Significant Subsidiaries) shall occur and be continuing, the Trustees or the holders of at least 25% in aggregate principal amount of the applicable Notes then outstanding, by notice in writing to the Company (and to the applicable Trustee if given by the holders of Notes), may declare all unpaid principal and accrued interest on the applicable Notes then outstanding to be due and payable immediately. Such acceleration may be annulled and past Defaults (except, unless theretofore cured, a Default in payment of principal of or interest on the applicable Notes) may be waived by the holder of a majority in principal amount of the applicable Notes then outstanding, upon the conditions provided in the applicable Indenture. If an Event of Default described in clause (viii) above occurs with respect to the Company or any Significant Subsidiaries and is continuing, then the principal of, premium, if any, and accrued interest on, all the Notes will be due and payable immediately without any declaration or other act on the part of either of the Trustees or any holder of a Note.

  Each of the Indentures will provide that no holder of a Note may pursue any remedy under the applicable Indenture unless the applicable Trustee shall have failed to act after notice of an Event of Default and request by holders of at least 25% in principal amount of the applicable Notes and the offer to the applicable Trustee of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on the Notes.

POSSESSION, USE AND RELEASE OF COLLATERAL

  Unless an Event of Default shall have occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral and to collect, invest and dispose of any income thereon (subject to applicable limitations in each of the Indentures).

  Upon compliance by the Company with the conditions set forth below in respect of any Asset Sale, the Collateral Agent will release the Released Interests (as defined below) from the Lien of the Security Documents and reconvey the Released Interests to the Company.


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

  The Company will have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Collateral Agent the following:

    (a) A notice from the Company requesting the release of Released Interests, (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such Company notice (the "Valuation Date"), (iii) stating that the purchase price to be received is at least equal to the fair market value of the Released Interests, (iv) stating that the release of such Released Interests will not interfere with the Collateral Agent's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral, (v) confirming the sale of, or an agreement to sell, such Released Interests in a bona fide sale to a person that is not an Affiliate of the Company or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth in the "Limitation on Transactions with Affiliates" covenant, (vi) certifying that such Asset Sale complies with the terms and conditions of each of the Indentures with respect thereto, and (vii) in the event there is to be a substitution of Property for the Collateral subject to the Asset Sale, specifying the Property intended to be substituted for the Collateral to be disposed of;

    (b) An Officers' Certificate of the Company stating that (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of each of the Indentures with respect to Asset Sales, (ii) all Net Cash Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indentures in respect of Asset Sales, (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under either of the Indentures, and (v) all conditions precedent in each of the Indentures relating to the release in question have been complied with; and

    (c) All documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a substitution of Property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral.

  So long as no Event of Default shall have occurred and be continuing, the Company may, without any release or consent by the Collateral Agent, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which (i) in any single transaction has a fair market value of $25,000 or less or (ii) shall have become worn out, obsolete or otherwise in need of replacement or repair; provided that, in the case of this clause (ii) such sale or other disposition is in conjunction with a substantially concurrent transaction whereby additional personal property is made subject to the Lien of the Security Documents.

MODIFICATION AND WAIVER

  Modification and amendment of each of the Indentures or any Security Document may be made by the Company and the applicable Trustee with the consent of the holders of not less than a majority in principal amount of the applicable Notes outstanding, provided that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (i) reduce the rate, or change the time or place for payment, of interest on any Note, or reduce any amount payable on the redemption thereof or upon a Change of Control, (ii) reduce the principal, or change the fixed maturity or place of payment, of any Note, (iii) change the currency of payment of principal of or interest on any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the principal amount of outstanding Notes necessary to modify or amend the Indenture or any Security Document, (vi) modify any of the applicable provisions under the "Repurchase of Notes Upon Change of Control" covenant, (vii) affect adversely the ranking or security of the Notes, or (viii) modify any of the foregoing provisions or reduce the principal amount of outstanding Notes necessary to waive any covenant or past Default. Holders of not less than a majority in principal amount of the applicable Notes outstanding may waive certain past Defaults. See "--Events of Default and Notice Thereof".


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

  The Indentures, the Security Documents or the Notes may be amended or supplemented, without the consent of any holder of the Notes, (i) to cure any ambiguity, defect or inconsistency, (ii) to give effect to the release of any Released Interests, (iii) to evidence the succession of another Person to the Company or any Subsidiary of the Company and the assumption by any such successor of the covenants of the Company or such Subsidiary, as the case may be, (iv) to evidence the release and discharge of the obligations of any Subsidiary of the Company the Capital Stock of which has been sold or otherwise disposed of in accordance with the applicable provisions of each of the Indentures or (v) to make any change that does not have a material adverse effect on the rights of any holder of the Notes.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company discharged in accordance with the provisions set forth below with respect to the Senior Secured Notes and/or the Senior Secured Discount Notes then outstanding. Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and to have satisfied all its other obligations under such Notes, the applicable Indenture and the Security Documents, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the applicable Trustee, and (iv) the defeasance provisions of the applicable Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the
Note Indenture and/or the Discount Note Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the applicable Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default and Notice Thereof" will no longer constitute an Event of Default with respect to such Notes.

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the applicable Notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding Notes on the stated maturity of such principal or installment of principal or interest; (ii) in the case of defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (v) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Indentures or any other material agreement or instrument to which the Company is a party or by which it is bound; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the

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

effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the applicable Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the applicable Notes over the other creditors of the Company with the intent of defecting, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company shall have delivered to the applicable Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

  Each of the Indentures will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in the applicable Indenture) as to all outstanding Notes issued thereunder when (i) either (a) all such Notes theretofore authenticated and delivered (except lost, destroyed or wrongfully taken Notes which have been replaced or paid) have been delivered to the applicable Trustee for cancellation or (b) all such Notes not theretofore delivered to the applicable Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the applicable Trustee funds in an amount sufficient to pay and discharge the entire indebtedness for principal of, premium, if any, and interest to the date of deposit (in the case of the Notes that have become due and payable) or to maturity or the redemption date on the Notes not theretofore delivered to the applicable Trustee for cancellation; (ii) the Company has paid all other sums payable under the applicable Indenture by the Company; and (iii) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel each stating that (A) all conditions precedent under the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (B) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, such Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound.

CONCERNING THE TRUSTEES

  Each of the Indentures will contain certain limitations on the rights of the Trustees, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. Each of the Trustees will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in Section 310(b) of the Trust Indenture
Act), it must eliminate such conflict or resign.

  The holders of a majority in principal amount of all outstanding Senior Secured Notes or Senior Secured Discount Notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the applicable Trustee, provided that such direction does not conflict with any rule of law or with the applicable Indenture.

  In case an Event of Default shall occur (and shall not have been cured or waived), each of the Trustees will be required to exercise its powers with the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, each of the Trustees will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders of the applicable Notes, unless they shall have offered to the applicable Trustee security and indemnity satisfactory to it.

GOVERNING LAW

  Each of the Indentures will provide that such Indenture and the Notes issued thereunder will be governed by and construed in accordance with the internal laws of the State of New York.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
         RELATING TO AN INVESTMENT IN THE SENIOR SECURED DISCOUNT NOTES

  The following is a summary of certain United States Federal income tax consequences of an investment in the Senior Secured Discount Notes. The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and judicial decisions, all as in effect and existing on the date hereof, and all of which are subject to change (including retroactive change) at any time. Except where noted, the summary deals only with Senior Secured Discount Notes held as capital assets by initial purchasers who are United States Holders (as defined) and does not deal with special situations, such as those of dealers in securities, financial institutions, life insurance companies, holders whose functional currency is not the U.S. dollar, or special rules with respect to integrated transactions of which the ownership of the Senior Secured Discount Notes is a part such as certain hedging transactions, or certain straddle or conversion transactions.

  PROSPECTIVE PURCHASERS CONSIDERING AN INVESTMENT IN THE SENIOR SECURED DISCOUNT NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE SPECIFIC TO THEM AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES HOLDERS

  "United States Holder" means a holder of Senior Secured Discount Notes that is an individual who is a citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is includible in gross income for United States Federal income tax purposes, regardless of source.

PAYMENTS OF INTEREST; ORIGINAL ISSUE DISCOUNT

  The Senior Secured Discount Notes will be considered to bear original issue discount ("OID"). Holders of the Senior Secured Discount Notes will be required to include OID in gross income on the basis of a constant yield to maturity over the term of the Senior Secured Discount Notes. As a result, a holder will generally recognize taxable income with respect to the Senior Secured Discount Notes as the OID accrues, whether or not cash payments of interest are made and regardless of the holder's general method of accounting. Cash payments on the Senior Secured Discount Notes will be treated first as payments of accrued OID and then as payments of principal.

  In accordance with Sections 1271 through 1275 of the Code and certain final Treasury regulations published thereunder on February 2, 1994 (the "OID Regulations"), a debt instrument bears OID if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. The issue price of a Senior Secured Discount Note will be the initial price at which a substantial portion of the Senior Secured Discount Notes are sold (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters or wholesalers).

  Under the OID Regulations, all payments under a debt instrument are included in the "stated redemption price at maturity" except those unconditionally required to be paid at least annually at a single fixed rate over the term of the instrument ("qualified stated interest"). Because the Company is not required to make cash interest payments on the Senior Secured Discount Notes prior to February 1, 1998, all payments thereon (including interest payments) will be included in the Senior Secured Discount Notes' "stated redemption price at maturity" as defined in the OID Regulations.

  A holder of Senior Secured Discount Notes will be required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period (any six-month

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


period, or shorter initial period, that ends on February 1 or August 1) the pro rata portion of the OID allocable to the accrual period. The OID allocable to a full accrual period will be the product of (i) the Senior Secured Discount Notes' adjusted issue price at the beginning of the accrual period (the issue price determined as described above, increased by prior accruals of OID and decreased by prior cash payments) and (ii) the Senior Secured Discount Notes' yield to maturity. In the case of the final accrual period, the allocable OID is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

  In general, the yield to maturity of a debt obligation is the discount rate that, when applied to all payments made under the obligation, results in a present value equal to the issue price of the obligation. In accordance with the OID Regulations, this determination will be made (1) on the assumption that the Company will not exercise its option to redeem the Senior Secured Discount Notes, because this assumption results in a smaller yield to maturity, and (2) on the assumption that a redemption will not occur as a result of a Change in Control, because a Change in Control is not an event that is considered more likely than not to occur. If a partial redemption in fact occurs, the redemption payment will be treated as a payment in retirement of a portion of the Senior Secured Discount Notes (as to which holders may recognize capital gain or loss).

  The Company will furnish annually to the Internal Revenue Service (the "IRS") and to record holders (other than certain exempt holders, including corporations) information with respect to OID accruing while they hold the Senior Secured Discount Notes. Such information will reflect the OID that would accrue to an original holder of Senior Secured Discount Notes. Subsequent holders may be required to adjust the OID, if any, they are required to report.

  Acquisition Premium. If a holder (including an original purchaser) purchases a Senior Secured Discount Note at a price that is less than or equal to its stated redemption price at maturity but in excess of its adjusted issue price (i.e., its issue price increased by any OID previously includible in the gross income of prior holders, and reduced by any prior cash payments to prior holders), the includible OID (as otherwise determined) will be reduced by an amount equal to the OID multiplied by a fraction, the numerator of which is such excess and the denominator of which is the OID for the period remaining to maturity after the holder's purchase.

  Election. A holder of a Senior Secured Discount Note, subject to certain limitations, may elect to include in gross income all interest accruing thereon under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, OID, de minimis OID, market discount and de minimis market discount, as adjusted by any acquisition premium. If made for an obligation that has "market discount" (see below), this election will apply to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies.

  Market Discount. The market discount provisions of the Code may affect the tax consequences of holding or disposing of Senior Secured Discount Notes. Those rules generally provide that if a holder purchases a debt instrument at a market discount, any gain recognized upon disposition will constitute ordinary interest income (rather than capital gain) to the extent that such gain does not exceed the accrued market discount on such debt instrument at the time of the disposition. "Market discount" generally means the excess, if any, of a debt instrument's adjusted issue price over the price paid by the holder therefor, subject to a de minimis exception. In addition, a holder acquiring a Senior Secured Discount Note at a market discount may be required to defer the deduction of a portion of the interest paid or accrued during the taxable year on indebtedness incurred or maintained to purchase or carry such debt instrument.

  Any principal payment on a Senior Secured Discount Note acquired by a holder at a market discount will constitute ordinary income (generally, interest income) to the extent that it does not exceed the accrued market discount at the time of such payment. For purposes of determining the tax treatment of subsequent payments on, or dispositions of, Senior Secured Discount Notes, accrued market discount will be reduced by amounts previously treated as ordinary income.

  A holder of a Senior Secured Discount Note acquired at a market discount may elect to include market discount in gross income as such market discount accrues, either on a straight-line basis or on a constant interest rate basis. If made, this current-inclusion election will apply to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. If a holder of a Senior Secured Discount Note makes this election, the foregoing rules with respect to (i) the recognition of ordinary interest income on sales and other dispositions of such debt instruments, and (ii) the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry such debt instruments, will not apply.

SALE OR OTHER DISPOSITION OF SENIOR SECURED DISCOUNT NOTES

  A holder will generally recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of a Senior Secured Discount Note equal to the difference between the amount realized on the disposition and the holder's adjusted tax basis in the Senior Secured Discount Note. A holder's adjusted tax basis in a Senior Secured Discount Note generally will be the cost of the Senior Secured Discount Note, increased by any OID or market discount previously included in income by such holder, and decreased by cash payments made to such holder with respect to the Senior Secured Discount Note.

  Subject to the market discount rules discussed above, a holder will recognize long-term capital gain or loss on the disposition of a Senior Secured Discount Note held for more than one year.

HIGH-YIELD DISCOUNT OBLIGATIONS

  Sections 163(e) and 163(i) of the Code provide rules that affect the tax treatment of certain high-yield debt obligations ("HYDOs"). The Senior Secured Discount Notes will constitute HYDOs if their yield to maturity exceeds by more than five percentage points the applicable federal rate (the "AFR") for instruments with a similar maturity in effect for the calendar month in which the Senior Secured Discount Notes are issued (7.53% compounded semiannually for a ten-year debt instrument issued in August, 1994). Because the Senior Secured Discount Notes are HYDOs, the Company may not deduct any OID that accrues with respect to the Senior Secured Discount Notes until it pays such amounts in cash.

  In addition, to the extent the Senior Secured Discount Notes' yield to maturity exceeds the relevant AFR by more than six percentage points, some or all of the OID will be "disqualified." Special rules apply to the "disqualified portion" of OID: (i) the Company may not deduct such amounts, and (ii) corporate holders may treat such amounts as a distribution for purposes of the dividends received deduction provided by Section 243 of the Code (subject to applicable limitations).

BACKUP WITHHOLDING

  Certain holders may be subject to backup withholding at a rate of 31% with respect to any OID paid on and proceeds derived from the disposition of the Senior Secured Discount Notes. Backup withholding will apply only if the holder
(i) fails to furnish its taxpayer identification number ("TIN") which, for an individual would be the holder's Social Security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. A holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. Any amount withheld under these rules will be creditable against the holder's United States Federal income tax liability.

                     DESCRIPTION OF OTHER INDEBTEDNESS

TERM LOAN FACILITY

  The Company has entered into the Term Loan Facility with Lehman Commercial Paper Inc. ("LCP"), an affiliate of one of the Underwriters, under which LCP will provide $50 million in funds for the completion of the Modernization Project. See "Financing Plan." On and after the date hereof, LCP expects to assign its loans thereunder (the "Term Loans") to one or more institutional lenders (the "Lenders") who have provided commitments to LCP, subject to documentation, to take an assignment of the Term Loans following which assignments, LCP will act as administrative agent for the Lenders. The obligations of the Company under the Term Loan Facility will be guaranteed by each of the Subsidiaries upon terms substantially equivalent to the Guarantees. LCP, as agent for present and future Lenders will enter into the Collateral Agency Agreement, so that the Lenders will also be secured by a first priority security interest in the Collateral and will share, pro rata, with Holders of the Notes in proceeds received from any foreclosure on the Collateral. The Term Loans will bear interest at a floating rate equal to reserve adjusted LIBOR plus 4%. The Term Loans are prepayable at any time at the option of the Company. The Term Loans will be amortized quarterly commencing on November 1, 1998 with principal payments of $3.75 million per quarter through August 1, 2000 and $5 million per quarter from November 1, 2000 through August 1, 2001. The Term Loans are payable at the option of the Lenders thereunder upon a Change of Control. In the event there is an Unapplied Proceeds Offer, the Lenders will share pro rata in the Available Proceeds Amount. The other covenants and events of default contained in the Term Loan Facility are substantially the equivalent of those contained in the Notes.

WORKING CAPITAL FACILITY

  The Company has accepted, subject to the negotiation and execution of the final documentation, the principal terms and conditions of the Working Capital Facility to replace the Company's existing revolving credit facility. It is intended that final documentation of the Working Capital Facility will be executed prior to the Note Offering and will contain customary conditions to closing. Harris Trust and Savings Bank ("HTSB") and Lehman Commercial Paper Inc., an affiliate of one of the Underwriters, will act as co-agents and HTSB will act as administrative agent. The Working Capital Facility will provide Acme Steel, Acme Packaging, Alpha Tube and Universal (the "Borrowers") with up to $80 million to accommodate their ongoing working capital requirements and for general corporate purposes. Within this overall limitation, borrowing availability to each Borrower is limited to an amount equal to the sum of 85% of the face value of eligible accounts receivable plus 50% of the loan value of eligible inventory; provided, however, that the total loans outstanding at any one time to any Borrower against eligible inventory may not exceed 40% of such amount. The obligations of the Borrowers under the Working Capital Facility will be guaranteed by the Company and will be secured by a first priority security interest in all present and future accounts receivable and inventory of the Borrowers and a negative pledge applicable to all assets of the Borrowers other than the Collateral. Borrowing under the Working Capital Facility will bear interest at a floating rate equal to, at the Company's option, either (a) the greater of the applicable federal funds rate plus 1/2 of 1% or the prime rate announced by HTSB ("Base Rate Loans") or (b) reserve adjusted LIBOR plus 2% ("LIBOR Rate Loans"). Base Rate Loans will be payable monthly in arrears and LIBOR Rate Loans will be available for fixed periods of 30, 60, 90 or 180 days, payable on the last day of the applicable period, but in any case, at least quarterly. The Working Capital facility will continue in effect for three years after the date of execution thereof, subject to two one-year extensions upon the agreement of all parties.

  The Working Capital Facility will require the Company to maintain a minimum consolidated tangible net worth. The Company will also be obligated to maintain at all times a ratio of consolidated current assets (including all funds held by the Collateral Agent to fund the construction of the Modernization Project) to consolidated current liabilities of at least 1.5. The Working Capital Facility will also require the Company to maintain a ratio of funded Indebtedness to capital of no more than .65 at all times and a ratio of the sum of EBITDA, project expenses and non-restricted cash to the sum of cash interest and 30% of the average loans outstanding under the Working Capital Facility of not less than 1.05 calculated cumulatively on a rolling quarter basis. In addition, the Working Capital Facility will limit the ability of the Company and its subsidiaries to incur additional indebtedness, pay dividends or other distributions or make loans or advances, merge, consolidate or sell assets or pay dividends on subsidiary stock or make any other distributions or make loans or advances to the Company in excess of 100% of each Subsidiary's EBITDA (as defined therein) less maintenance capital expenditures as well as certain other covenants and agreements typical in such facilities. The Borrowers will be required to repay all loans outstanding under the Working Capital Facility upon a change of control (as defined therein).

  Events of default under the Working Capital Facility, which would entitle the lenders thereunder to terminate the facility and to declare all amounts outstanding thereunder to be immediately due and payable, will include, but not be limited to, failure to pay any interest, principal or fees when due under the Working Capital Facility; failure to meet any covenant or other agreement contained in the Working Capital Facility or the untruth of any representation or warranty made by the Company or the Borrowers therein; the attachment of certain involuntary liens pursuant to ERISA, or the entry of certain final judgments, upon the Company or any Borrowers; certain bankruptcy or other insolvency proceedings, and certain defaults in other indebtedness of the Company and the Borrowers. Any such event of default gives HTSB the right to possess and sell the collateral securing the Borrowers' obligations.

                                  UNDERWRITING

  The Underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), to purchase from the Company, and the Company has agreed to sell to each Underwriter, the respective principal amount of Senior Secured Notes and Senior Secured Discount Notes set forth opposite their respective names below:

                                                               PRINCIPAL AMOUNT
                                              PRINCIPAL AMOUNT    OF SENIOR
                                                 OF SENIOR     SECURED DISCOUNT
           UNDERWRITERS                        SECURED NOTES        NOTES
           ------------                       ---------------- ----------------
      Lehman Brothers Inc....................   $ 93,750,000     $ 88,469,000
      BT Securities Corporation..............     31,250,000       29,489,000
                                                ------------     ------------
          Total..............................   $125,000,000     $117,958,000
                                                ============     ============

  The Company has been advised that the Underwriters propose to offer the Notes initially at the public offering prices set forth on the cover page of this Prospectus, and to certain selected dealers at such public offering prices less selling concessions of 0.50% of the principal amount of the Senior Secured Notes and 0.50% of the principal amount of the Senior Secured Discount Notes. The selected dealers may reallow concessions to certain dealers of 0.25% of the principal amount of the Senior Secured Notes and 0.25% of the principal amount of the Senior Secured Discount Notes. After the initial public offering of the Notes, the public offering prices, the concessions to selected dealers and the reallowances to other dealers may be changed by the Underwriters.

  The Company and the Guarantors, jointly and severally, have agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof. The Company has agreed to reimburse Lehman Brothers Inc. for a portion of the fees and expenses of Hatch Associates Ltd. and Steltech Ltd. for the preparation of the Report referred to herein. See "Modernization and Expansion Project--Independent Review of the Modernization Project."

  The Company has no plans to list the Notes on any securities exchange. The Company has been advised by each Underwriter that it presently intends to make a market in the Notes, however, they are not obligated to do so. Any such market-making activity may be discontinued at any time, for any reason, without notice. If each Underwriter ceases to act as a market maker for the Notes for any reason, there can be no assurance that an active market for the Notes will develop or, if a market does develop, at what prices the Notes will trade.

  Lehman Brothers Inc. has provided financial advisory services to the Company, including in connection with the Modernization Project, for which it has received customary compensation. The Company has agreed to pay Lehman Brothers Inc. an additional financial advisory fee in connection with the Modernization Project of approximately $1.3 million and a fee equal to 6% of the gross proceeds upon the sale of Common Stock to Raytheon. See "The Modernization Project--Engineering Procurement and Construction Contract." The Company has agreed that Lehman Brothers Inc. may act as the Company's exclusive underwriter for public offerings of securities of the Company until the second anniversary of the completion of the Modernization Project. In addition, Lehman Commercial Paper Inc. ("LCP"), an affiliate of Lehman Brothers Inc., will act as co-agent and be a lender under the Working Capital Facility. LCP is also syndicating the Term Loan Facility for which it is receiving compensation for arranging the loan. See "Description of Other Indebtedness--Term Loan Facility" and "-- Working Capital Facility."

                                 LEGAL MATTERS

  The validity of the authorization and issuance of the Notes will be passed upon for the Company by Coffield Ungaretti & Harris, 3500 Three First National Plaza, Chicago, Illinois 60602. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005.

                                    EXPERTS

  The audited financial statements included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, and upon the authority of said firm as experts in auditing and accounting. Hatch Associates Ltd. and Steltech Ltd., experts in engineering, have consented to references to themselves and their Report in this Prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Accountants' Report..........................................  F-2
Consolidated Statements of Operations for the Six Months Ended June 26,
 1994 and June 27, 1993 (Unaudited) and for the Years Ended December 26,
 1993, December 27, 1992 and December 29, 1991 (Audited).................  F-3
Consolidated Balance Sheets as of June 26, 1994 (Unaudited), December 26,
 1993 and December 27, 1992 (Audited)....................................  F-4
Consolidated Statements of Cash Flows for the Six Months Ended June 26,
 1994 and June 27, 1993 (Unaudited) and for the Years Ended December 26,
 1993, December 27, 1992 and December 29, 1991 (Audited).................  F-5
Consolidated Statements of Changes in Shareholders' Equity for the Six
 Months Ended June 26, 1994 (Unaudited) and for the Years Ended December
 26, 1993, December 27, 1992, December 29, 1991 and December 30, 1990
 (Audited)...............................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Acme Metals Incorporated

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Acme Metals Incorporated and its subsidiaries at December 26, 1993 and December 27, 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 26, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in the Notes to the Consolidated Financial Statements, Acme Metals Incorporated changed its method of accounting for postretirement benefits other than pensions and income taxes in 1992.

PRICE WATERHOUSE LLP

March 21, 1994
Chicago, Illinois

                            ACME METALS INCORPORATED

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                            FOR THE SIX MONTHS
                                   ENDED                   FOR THE YEARS ENDED
                          ----------------------- --------------------------------------
                            JUNE 26    JUNE 27,   DECEMBER 26, DECEMBER 27, DECEMBER 29,
                             1994        1993         1993         1992         1991
                          ----------- ----------- ------------ ------------ ------------
                          (UNAUDITED) (UNAUDITED)
Net sales...............   $256,423    $225,032     $457,406     $391,562     $376,951
Costs and expenses:
  Cost of products sold.    215,691     198,327      397,526      347,624      335,503
  Depreciation expense..      7,596       7,517       14,657       14,392       13,700
                           --------    --------     --------     --------     --------
Gross profit............     33,136      19,188       45,223       29,546       27,748
  Selling and
   administrative
   expense..............     15,304      13,800       30,633       28,901       29,219
  Restructuring charge..                                            2,700
  Nonrecurring charge...                               1,925
                           --------    --------     --------     --------     --------
Operating income (loss).     17,832       5,388       12,665       (2,055)      (1,471)
Non-operating income
 (expense):
  Interest expense......     (2,666)     (2,734)      (5,384)      (5,569)      (5,533)
  Interest income.......      1,046         741        1,571        1,700        1,322
  Unusual income item...                               1,210        1,047        1,241
  Other--net............      1,211         222          370          355        1,391
                           --------    --------     --------     --------     --------
Income (loss) before
 income taxes and
 cumulative effect of
 changes in accounting
 principles.............     17,423       3,617       10,432       (4,522)      (3,050)
Income tax provision
 (credit)...............      6,969       1,447        4,173       (1,673)        (732)
                           --------    --------     --------     --------     --------
                             10,454       2,170        6,259       (2,849)      (2,318)
Cumulative effect of
 changes in accounting
 principles:
  Retiree health care
   and life insurance
   benefits, net of
   taxes................                                          (42,246)
  Income taxes..........                                           (8,077)
                                                                 --------
                                                                  (50,323)
                           --------    --------     --------     --------     --------
Net income (loss).......   $ 10,454    $  2,170     $  6,259     $(53,172)    $ (2,318)
                           ========    ========     ========     ========     ========
Per share:
  Income (loss) before
   cumulative effect of
   changes in accounting
   principles...........   $   1.84    $   0.40     $   1.15     $  (0.53)    $  (0.43)
  Cumulative effect of
   changes in accounting
   principles:
    Retiree health care
     and life insurance
     benefits, net of
     taxes..............                                            (7.82)
    Income taxes........                                            (1.50)
                           --------    --------     --------     --------     --------
Net income (loss).......   $   1.84    $   0.40     $   1.15     $  (9.85)    $  (0.43)
                           ========    ========     ========     ========     ========

    The accompanying notes are an integral part of this financial statement.

                            ACME METALS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                           JUNE 26,   DECEMBER 26, DECEMBER 27,
                 ASSETS                      1994         1993         1992
                 ------                   ----------- ------------ ------------
                                          (UNAUDITED)
Current assets:
  Cash and cash equivalents..............  $  73,651   $  50,444    $  49,224
  Receivables, less allowances of $1,234
   in 1994 (unaudited), $1,155 in 1993
   and $1,081 in 1992....................     62,327      58,479       47,091
  Inventories............................     41,037      47,867       39,488
  Deferred income taxes..................     12,337      12,337       11,754
  Other current assets...................        944       1,267        1,303
                                           ---------   ---------    ---------
    Total current assets.................    190,296     170,394      148,860
                                           ---------   ---------    ---------
Investments and other assets:
  Investments in associated companies....     14,701      14,701       14,105
  Other assets...........................     13,493      13,389        7,197
  Deferred income taxes..................     19,846      19,846        9,851
                                           ---------   ---------    ---------
    Total investments and other assets...     48,040      47,936       31,153
                                           ---------   ---------    ---------
Property, plant and equipment:
  Property, plant and equipment, at cost.    412,945     408,556      405,684
  Accumulated depreciation...............   (300,653)   (293,017)    (284,995)
                                           ---------   ---------    ---------
    Total property, plant and equipment..    112,292     115,539      120,689
                                           ---------   ---------    ---------
                                           $ 350,628   $ 333,869    $ 300,702
                                           =========   =========    =========
  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------
Current liabilities:
  Accounts payable.......................  $  32,503   $  32,800    $  25,985
  Accrued expenses.......................     38,334      34,089       28,641
  Income taxes payable...................      2,961       3,641        1,299
  Current maturities of long-term debt...      6,667       6,667        3,500
                                           ---------   ---------    ---------
    Total current liabilities............     80,465      77,197       59,425
                                           ---------   ---------    ---------
Long-term liabilities:
  Long-term debt.........................     49,333      49,333       56,000
  Other long-term liabilities............      9,983      10,543        7,951
  Postretirement benefits other than
   pensions..............................     83,675      82,630       80,959
  Retirement benefit plans...............     30,963      30,963        7,072
                                           ---------   ---------    ---------
    Total long-term liabilities..........    173,954     173,469      151,982
                                           ---------   ---------    ---------
  Commitments and contingencies (see note
   titled Commitments and Contingencies)
Shareholders' equity:
  Preferred stock, $1 par value,
   2,000,000 shares authorized, no shares
   issued................................
  Common stock, $1 par value, 20,000,000
   shares authorized, 5,559,161,
   5,406,387 and 5,357,870 shares issued
   in 1994 (unaudited), 1993 and 1992,
   respectively..........................      5,559       5,406        5,358
  Additional paid-in capital.............     50,743      48,344       47,679
  Retained earnings......................     61,202      50,748       44,489
  Minimum pension liability adjustment...    (21,295)    (21,295)      (8,231)
                                           ---------   ---------    ---------
    Total shareholders' equity...........     96,209      83,203       89,295
                                           ---------   ---------    ---------
                                           $ 350,628   $ 333,869    $ 300,702
                                           =========   =========    =========

    The accompanying notes are an integral part of this financial statement.

                            ACME METALS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                               FOR THE SIX
                              MONTHS ENDED                FOR THE YEARS ENDED
                         ----------------------- --------------------------------------
                          JUNE 26,    JUNE 27,   DECEMBER 26, DECEMBER 27, DECEMBER 29,
                            1994        1993         1993         1992         1991
                         ----------- ----------- ------------ ------------ ------------
                         (UNAUDITED) (UNAUDITED)
Cash flows from
 operating activities:
  Net income (loss).....   $10,454     $ 2,170     $  6,259     $(53,172)    $ (2,318)
  Adjustments to
   reconcile net income
   (loss) to net cash
   provided by (used
   for) operating
   activities:
    Depreciation........     7,894       7,831       15,234       14,705       14,224
    Deferred income
     taxes..............                             (1,629)      (1,848)       1,049
    Cumulative effect of
     changes in
     accounting
     principles.........                                          50,323
    Gain on sale of
     assets.............                                          (1,047)
    Nonrecurring charge.                              1,925
    Investment in
     associated company.                               (596)
    Change in current
     assets and
     liabilities:
      Receivables.......    (3,848)     (8,608)     (11,388)       1,403          741
      Inventories.......     6,830      (1,950)      (8,379)       1,698        7,922
      Accounts payable..      (297)      6,004        6,815        4,843       (2,242)
      Other current
       accounts.........     3,888       2,380        7,826        3,170       (2,475)
    Other, net..........     1,188       2,198          (26)       3,943        4,820
                           -------     -------     --------     --------     --------
  Net cash provided by
   (used for) operating
   activities...........    26,109      10,025       16,041       24,018       21,721
                           -------     -------     --------     --------     --------
Cash flows from
 investing activities:
  Capital expenditures..    (5,071)     (4,305)     (11,749)      (7,557)     (10,611)
  Proceeds from sales of
   assets...............                                             995
                           -------     -------     --------     --------     --------
  Net cash used for
   investing activities.    (5,071)     (4,305)     (11,749)      (6,562)     (10,611)
                           -------     -------     --------     --------     --------
Cash flows from
 financing activities:
  Payment of long-term
   debt.................                (3,500)      (3,500)
  Purchase of common
   stock for treasury...                                             (79)        (462)
  Other.................       (99)        (20)         428          113           19
  Proceeds from the
   exercise of stock
   options..............     2,268
                           -------     -------     --------     --------     --------
  Net cash provided by
   (used for) financing
   activities...........     2,169      (3,520)      (3,072)          34         (443)
                           -------     -------     --------     --------     --------
  Net increase
   (decrease) in cash
   and cash equivalents.    23,207       2,200        1,220       17,490       10,667
  Cash and cash
   equivalents at
   beginning of year....    50,444      49,224       49,224       31,734       21,067
                           -------     -------     --------     --------     --------
  Cash and cash
   equivalents at end of
   year.................   $73,651     $51,424     $ 50,444     $ 49,224     $ 31,734
                           =======     =======     ========     ========     ========

    The accompanying notes are an integral part of this financial statement.

                            ACME METALS INCORPORATED

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)

                               COMMON
                               STOCK,  ADDITIONAL            MINIMUM
                               $1 PAR   PAID-IN   RETAINED   PENSION   TREASURY
                               VALUE    CAPITAL   EARNINGS  LIABILITY   STOCK
                               ------  ---------- --------  ---------  --------
BALANCE--DECEMBER 30, 1990.... $5,948   $46,813   $115,281  $      0   $(15,312)
  Net loss....................                      (2,318)
  Stock plans--issuance of
   shares.....................     61       646
  Tax benefit arising from
   stock plan transactions....                7
  Purchase of common stock for
   treasury...................                                             (462)
                               ------   -------   --------  --------   --------
BALANCE--DECEMBER 29, 1991....  6,009    47,466    112,963         0    (15,774)
                               ------   -------   --------  --------   --------
  Net loss....................                     (53,172)
  Stock plans--issuance of
   shares.....................      7       191
  Tax benefit arising from
   stock plan transactions....               22
  Purchase of common stock for
   treasury...................                                              (79)
  Redemption of stock rights..                        (107)
  Retirement of treasury
   stock......................   (658)             (15,195)              15,853
  Minimum pension liability...                                (8,231)
                               ------   -------   --------  --------   --------
BALANCE--DECEMBER 27, 1992....  5,358    47,679     44,489    (8,231)         0
                               ------   -------   --------  --------   --------
  Net income..................                       6,259
  Stock plans--issuance of
   shares.....................     48       635
  Tax benefit arising from
   stock plan transactions....               30
  Minimum pension liability...                               (13,064)
                               ------   -------   --------  --------   --------
BALANCE--DECEMBER 26, 1993.... $5,406   $48,344   $ 50,748  $(21,295)  $      0
                               ------   -------   --------  --------   --------
  Net income (unaudited)......                      10,454
  Stock plans--issuance of
   shares (unaudited).........    153     2,399
                               ------   -------   --------  --------   --------
BALANCE--JUNE 26, 1994
 (UNAUDITED).................. $5,559   $50,743   $ 61,202  $(21,295)  $      0
                               ======   =======   ========  ========   ========



    The accompanying notes are an integral part of this financial statement.

                            ACME METALS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of Acme Metals Incorporated (the Company) and its majority-owned subsidiaries. Investments in mining ventures are accounted for by the equity method. All intercompany transactions have been eliminated.

  The Company's fiscal year ends on the last Sunday in December.

 Interim Financial Data

  The interim financial data is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim period.

 Inventories

  Inventories are stated at the lower of cost or market. The primary method used to determine inventory costs is the last-in, first-out (LIFO) method.

 Property, Plant and Equipment and Depreciation

  Property, plant and equipment are stated at cost. Depreciation of plant and equipment is computed principally on a straight-line basis over the estimated useful lives of the assets. Expenditures for maintenance, repairs and minor renewals and betterments are charged to expense as incurred. Furnace relines and major renewals and betterments are capitalized.

  Upon disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is recognized.

  The Company from time to time reviews the carrying value of certain of its assets and recognizes impairments when appropriate.

 Retirement Benefit Plans

  Pension costs include service cost, interest cost, return on plan assets and amortization of the unrecognized initial net asset. The Company's policy is to fund not less than the minimum funding required under ERISA.

  The Company has postretirement health care and life insurance plans. The provision for postretirement costs in 1991 includes current costs, amortization of prior service costs over periods not exceeding twenty-five years and interest on the accrued liability. The provisions for postretirement costs in 1993 and 1992 were determined pursuant to the provisions of Statement of Financial Accounting Standards (FAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Under this statement, the annual expense represents a combination of interest and service cost provisions of the annual accrual. The postretirement benefits are not funded.

 Income Taxes

  The credit for deferred income taxes in 1993 and 1992 was determined pursuant to the provisions of FAS No. 109, "Accounting for Income Taxes." Under this statement, the provision for deferred income taxes represents the tax effect of temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. In 1991, the provision for deferred income taxes represents the tax effect of differences in the timing of income and expense recognition for tax and financial reporting purposes.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
 Per Share Data

  Amounts per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding of 5,678,661 and 5,409,761 in the first six months of 1994 (unaudited) and 1993 (unaudited), respectively; 5,439,784 in 1993, 5,396,311 in 1992 and 5,373,564 in 1991.

 Consolidated Statements of Cash Flows

  For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

 Reclassifications

  Certain prior year amounts have been reclassified to conform to the current year presentation.

RESTRUCTURING CHARGE:

  During 1992, the Company substantially completed its program to reduce its salaried work force by 10% which was completed during 1993. Voluntary retirement offers, which included an increased pension benefit and extra vacation pay, were extended to a number of employees for a limited period of time. Other employees were terminated with severance pay. The pre-tax reserve of $2.7 million established by the Company included $1.1 million related to the increased pension benefits and acceleration of the payment of pension benefits, a special postretirement termination charge of $1.3 million, a postretirement plan curtailment gain of $0.4 million and $0.7 million related to increased vacation benefits, severance pay and a reserve for contingencies related to the program.

NONRECURRING CHARGE:

  The Company recorded a $1.9 million nonrecurring charge in 1993 including $1.3 million in connection with a decision made during the year to permanently idle Acme Steel Company's No. 3 Hot Strip Mill and Billet Mill and a $0.6 million charge to close Acme Packaging Corporation's Pittsburg-East facility in California and the elimination of a strapping line at its New Britain, Connecticut facility following a determination made during the year to consolidate production facilities and eliminate unprofitable lines.

UNUSUAL INCOME ITEM:

  In 1993, the Company recorded a benefit in connection with its investment in Wabush Iron Company (WabIron). As a result of the finalization of a plan of reorganization for LTV Steel Company Inc., a former participant in WabIron, the Company was awarded $1.2 million (market value) of LTV securities in a settlement of a bankruptcy claim filed by all of the participants in the Wabush Mines Project joint venture.

  During 1992, the Company sold all of its interests in certain coal producing property located in West Virginia. This transaction added approximately $1 million of pre-tax income to 1992 results.

  In 1991, the Company recorded a benefit from an unusual item related to the assignment of its rights in claims allowed in the LTV Steel Company, Inc. bankruptcy to a third party. This transaction added $1.2 million of pre-tax income to 1991 results.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)

INVENTORIES:

  Inventories are summarized as follows:

                                            JUNE 26,   DECEMBER 26, DECEMBER 27,
                                              1994         1993         1992
                                           ----------- ------------ ------------
                                           (UNAUDITED)
                                                      (IN THOUSANDS)
Raw materials                                $ 3,583     $ 6,201      $ 4,594
Semi-finished and finished products.......    29,358      32,364       26,540
Supplies..................................     8,096       9,302        8,354
                                             -------     -------      -------
                                             $41,037     $47,867      $39,488
                                             =======     =======      =======

  On December 26, 1993 and December 27, 1992, inventories valued on the LIFO method were less than the current costs of such inventories by $57.4 million and $55.4 million, respectively.

  In 1992, inventory quantities decreased from the prior year, the effect of which decreased cost of products sold and net loss by $0.4 million and $0.2 million, respectively.

PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment consisted of the following:

                                              JUNE 26,   DECEMBER   DECEMBER 27,
                                                1994     26, 1993       1992
                                             ----------- ---------  ------------
                                             (UNAUDITED)
                                                       (IN THOUSANDS)
Land........................................  $   3,786  $   3,786   $   3,786
Buildings...................................     49,126     49,578      48,530
Equipment...................................    352,717    352,306     349,494
Construction in progress....................      7,316      2,886       3,874
                                              ---------  ---------   ---------
                                                412,945    408,556     405,684
Less accumulated depreciation...............   (300,653)  (293,017)   (284,995)
                                              ---------  ---------   ---------
                                              $ 112,292  $ 115,539   $ 120,689
                                              =========  =========   =========

  The difference between depreciation expense presented in the Consolidated Statements of Cash Flows and the Consolidated Statements of Operations represents that portion of depreciation expense that is classified in selling and administrative expense on the Consolidated Statements of Operations.

RETIREMENT BENEFIT PLANS:

  The Company has various retirement benefit plans covering substantially all salaried and hourly employees. Certain salaried employees with one full calendar quarter of service are eligible to participate in the Company's defined contribution plan and employee stock ownership plan (ESOP). Company contributions to the defined contribution plan and employee stock ownership plan are based upon 7.5% and 3.5% (the ESOP contribution was reduced from 6.5% to 3.5% in the second quarter of 1993), respectively, of eligible compensation. Amounts charged to operations under these plans were $3.4 million in 1993, $4.1 million in 1992 and $3.6 million in 1991.

  Salaried employees who joined the Company prior to December 31, 1981 and certain hourly employees participate in defined benefit retirement plans which provide benefits based upon either years of service and final average pay or fixed amounts for each year of service.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                            1993 ARE UNAUDITED)

  The net defined benefit pension credit (cost) included the following components:

                                               1993         1992        1991
                                             --------  -------------- --------
                                                       (IN THOUSANDS)
Service cost................................ $ (1,852)    $ (1,979)   $ (1,984)
Interest cost on projected benefit
 obligation.................................  (14,526)     (14,231)    (13,923)
Actual return on plan assets................   16,094        9,715      28,085
Net amortization and deferral...............                 7,662     (12,157)
                                             --------     --------    --------
Net pension credit (cost)................... $   (284)    $  1,167    $     21
                                             ========     ========    ========

  Pension plan curtailment losses of $1.1 million are included in the 1992 restructuring charge.

  Actuarial assumptions used to calculate the net defined benefit pension credit (cost) were:

                                                               1993  1992  1991
                                                               ----- ----- -----
Weighted average discount rate................................  8.5%  8.5%    9%
Increase in future compensation levels........................    5%    5%    5%
Expected rate of return on plan assets........................ 9.75% 9.75% 9.75%

  The following table sets forth the funded status of the Company's defined benefit retirement plans and amounts recognized in the balance sheet.

                                    1993                   1992
                           ---------------------- ----------------------
                           UNDERFUNDED OVERFUNDED UNDERFUNDED OVERFUNDED
                              PLANS      PLANS       PLANS      PLANS
                           ----------- ---------- ----------- ----------
                                          (IN THOUSANDS)
Actuarial present value
 of benefit obligations:
  Accumulated benefit
   obligation, including
   vested benefits of
   $182,993 in 1993 and
   $155,815 in 1992......   $189,939     $9,648    $138,372    $33,635
  Effect of increase in
   future compensation
   levels................      4,419        709       4,525        725
                            --------     ------    --------    -------
  Projected benefit
   obligation for service
   rendered to date......    194,358     10,357     142,897     34,360
Plan assets at fair
 value, primarily U.S.
 government bonds and
 notes and common stock
 of publicly traded
 companies...............    158,975      9,860     131,300     37,258
Unrecognized net loss
 from past experience
 different from that
 assumed and effects of
 changes in assumptions..     51,465      2,461      29,367      4,503
Prior service cost not
 yet recognized in net
 periodic pension cost...      5,539                  1,440        192
Unrecognized net asset at
 December 30, 1985 being
 recognized over 15
 years...................    (12,879)      (604)    (11,773)    (3,637)
Minimum pension liability
 adjustment..............    (39,705)               (14,509)
                            --------     ------    --------    -------
Prepaid (accrued) pension
 cost....................   $(30,963)    $1,360    $ (7,072)   $ 3,956
                            ========     ======    ========    =======

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
  In accordance with FAS No. 87, the Company has recorded an adjustment, as shown in the table above, to recognize a minimum pension liability relating to certain underfunded pension plans. The additional $25.2 million adjustment arose at the end of 1993 primarily as a result of a lowering of the discount rate to 7.5 percent from 8.5 percent. Accordingly, for pension plans with accumulated benefits in excess of the fair value of plan assets at December 26, 1993, the accompanying consolidated balance sheets include an additional long-term pension liability of $40.1 million, a long-term intangible asset of $5.8 million and a charge to shareholders' equity of $21.3 million, net of a deferred tax benefit, representing the excess of the additional long-term liability over unrecognized prior service cost.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

  The Company and its subsidiaries sponsor several unfunded defined benefit postretirement plans that provide medical, dental, and life insurance for retirees and eligible dependents.

  In 1993 and 1992 the cost for all plans, calculated pursuant to FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" amounted to $7.9 million and $7.8 million, respectively. The cost in 1991, which was calculated under the previous accounting method, totalled $6.4 million.

  The net periodic postretirement benefit cost for 1993 and 1992, net of retiree contributions of approximately 10% of costs, included the following components:

                                                                 1993    1992
                                                                ------  ------
                                                                     (IN
                                                                 THOUSANDS)
      Service cost--benefits attributed to service during the
       period.................................................. $1,185  $1,109
      Interest cost on accumulated postretirement benefit
       obligation..............................................  6,743   6,708
      Net amortization and deferral............................    (64)
                                                                ------  ------
      Net periodic postretirement benefit cost................. $7,864  $7,817
                                                                ======  ======

  The following table sets forth the plans' combined status at December 26, 1993 and December 27, 1992:

                                                                1993     1992
                                                               -------  -------
                                                               (IN THOUSANDS)
      Accumulated postretirement benefit obligation:
        Retirees.............................................. $55,687  $57,685
        Fully eligible active plan participants...............   9,675    6,751
        Other active plan participants........................  25,619   20,983
                                                               -------  -------
                                                                90,981   85,419
        Unrecognized net gain and prior service cost..........  (3,036)     (10)
                                                               -------  -------
        Accrued postretirement benefit cost................... $87,945  $85,409
                                                               =======  =======

  The accrued postretirement obligation was determined by application of the terms of medical, dental, and life insurance plans, together with relevant actuarial assumptions and health care cost trend rates projected at annual rates ranging ratably from 12 percent in 1992 to 5 percent through 1999. The effect of a 1 percent annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $10.9 million; the annual service costs would increase by approximately $1.2 million. The obligation for postretirement benefits was remeasured as of January 1, 1994 using a 7.5% discount rate, as compared to the 8.5% discount rate used for the January 1, 1993 valuation.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
  The reduction in the discount rate contributed to a net increase in the obligation of approximately $5 million. As the measurement of net periodic postretirement benefit cost is based on beginning of the year assumptions, the higher revalued obligation at the end of fiscal 1993 did not have any impact on the expense recorded for 1993.

  In accordance with the new labor agreement with the hourly workers effective January 1, 1994, individuals retiring on or after January 1, 1993 will be covered by a new managed care medical plan (PPO). This new plan is expected to help control future medical costs to be paid by the Company.

POSTEMPLOYMENT BENEFITS:

  In November 1992, the Financial Accounting Standards Board issued Statement No. 112, "Employers' Accounting for Postemployment Benefits," which requires accrual basis accounting for postemployment benefits, and must be adopted not later than fiscal 1994. Postemployment benefits include all benefits paid after employment but before retirement, such as layoff and disability benefits. The Company has not yet determined the impact, if any, or the timing of this change on the financial statements.

ACCRUED EXPENSES:

  Included in the Consolidated Balance Sheets caption accrued expenses are the following:

                                   JUNE 26,   DECEMBER 26, DECEMBER 27,
                                     1994         1993         1992
                                  ----------- ------------ ------------
                                  (UNAUDITED)
                                             (IN THOUSANDS)
Accrued salaries and wages.......   $15,620     $16,235      $11,177
Accrued postretirement health
 care and life insurance.........     5,328       5,328        4,450
Accrued taxes other than income
 taxes...........................     5,354       4,970        4,736
Other current liabilities........    12,032       7,556        8,278
                                    -------     -------      -------
                                    $38,334     $34,089      $28,641
                                    =======     =======      =======

INVESTMENTS IN ASSOCIATED COMPANIES

  The Company has a 31.7 percent interest in an iron ore mining venture. In 1993, 1992 and 1991, the Company made iron ore purchases of $18.3 million, $21.7 million, and $26.8 million, respectively, from the venture. At December 26, 1993, $4.2 million was owed to the venture for iron ore purchases; amounts owed to the venture for such ore purchases were $3.6 million at December 27, 1992.

  The Company has a 37% interest in Olga Coal Company. In 1987, Olga Coal Company filed for protection under Chapter 11 of the U.S. Bankruptcy Act and the coal mining operation was idled. The coal mining investment is carried at no value in the Consolidated Balance Sheets.

INCOME TAXES:

  The provision (credit) for taxes consisted of the following:

                                               1993     1992     1991
                                              -------  -------  -------
                                                  (IN THOUSANDS)
Taxes on income:
  Current:
    Federal.................................. $ 5,399  $    62  $(1,781)
    State....................................     403      113       --
                                              -------  -------  -------
                                                5,802      175   (1,781)
    Deferred.................................  (1,629)  (1,848)   1,049
                                              -------  -------  -------
                                              $ 4,173  $(1,673) $  (732)
                                              =======  =======  =======

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
  In 1992, the Company adopted FAS No. 109, "Accounting for Income Taxes," and reported the cumulative effect of the change in the method of accounting for income taxes as of the beginning of the 1992 fiscal year in the consolidated statements of operations. The cumulative effect of the change in accounting for income taxes increased the 1992 net loss by $8.1 million or $1.50 per share and was reported separately in the consolidated statements of operations for the year ended December 27, 1992. The change in accounting for income taxes increased the credit for taxes in 1992 by $0.9 million.

  Significant components of the Company's deferred tax liabilities and assets at December 26, 1993 and December 27, 1992 are summarized below.

                           LIABILITIES                        1993    1992
                           -----------                       ------- -------
                                                             (IN THOUSANDS)
      Property, plant and equipment......................... $21,319 $21,535
                                                             ------- -------
      Gross deferred tax liabilities........................  21,319  21,535
                                                             ------- -------
                              ASSETS
                              ------
      Postretirement benefits other than pensions...........  34,381  32,222
      Inventory.............................................   4,313   3,185
      Reserves..............................................     670     426
      Pensions..............................................   8,620     565
      Other employee benefits...............................   2,712   2,039
      Other assets..........................................     910     736
      Miscellaneous.........................................     310     236
      Alternative minimum tax credits.......................   1,496   3,005
      Other.................................................      90     726
                                                             ------- -------
      Gross deferred tax assets.............................  53,502  43,140
                                                             ------- -------
      Net deferred tax asset................................ $32,183 $21,605
                                                             ======= =======

  The Company believes it is more likely than not to realize the net deferred tax asset and accordingly no valuation allowance has been provided. This conclusion is based on, (i) reversing deductible temporary differences (excluding postretirement amounts) being offset by reversing taxable temporary differences, (ii) the extremely long period that is available to realize the future tax benefits associated with the postretirement related deductible temporary differences and, (iii) the Company's expected future profitability.

  In 1993 and 1992, the change in the deferred income tax liability primarily represents the effect of changes in the amounts of temporary differences from December 27, 1992 to December 26, 1993 and December 29, 1991 to December 27, 1992, respectively. For 1991, the deferred income tax liability results from timing differences, created principally by the use of accelerated tax depreciation, in the recognition of income and expense for tax and financial reporting purposes.

  The Company's federal tax liability is the greater of its regular tax or alternative minimum tax. At December 26, 1993, the Company had available alternative minimum tax credits of $1.5 million. This amount can be carried forward indefinitely and utilized as a tax credit to reduce, to a certain extent, regular tax liabilities of future years.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)

  The effective income tax rates for 1993, 1992 and 1991 are reconciled to the federal statutory tax rate in the following table:

                                                           1993  1992    1991
                                                           ----  -----   -----
Statutory federal income tax rate......................... 34.0% (34.0)% (34.0)%
Change in tax rate due to:
  Federal surtax..........................................  1.9    --      --
  Depreciation............................................  --     --      5.1
  Reorganization and restructuring costs..................  --     1.7     3.9
  State taxes--net of federal tax effect..................  4.7     .8    (2.0)
  Reserves no longer required.............................  --    (6.4)    --
  Penalties...............................................   .6    2.3     --
  Other--net.............................................. (1.2)  (1.4)    3.0
                                                           ----  -----   -----
                                                           40.0% (37.0)% (24.0)%
                                                           ====  =====   =====

  There are currently certain federal tax matters that, upon resolution, could enable the Company to carryback its entire 1986 net operating loss.

  For the first six months of 1994 (unaudited) and 1993 (unaudited), cash flows were reduced by $7.6 million and $2.6 million for payment of income taxes. In 1993, cash flows were reduced by $4.5 million resulting from income tax payments of $5.0 million and income tax refunds of $0.5 million in connection with net operating loss carryback claims. In 1992, cash flows were increased by $4.8 million resulting from $6.0 million of income tax refunds in connection with net operating loss carryback claims and income tax payments of $1.2 million. No cash payments for income taxes were made in 1991.

LONG-TERM DEBT AND REVOLVING CREDIT AGREEMENT:

  The Company's long-term debt at June 26, 1994 (unaudited), December 26, 1993 and December 27, 1992 is summarized as follows:

                                           JUNE 26,   DECEMBER 26, DECEMBER 27,
                                             1994         1993         1992
                                          ----------- ------------ ------------
                                          (UNAUDITED)
                                                     (IN THOUSANDS)
Senior notes, 9.35%, due 1994-1999.......   $50,000     $50,000      $50,000
Note payable, 6.50% to 6.75%, due 1998-
 2008....................................     6,000       6,000        9,500
                                            -------     -------      -------
                                             56,000      56,000       59,500
Less current portion.....................     6,667       6,667        3,500
                                            -------     -------      -------
                                            $49,333     $49,333      $56,000
                                            =======     =======      =======

  The maturities during the five years ending December 27, 1998 are $6.7 million in 1994 and 1995, $16.7 million in 1996, $6.7 million in 1997 and $7.2 million in 1998. Cash flows from operating activities were reduced by cash paid for interest on debt by $5.2 million in 1993 and $5.6 million in 1992 and 1991.

  The Company has a revolving credit agreement with a group of banks which provides aggregate commitments of $60 million. At December 26, 1993 and December 27, 1992, no amounts were outstanding under the credit agreement. The Company pays an annual commitment fee ranging from three-eighths to one-half percent on the unused portion of the credit line. The credit agreement includes a covenant that restricts the payment of dividends. At December 26, 1993, retained earnings available for the payment of dividends amounted to $10 million.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

 Cash and Short-term Investments

  The carrying amount approximates fair value because of the short maturity of those instruments.

 Long-term Debt

  The fair value of the Company's long-term debt is estimated by calculating the present value of the remaining interest and principal payments on the debt to maturity. The present value computation uses a discount rate equal to the prime rate at the end of the reporting period plus or minus the spread between the prime rate and the rate negotiated on the debt at the inception of the loan.

                             JUNE 26, 1994   DECEMBER 26, 1993 DECEMBER 27, 1992
                           ----------------- ----------------- -----------------
                              (UNAUDITED)
                                              (IN THOUSANDS)
                           CARRYING   FAIR   CARRYING   FAIR   CARRYING   FAIR
                            AMOUNT   VALUE    AMOUNT   VALUE    AMOUNT   VALUE
                           -------- -------- -------- -------- -------- --------
Cash and cash
 equivalents.............  $ 73,651 $ 73,651 $ 50,444 $ 50,444 $ 49,224 $ 49,224
Long-term debt
 . Senior notes, 9.35%,
  due 1994-1999..........    50,000   54,165   50,000   56,130   50,000   57,992
 . Note payable, 6.50% to
  6.75%, due 1998-2008...     6,000    6,433    6,000    7,021    9,500   10,524
                           -------- -------- -------- -------- -------- --------
                           $129,651 $134,249 $106,444 $113,595 $108,724 $117,740
                           ======== ======== ======== ======== ======== ========

COMMON STOCK:

  The Company has a stock incentive program which provides, among other benefits, for the granting of stock options and stock awards to officers and key employees. Stock options for the Company's common stock are granted at prices not less than the market price at date of grant and no option may be exercised more than ten years from the grant date.

  Information regarding stock options is summarized below:

                                                        OPTION      PER SHARE
                                                        SHARES    OPTION PRICE
                                                       --------  ---------------
OUTSTANDING AT DECEMBER 30, 1990......................  382,475  $ 8.375-$24.25
  Granted.............................................  198,500  $13.563
  Exercised...........................................   (2,250) $ 8.375
  Canceled............................................  (18,700) $ 8.375-$24.25
                                                       --------
OUTSTANDING AT DECEMBER 29, 1991......................  560,025  $ 8.375-$24.25
  Granted.............................................   58,000  $18.75
  Exercised...........................................  (10,100) $ 8.375-$15.625
  Canceled............................................  (30,950) $13.563-$24.25
                                                       --------
OUTSTANDING AT DECEMBER 27, 1992......................  576,975
  Granted.............................................   88,500  $14.50
  Exercised...........................................  (39,450) $ 8.375-$17.00
  Canceled............................................  (17,675) $13.563-$24.25
                                                       --------
OUTSTANDING AT DECEMBER 26, 1993......................  608,350
  Granted (unaudited).................................   83,500
  Exercised (unaudited)............................... (144,300) $ 8.375-$24.25
  Canceled (unaudited)................................   (4,550) $17.875-$24.25
                                                       --------
OUTSTANDING AT JUNE 26, 1994 (unaudited)..............  543,000
                                                       ========

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
  At June 26, 1994 (unaudited), 416,750 options were exercisable; at December 26, 1993, 490,850 options were exercisable; at December 27, 1992, 447,650 options were exercisable.

  Stock awards granted in 1994 (unaudited) totaled 13,000 at a value of either $22.88 or $23.19 per share depending on the start date. Stock awards granted in 1993 totaled 15,400 shares at a value of either $16.00 or $16.75 per share depending on the grant date. Stock awards granted in 1992 totaled 18,650 shares at a value of either $15.00 or $18.75 per share depending on the grant date. Stock awards granted in 1991 totaled 60,900 shares at a value of either $11.75 or $13.563 per share depending on the grant date.

COMMITMENTS AND CONTINGENCIES:

  The Company's interest in an iron ore mining joint venture requires payment of its proportionate share of all fixed operating costs, regardless of the quantity of ore received, plus the variable operating costs of minimum ore production for the Company's account. Normally, the Company reimburses the joint venture for these costs through its purchase of ore at the higher of cost or market prices. During 1993, the Company obtained approximately 56% of its iron ore needs from the joint venture and purchases during 1993 generally approximated market prices.

  The Company is subject to various federal, state and local environmental statutes and regulations which provide a comprehensive program for controlling the release of materials into the environment and require responsible parties to remediate certain waste disposal sites. In addition, various health and safety statutes and regulations apply to the work-place environment. Administrative, civil and criminal penalties may be applicable for failure to comply with these laws.

  These environmental laws and regulations are subject to periodic revision and modification. The United States Congress, by example, has recently completed a major overhaul of the federal Clean Air Act which is a major component of the federal environmental statutes affecting the Company's operations. Additionally, the U.S. EPA and the eight Great Lakes States are currently developing guidelines for discharge standards in the Great Lakes basin. These guidelines, when issued, are expected to require substantially more stringent limitations than currently in effect for discharges into the Great Lakes basin.

  From time to time, the Company is also involved in administrative proceedings involving the issuance, or renewal, of environmental permits relating to the conduct of its business. The final issuance of these permits to date has been resolved on terms satisfactory to the Company; and, in the future, the Company expects such permits will similarly be resolved on satisfactory terms. However, if the Company is not successful in obtaining certain variances and revised regulatory standards for water discharges from its coke and blast furnace facilities through administrative proceedings as expected, it may be subject to civil penalties. The Company does not currently have sufficient information to estimate its potential liabilities, if any, should such actions occur. If the above matters are not resolved through administrative procedures, the Company could achieve compliance through capital expenditures approximating $10 million in the aggregate, with annual estimated operating costs of approximately $.9 million.

  Management believes it will be required to make further substantial expenditures for pollution abatement facilities in future years because of the continuous revision of these regulatory and statutory requirements. The Company anticipates making capital expenditures for environmental projects of approximately $6 million in 1994 and $7 million in 1995 to maintain compliance with current environmental laws. While such expenditures in future years may be substantial, management does not presently expect they will have a material adverse effect on the Company's future ability to compete within its markets.

  In those cases where the Company or its subsidiaries have been identified as a Potentially Responsible Party ("PRP") or are otherwise made aware of a possible exposure to incur costs associated with an environmental matter, management determines (i) whether, in fact, the Company or its subsidiaries have been properly named or are otherwise obligated, (ii) the extent to which the Company or its subsidiaries may be responsible for costs associated with the site in question, (iii) an assessment as to whether another party may be responsible under various indemnification agreements the Company or its subsidiaries are parties to, and

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
(iv) an estimate, if one can be made, of the costs associated with the clean-up efforts or settlement costs that are the responsibility of the Company or its subsidiaries. It is the Company's policy to make provisions for environmental clean-up costs at the time that a reasonable estimate can be made. Certain of the Company's operating subsidiaries have been named as PRPs at eleven Superfund sites. Company investigations have evidenced that in all of these cases, either the subsidiary had not disposed of waste materials and was therefore not properly named a PRP, or that the subsidiary's proportion of materials disposed at such sites was of sufficiently small volume to qualify the subsidiary as a de minimis contributor. The de minimis status has been confirmed at essentially all of the applicable sites. The Company believes, based on all currently available information, that the total costs related to the eleven Superfund sites will not be material to the Company's financial position or its results of operations.

  At June 26, 1994 (unaudited), the Company had recorded reserves of less than $0.3 million for environmental clean-up matters. While it is not possible to predict the ultimate costs of resolving environmental related issues facing the Company or its subsidiaries, based upon information currently available, they are currently not expected to have a material effect on the consolidated financial condition of the Company.

  In connection with the spin-off from The Interlake Corporation (Interlake) on May 29, 1986, Acme Steel Company (a subsidiary of the Company) entered into certain indemnification agreements with Interlake. Pursuant to the terms of the indemnification agreements, Interlake undertook to defend, indemnify and hold Acme Steel Company harmless from any claims, as defined, relating to Acme Steel Company operations or predecessor operations occurring before May 29, 1986, the inception of Acme Steel Company. The indemnification agreements cover certain environmental matters including certain litigation and Superfund sites in Duluth, Minnesota and Gary, Indiana for which either Interlake or Acme Steel Company's predecessor operations have been named as defendents or PRPs, as applicable. To date, Interlake has met its obligations under the indemnification agreements and has provided the defense and paid all costs related to these environmental matters. The Company does not have sufficient information to determine the potential liability, if any, for the matters covered by the indemnification agreements in the event Interlake fails to meet its obligations thereunder in the future. In the event that Interlake, for any reason, were unable to fulfill its obligations under the indemnification agreements, the Company could have increased future obligations which could be significant.

  Also in connection with the spin-off from Interlake, Acme Steel Company entered into a Tax Indemnification Agreement (TIA) which generally provides for Interlake to indemnify Acme Steel Company for certain tax matters. While certain issues have been negotiated and settled between the Company, Interlake and the Internal Revenue Service, certain significant issues for the tax years beginning in 1982 through 1986 remain unresolved.

  On March 17, 1994, Acme Steel Company received a Statutory Notice of Deficiency (Notice) in the amount of $16.9 million in tax as a result of the Internal Revenue Service's examination of the 1982-1984 tax years. Should the government sustain its position as proposed for those unresolved issues and those contained in the Notice, substantial interest would also be due (potentially in an amount greater than the tax claimed). The taxes claimed relate principally to adjustments for which Acme Steel Company is indemnified by Interlake pursuant to the TIA. The Company has adequate reserves to cover that portion which it believes it may be responsible per the TIA. The Company is contesting the unresolved issues and the Notice. In the event that Interlake, for any reason, were unable to fulfill its obligations under the TIA, the Company could have increased future obligations.

BUSINESS SEGMENTS:

  Commencing in 1993, the Company has elected to present its operations in two segments, Steel Making and Steel Fabricating. Prior year amounts have been restated for comparison purposes.

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)

  Steel Making operations include the manufacture of sheet, strip and semifinished steel in low-, mid-, and high-carbon alloy and special grades. Principal markets include agricultural, automotive, industrial equipment, industrial fasteners, welded steel tubing, processor and tool manufacturing industries.

  The Steel Fabricating business segment processes and distributes steel strapping, strapping tools and industrial packaging (Acme Packaging Corporation), welded steel tube (Alpha Tube Corporation) and auto and light truck jacks (Universal Tool & Stamping Company, Inc.). The Steel Fabricating Segment sells to a number of markets.

  All sales between segments are recorded at current market prices. Income from operations consists of total sales less operating expenses. Operating expenses include an allocation of expenses incurred at the Corporate Office that are considered by the Company to be operating expenses of the segments rather than general corporate expenses. Income (loss) from operations does not include other non-operating income or expense, interest income or expense, the cumulative effect of changes in accounting principles, or income taxes. Identifiable assets are those that are associated with each business segment. Corporate assets are principally investments in cash equivalents and deferred income taxes.

  The products and services of the Steel Making and Steel Fabricating segments are distributed through their own respective sales organizations which have sales offices at various locations in the United States. Export sales are insignificant for the years presented.

                              SEGMENT INFORMATION
                                 (IN THOUSANDS)

                           FOR THE SIX MONTHS
                                  ENDED                   FOR THE YEARS ENDED
                         ----------------------- --------------------------------------------
                          JUNE 26,    JUNE 27,   DECEMBER 26,    DECEMBER 27,    DECEMBER 29,
                            1994        1993         1993            1992            1991
                         ----------- ----------- ------------    ------------    ------------
                         (UNAUDITED) (UNAUDITED)
Net Sales
 Steel Making
   Sales to unaffiliated
    customers...........  $111,510    $ 90,084    $ 187,750       $ 145,627       $ 140,877
   Intersegment sales...    62,034      61,108      116,094         114,517         110,184
                          --------    --------    ---------       ---------       ---------
                           173,544     151,192      303,844         260,144         251,061
 Steel Fabricating:
   Sales to unaffiliated
    customers...........   144,913     134,948      269,656         245,935         236,074
   Intersegment sales...       968         922        1,873           1,023              --
                          --------    --------    ---------       ---------       ---------
                           145,881     135,870      271,529         246,958         236,074
   Eliminations.........   (63,002)    (62,030)    (117,967)       (115,540)       (110,184)
                          --------    --------    ---------       ---------       ---------
     Total..............  $256,423    $225,032    $ 457,406       $ 391,562       $ 376,951
                          ========    ========    =========       =========       =========
Income (loss) from
 Operations
 Steel Making...........  $  9,204    $   (785)   $     736 (1)   $  (9,264)(3)   $  (4,403)
 Steel Fabricating......     9,238       6,530       11,926 (2)       7,350 (4)       2,561
 Eliminations and
  adjustments...........      (610)       (357)           3            (141)            371
                          --------    --------    ---------       ---------       ---------
                            17,832       5,388       12,665          (2,055)         (1,471)
                          ========    ========    =========       =========       =========
Identifiable Assets:
 Steel Making...........  $212,712    $187,407    $ 203,366       $ 185,743       $ 171,389
 Steel Fabricating......   115,209     105,651      108,254          94,514          84,100
 Corporate..............    22,707      17,001       22,249          20,445          35,247
                          --------    --------    ---------       ---------       ---------
     Total..............  $350,628    $310,059    $ 333,869       $ 300,702       $ 290,736
                          ========    ========    =========       =========       =========
Depreciation:
 Steel Making...........  $  5,899    $  5,705    $  11,285       $  10,805       $  10,010
 Steel Fabricating......     1,942       2,074        3,842           3,804           4,124
 Corporate..............        53          52          107              96              90
                          --------    --------    ---------       ---------       ---------
     Total..............  $  7,894    $  7,831    $  15,234       $  14,705       $  14,224
                          ========    ========    =========       =========       =========
Capital Expenditures:
 Steel Making...........  $  4,004    $  3,268    $   9,368       $   5,661       $   8,402
 Steel Fabricating......     1,040         946        2,283           1,823           2,027
 Corporate..............        27          91           98              73             182
                          --------    --------    ---------       ---------       ---------
     Total..............  $  5,071    $  4,305    $  11,749       $   7,557       $  10,611
                          ========    ========    =========       =========       =========

                            ACME METALS INCORPORATED

  (AMOUNTS AND DISCLOSURES FOR THE SIX MONTHS ENDED JUNE 26, 1994 AND JUNE 27,
                              1993 ARE UNAUDITED)
- --------
(1) Includes a $1.3 million write off of Acme Steel Company's No. 3 Hot Strip Mill and Billet Mill.
(2) Includes a $0.6 million expense to close Acme Packaging's Pittsburg-East facility in California and the write-off of a strapping line at its New Britain, Connecticut facility.
(3) Includes a $2.1 million restructuring charge in connection with a 10% salaried work force reduction plan.
(4) Includes a $0.3 million restructuring charge in connection with a 10% salaried work force reduction plan.

SUBSEQUENT EVENT:

  On March 11, 1994, Acme Metals Incorporated agreed to sell an issue of securities on a private placement basis. Within 160 days of the closing of this transaction (March 28, 1994), the securities will be exercisable for 5,600,000 common shares of the Company (the "Shares"). Conditions for the release of escrowed proceeds include the approval by the Board of Directors of the Company of the construction of a continuous thin slab caster-hot rolled mill, the effectiveness of the Registration Statement for the Shares and confirmation of the availability of debt financing sufficient for such construction.

  The securities and the underlying common shares have not been registered under the Securities Act of 1933 (the "Securities Act") and may not be offered or sold in the United States or to a U.S. person, as defined in Regulation S under the Securities Act, absent registration or an applicable exemption from registration requirements.

  On a pro forma basis, assuming the conditions satisfying the exchange of the securities occurred at the beginning of the period, earnings per share for the six month period ended June 26, 1994 would have been $.92 compared to $.20 for the first six months of 1993 (unaudited).

                            ACME METALS INCORPORATED

                         QUARTERLY RESULTS (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         FIRST     SECOND    THIRD     FOURTH
                                        QUARTER   QUARTER   QUARTER   QUARTER
                                        --------  --------  --------  --------
1994
Net sales.............................. $123,560  $132,863
Gross profit...........................   13,519    19,617
Net income.............................    3,598     6,856
Net income per share................... $   0.64  $   1.20
                                        --------  --------  --------  --------
1993
Net sales.............................. $107,863  $117,169  $111,919  $120,455
Gross profit...........................    7,518    11,670     9,206    16,829
Net income (loss)......................      114     2,056       115     3,974
Net income (loss) per share............ $   0.02  $   0.38  $   0.02  $   0.73
                                        --------  --------  --------  --------
1992
Net sales.............................. $ 98,522  $ 99,993  $ 94,884  $ 98,163
Gross profit...........................    7,967     5,897     6,303     9,379
Net income (loss)(/1/).................  (50,144)   (1,288)   (2,647)      907
Net income (loss) per share(/1/)....... $  (9.29) $  (0.24) $  (0.49) $   0.17
Net income before accounting changes...      179    (1,288)   (2,647)      907
Net income per share before accounting
 changes............................... $   0.03  $  (0.24) $  (0.49) $   0.17
                                        --------  --------  --------  --------
1991
Net sales.............................. $ 92,403  $ 91,732  $ 98,545  $ 94,271
Gross profit...........................    6,025     5,642     8,223     7,858
Net income (loss)......................   (1,001)     (626)      229      (920)
Net income (loss) per share............ $  (0.19) $  (0.11) $   0.04  $  (0.17)
                                        --------  --------  --------  --------

  The fourth quarter of 1993 includes a $1.2 million benefit related to Acme's investment in Wabush Mines, a $1.3 million expense to write-off the Steel subsidiary's No. 3 Hot Strip Mill and Billet Mill, and $0.6 million of expense associated with the closure of the Packaging subsidiary's Pittsburg-East facility in California and the write-off of a strapping line at the Packaging subsidiary's New Britain, Connecticut facility.

  The third quarter of 1992 includes a $3.1 million restructuring charge in connection with the Company's work force reduction plan.

  The fourth quarter of 1992 includes a $1 million gain on the sale of all the Company's interests in a coal producing property in West Virginia, and a postretirement plan curtailment gain of $0.4 million related to the restructuring charge was included in fourth quarter results.

  The second quarter of 1991 includes an unusual item related to the assignment of Acme's rights in claims allowed in the LTV Steel Company, Inc. bankruptcy to a third party which added the $1.2 million to pre-tax income.
- --------
(1) Reflects the adoption of Financial Accounting Standards (FAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and FAS No. 109, "Accounting for Income Taxes" in the first quarter of 1992.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 No dealer, salesperson or other person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Guarantor or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                 -------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
The Company...............................................................   16
Modernization and Expansion Project.......................................   17
Financing Plan............................................................   25
Use of Proceeds...........................................................   25
Capitalization............................................................   26
Selected Consolidated Financial and Operating Data........................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   28
Business..................................................................   35
Management................................................................   48
Security Ownership of Certain Beneficial Owners and Management............   56
Certain Transactions......................................................   58
Description of Notes......................................................   59
Certain Federal Income Tax Considerations Relating to an Investment in the
 Senior Secured Discount Notes............................................   84
Description of Other Indebtedness.........................................   86
Underwriting..............................................................   88
Legal Matters.............................................................   89
Experts...................................................................   89
Index to Consolidated Financial Statements................................  F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               $242,958,000

                                      LOGO

                               $125,000,000

                          12 1/2% SENIOR SECURED
                                 NOTES DUE 2002

                               $117,958,000

              13 1/2% SENIOR SECURED DISCOUNT NOTES DUE 2004


                                 -------------
                                   PROSPECTUS

                              August 4, 1994
                                 -------------



                                LEHMAN BROTHERS

                           BT SECURITIES CORPORATION

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is a list of the estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Notes being registered hereby, other than underwriting discounts and commissions. The following items are estimated except for the SEC registration fee and the NASD filing fee.

      SEC registration fee.......................................... $   94,828
      NASD filing fee...............................................     28,000
      Trustee's and Registrar's fees................................     50,000
      Printing costs................................................    400,000
      Accounting fees and expenses..................................    150,000
      Legal fees and expenses (not including Blue Sky)..............    400,000
      Blue Sky fees and expenses....................................     25,000
      Consultants fees..............................................  1,086,000
      Title insurance and surveys...................................    250,000
      Miscellaneous.................................................    116,172
                                                                     ----------
          Total..................................................... $2,600,000
                                                                     ==========

- --------
   *To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Company's Certificate of Incorporation and By-laws provide for indemnification of its directors, officers and employees to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Company has Indemnification Agreements with its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On March 28, 1994, the Company sold 5,600,000 special common stock purchase warrants (the "Special Warrants") on a private placement basis in Canada and Europe, at a price of U.S. $21.00 per Special Warrant, for an aggregate price of $117,600,000. Each Special Warrant is exercisable for one share of the Company's Common Stock without the payment of any additional consideration on or before August 25, 1994. Nesbitt Thomson Inc. served as the Underwriter for the Special Warrant Offering and received commissions in the aggregate amount of $5,292,000.

  The sale of the Special Warrants described in the foregoing paragraph is claimed to be exempt from the registration requirements of the Securities Act of 1933 by reason of its compliance with Rule 903(b)(2) of Regulation S ("Rules Governing Offers and Sales Made Outside of the United States Without Registration Under the Securities Act of 1933"). Concurrently with the filing of this Registration Statement, the Company has filed a Registration Statement on Form S-3 relating to the secondary offering of the Common Stock issuable upon exercise of the Special Warrants.

ITEM 16. EXHIBITS, FINANCIAL STATEMENT SCHEDULES

     EXHIBIT   DESCRIPTION
     -------   -----------
      1.       Underwriting Agreement
               **1.1 Form of Underwriting Agreement dated August 4, 1994 among the
                     Registrants and the Underwriters
      3.        Articles of Incorporation and By-Laws

- --------
*Previously filed.
**Filed herewith.

     EXHIBIT   DESCRIPTION
     -------   -----------
                  *3.1     Restated Certificate of Incorporation of the Company. Filed as
                           Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
                           fiscal year ended December 27, 1992 (the "1992 10-K") and
                           incorporated by reference herein.
                  *3.2     Amended and Restated By-Laws of Registrant as adopted May 25, 1992.
                           Filed as Exhibit 3.2 to the 1992 10-K and incorporated by reference herein.
                  *3.3(a)  Certificate of Incorporation of Acme Packaging Corporation
                  *3.3(b)  Certificate of Incorporation of Acme Steel Company
                  *3.3(c)  Certificate of Incorporation of Acme Steel Company International,
                           Inc.
                  *3.3(d)  Articles of Incorporation of Alabama Metallurgical Corporation
                  *3.3(e)  Certificate of Incorporation of Alpha Tube Corporation
                  *3.3(f)  Certificate of Incorporation of Alta Slitting Corporation
                  *3.3(g)  Articles of Incorporation of Universal Tool & Stamping Company, Inc.
                  *3.4(a)  Bylaws of Acme Packaging Corporation
                  *3.4(b)  Bylaws of Acme Steel Company
                  *3.4(c)  Bylaws of Acme Steel Company International, Inc.
                  *3.4(d)  Bylaws of Alabama Metallurgical Corporation
                  *3.4(e)  Bylaws of Alpha Tube Corporation
                  *3.4(f)  Bylaws of Alta Slitting Corporation
                  *3.4(g)  Bylaws of Universal Tool & Stamping Company, Inc.
                   4.      Instruments defining rights of holders of Notes
                 **4.1     Form of Indenture dated as of August 11, 1994 among the Registrants and Shawmut Bank Connecticut, National Association as trustee, relating to the 12.5% Senior Secured Notes due 2002
                 **4.2     Form of 12.5% Senior Secured Note due 2002 (Included in Exhibit 4.1)
                 **4.3     Form of Indenture dated as of August 11, 1994 among the Registrants and Shawmut Bank Connecticut, National Association as trustee, relating to the 13.5% Senior Secured Discount Notes due 2004
                 **4.4     Form of 13.5% Senior Secured Discount Note due 2004 (Included in
                           Exhibit 4.3)
                 **4.5     Form of Collateral Agency Agreement dated as of August 11, 1994 among the Company, Acme Steel, Acme Packaging, the Trustees, the
                           Term Loan Agent and the Collateral Agent
                 **4.6     Form of Securities Pledge Agreement dated as of August 11, 1994 between the Company and the Collateral Agent
                 **4.7     Form of Securities Pledge Agreement dated as of August 11, 1994 among Acme Steel, Acme Packaging and the Collateral Agent
                 **4.8     Form of Security Agreement dated as of August 11, 1994 between Acme
                           Steel, the Term Loan Agent and the Collateral Agent
                 **4.9     Form of Mortgage dated as of August 11, 1994 from Acme Steel to the
                           Collateral Agent
                 **4.10    Form of Intercreditor Agreement dated as of August 11, 1994 among
                           Acme Steel, Harris Trust and Savings Bank and the Collateral Agent
                 **4.11    Form of Disbursement Agreement dated as of August 11, 1994 between the Company and the Collateral Agent

- --------

*Previously filed.
**Filed herewith.
***To be filed by Amendment.

     EXHIBIT   DESCRIPTION
     -------   -----------
      5.       Opinion Regarding Legality
                 **5.1     Opinion of Coffield Ungaretti & Harris
     10.       Material contracts
                  *10.1    Tax Indemnification Agreement between Acme Steel Company (a subsidiary of the Company) ("Acme") and The Interlake Corporation
                           dated May 30, 1986 (Filed as Exhibit 10.1 to the 1992 10-K and
                           incorporated by reference herein)
                  *10.2    Cross-Indemnification Agreement between Acme and The Interlake
                           Corporation dated May 29, 1986 (Filed as Exhibit 10.2 to the 1992
                           10-K and incorporated by reference herein)
                  *10.3    Agreement between the Registrant and Reynold C. MacDonald dated June
                           1, 1992 (Filed as Exhibit 10.3 to the 1992 10-K and incorporated by reference herein)
                  *10.4    Non-Employee Directors Retirement Plan dated February 22, 1990 as adopted May 25, 1992 (Filed as Exhibit 10.4 to the 1992 10-K and
                           incorporated by reference herein)
                  *10.5    Credit Agreement among the Registrant and Certain Banks and Harris
                           Trust and Savings Bank, as Agent, dated June 26, 1992 (the "Credit
                           Agreement") (Filed as Exhibit 10.5 to the 1992 10-K and incorporated by reference herein)
                  *10.6    First Amendment to Credit Agreement dated September 15, 1992 (Filed as Exhibit 10.6 to the 1992 10-K and incorporated by reference herein)
                  *10.7    Second Amendment to Credit Agreement dated January 15, 1993 (Filed as Exhibit 10.7 to the 1992 10-K and incorporated by reference herein)
                  *10.8    Third Amendment to credit Agreement dated February 1, 1993 (Filed as
                           Exhibit 10.8 to the 1992 10-K and incorporated by reference herein)
                  *10.9    Note agreements dated October 16, 1989 between the Registrant as
                           Borrower and each of six Financial Institutions as Lender for an aggregate of $40 million in senior notes due 1999 and $10 million senior notes due 1996 (the "Note Agreements") (Filed as Exhibit 10.9
                           to the 1992 10-K and incorporated by reference herein)
                  *10.10   First Amendment, Consent and Waiver to Note Agreements dated June
                           26, 1992 (Filed as Exhibit 10.10 to the 1992 10-K and incorporated by reference herein)
                  *10.11   Second Amendment to Note Agreements dated February 1, 1993 (Filed as
                           Exhibit 10.11 to the 1992 10-K and incorporated by reference herein)
                  *10.12   Assignment and Assumption Agreement dated May 24, 1992 relating to
                           Indemnification Agreements including Form of Indemnification
                           Agreement (Filed as Exhibit 10.12 to the 1992 10-K and incorporated by reference herein)
                  *10.13   Indemnification Agreement between the Registrant and William R.
                           Wilson dated July 23, 1992 (Filed as Exhibit 10.13 to the 1992 10-K and incorporated by reference herein)
                  *10.14   1986 Executive Incentive Compensation Plan of Acme Metals
                           Incorporated as adopted May 25, 1992 (Filed as Exhibit 10.14 to the
                           1992 10-K and incorporated by reference herein)

- --------
*Previously filed.
**Filed herewith.

     EXHIBIT   DESCRIPTION
     -------   -----------
               *10.15 Deferred Compensation Agreement dated May 24, 1986 between the
                      Registrant and Brian W. H. Marsden as adopted May 25, 1992 (Filed as
                      Exhibit 10.15 to the 1992 10-K and incorporated by reference herein)
               *10.16 Acme Metals Incorporated Deferred Compensation Plan as Amended and
                      Restated effective January 1, 1987 as adopted May 25, 1992 (Filed as
                      Exhibit 10.16 to the 1992 10-K and incorporated by reference herein)
               *10.17 Key Executive Severance Pay Plan dated January 22, 1987, as adopted
                      May 25, 1992, with Exhibit 1 amended through May 25, 1992 (Filed as
                      Exhibit 10.17 to the 1992 10-K and incorporated by reference herein)
               *10.18 Acme Metals Incorporated 1986 Stock Incentive Program, Amended and
                      Restated as of January 22, 1992 as adopted May 25, 1992 (Filed as
                      Exhibit 10.18 to the 1992 10-K and incorporated by reference herein)
               *10.19 Form of Grant of Stock Option including Form of First Amendment dated October 30, 1986--10 executive officers, 30 other employees
                      (Filed as Exhibit 10.19 to the 1992 10-K and incorporated by reference herein)
               *10.20 Form of Grant of Stock Option dated July 22, 1987 including Form of
                      First Amendment dated October 30, 1986--10 executive officers, 41 other employees (Filed as Exhibit 10.20 to the 1992 10-K and incorporated by reference herein)
               *10.21 Form of Grant of Stock Option dated May 26, 1988--10 executive officers, 49 other employees (Filed as Exhibit 10.21 to the 1992 10-
                      K and incorporated by reference herein)
               *10.22 Form of Grant of Stock Option dated June 1, 1989--10 executive officers, 48 other employees (Filed as Exhibit 10.22 to the 1992 10-
                      K and incorporated by reference herein)
               *10.23 Grant of Stock Option Agreement dated June 1, 1990--S.D. Bennett
                      (Filed as Exhibit 10.23 to the 1992 10-K and incorporated by reference herein)
               *10.24 Form of Grant of Stock Option dated June 7, 1990--9 executive officers, 50 other employees (Filed as Exhibit 10.24 to the 1992 10-
                      K and incorporated by reference herein)
               *10.25 Form of Grant of Stock Option dated May 20, 1991--10 executive officers, 54 other employees (Filed as Exhibit 10.24 to the 1992 10-
                      K and incorporated by reference herein)
               *10.26 Form of Grant of Stock Option dated June 12, 1992--5 executive officers, 10 other employees (Filed as Exhibit 10.26 to the 1992 10-
                      K and incorporated by reference herein)
               *10.27 Form of Grant of Stock Option dated May 27, 1993--5 executive officers, 26 other employees (Filed as Exhibit 10.27 to the 1992 10-
                      K and incorporated by reference herein)
               *10.28 Stock Award Agreement dated June 1, 1990--S.D. Bennett (Filed as
                      Exhibit 10.28 to the 1992 10-K and incorporated by reference herein)
               *10.29 Form of Grant of Stock Award dated January 25, 1991 including Form of First Amendment dated January 25, 1991--11 executive officers, 14 other employees (Filed as Exhibit 10.29 to the 1992 10-K and incorporated by reference herein)
               *10.30 Form of Grant of Stock Award dated January 22, 1992--5 executive officers, 10 other employees (Filed as Exhibit 10.30 to the 1992 10-
                      K and incorporated by reference herein)

- --------
*  Previously filed.
** Filed herewith.

     EXHIBIT   DESCRIPTION
     -------   -----------
                 *10.31 Stock Award Agreement dated June 12, 1992--S.D. Bennett (Filed as
                        Exhibit 10.31 to the 1992 10-K and incorporated by reference herein)
                 *10.32 Form of Grant of Stock Award dated January 26, 1993--5 executive officers, 16 other employees (Filed as Exhibit 10.32 to the 1992 10-
                        K and incorporated by reference herein)
                **10.33 Form of Grant of Stock Award dated January 26, 1994--5 executive officers, 14 other employees.
                 *10.34 Acme Metals Incorporated Employee Stock Ownership Plan ("ESOP")
                        including amendments 1 through 4, as adopted June 1, 1992 (Filed as
                        Exhibit 10.34 to the 1992 10-K and incorporated by reference herein)
                 *10.35 Fifth Amendment to the ESOP (Filed as Exhibit 10.35 to the 1993 10-K
                        and incorporated by reference herein)
                 *10.36 Acme Metals Incorporated Salaried Employees Retirement Savings Plan
                        Restated as of January 1, 1990 together with amendments 1 through 4, as adopted June 1, 1992 (Filed as Exhibit 10.36 to the 1992 10-K and
                        incorporated by reference herein)
                 *10.37 Acme Metals Incorporated Salaried Employees' Past Service Pension
                        Plan ("Past Service Pension Plan") dated June 1, 1992 (Filed as
                        Exhibit 10.37 to the 1992 10-K and incorporated by reference herein)
                 *10.38 Amendment No. 1 to the Past Service Pension Plan (Filed as Exhibit
                        10.38 to the 1993 10-K and incorporated by reference herein)
                 *10.39 Purchase Agreement dated as of March 11, 1994 between the Registrant and Nesbitt Thompson Inc. for the purchase of 5.6 million Special
                        Warrants exercisable for common stock of the Registrant (Filed as
                        Exhibit 10.39 to the 1993 10-K and incorporated by reference herein)
                 *10.40 Subscription Agreement for Special Common Stock Purchase Warrants
                        (Filed as Exhibit 10.40 to the 1993 10-K and incorporated by reference herein)
                **10.41 Engineering, Procurement and Construction Contract dated July 28,
                        1994 between Acme Steel Company and Raytheon Engineers &
                        Constructors, Inc.
                **10.42 Term Loan Agreement dated August 4, 1994 among the Company, the
                        Lenders and Lehman Commercial Paper Inc.
     11.       Statement Regarding Computation of Per Share Earnings
                 *11.1  Computation of Primary and Fully Diluted Earnings Per Share
     12.       Statement Regarding Computation of Ratios
                **12.1  Computation of Ratio of Earnings to Fixed Charges
     21.       Subsidiaries of the Registrants
                 *21.1  Subsidiaries of the Company
                 *21.2  Subsidiaries of Acme Packaging Corporation
                 *21.3  Subsidiary of Acme Steel
     23.       Consent of Experts and Counsel
                **23.1  Consent of Coffield Ungaretti & Harris (included in Exhibit 5.1)
                **23.2  Consent of Price Waterhouse
                 *23.3  Consent of Hatch Associates Ltd.
                 *23.4  Consent of Steltech Ltd.
     24.       Powers of Attorney
                 *24.1  Powers of Attorney of Directors of Acme Metals Incorporated

- --------
*  Previously filed.
** Filed herewith.

     EXHIBIT   DESCRIPTION
     -------   -----------
     25.       Statement of Eligibility of Trustee
                  *25.1 Statement of Eligibility of Shawmut Bank Connecticut, National
                        Association to act as Trustee under the Indenture among the
                        Registrants and Shawmut Bank Connecticut, National Association as
                        trustee, relating to the 12.5% Senior Secured Notes due 2002 and the
                        13.5% Senior Secured Discount Notes due 2004

- --------
*Previously filed.
**Filed herewith.

  (b) Financial Statement Schedules

  The information required by Schedules V, VI, VIII and X for the three years ended December 26, 1993 is incorporated herein by reference to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 26, 1993.

  All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The Registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD OF AUGUST, 1994.

                                          Acme Metals Incorporated
                                          (Registrant)

                                               /s/ Brian W. H. Marsden
                                          By___________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
      /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Vice President/Finance and
                                      Administration (Principal
                                      Financial and Accounting Officer)  August 3, 1994
       /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director, President and Chief
                                      Operating Officer (Principal
                                      Operating Officer)                 August 3, 1994

- ------------------------------------
           C.J. Gauthier             Director                            August 3, 1994
       /s/ Edward G. Jordan*
- ------------------------------------
          Edward G. Jordan           Director                            August 3, 1994
       /s/ Andrew R. Laidlaw*
- ------------------------------------
         Andrew R. Laidlaw           Director                            August 3, 1994
        /s/ Frank A. LePage*
- ------------------------------------
          Frank A. LePage            Director                            August 3, 1994
     /s/ Reynold C. MacDonald*
- ------------------------------------
        Reynold C. MacDonald         Director                            August 3, 1994
       /s/ Julien L. McCall*
- ------------------------------------
          Julien L. McCall           Director                            August 3, 1994
      /s/ Carol O'Cleireacain*
- ------------------------------------
        Carol O'Cleireacain          Director                            August 3, 1994
       /s/ William P. Sovey*
- ------------------------------------
          William P. Sovey           Director                            August 3, 1994
       /s/ William R. Wilson*
- ------------------------------------
         William R. Wilson           Director                            August 3, 1994

     /s/ Jerry F. Williams
_______________________________
         (Attorney-in-Fact)                                 August 3, 1994

*Signed for by the Attorney-in-Fact.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Acme Packaging Corporation
                                          (Registrant)

                                                  /s/ Brian W. H. Marsden
                                          By:__________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
      /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director and Treasurer
                                      (Principal Financial Officer)      August 3, 1994
         /s/ Robert W. Dyke
- ------------------------------------
           Robert W. Dyke            President (Principal Operating
                                      Officer)                           August 3, 1994
       /s/ William H. Sweeney
- ------------------------------------
         William H. Sweeney          Vice President--Finance
                                      (Principal Accounting Officer)     August 3, 1994
       /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director and Vice Chairman          August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Acme Steel Company
                                          (Registrant)

                                                  /s/ Brian W. H. Marsden
                                          By:__________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
      /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director and Treasurer
                                      (Principal Financial Officer)      August 3, 1994
       /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director, President and Chief
                                      Operating Officer (Principal
                                      Operating Officer)                 August 3, 1994
         /s/ Derrick T. Bay
- ------------------------------------
           Derrick T. Bay            Vice President--Finance
                                      (Principal Accounting Officer)     August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Acme Steel Company International,
                                           Inc.
                                          (Registrant)

                                                   /s/ Jerry F. Williams
                                          By:__________________________________
                                                     Jerry F. Williams
                                            Chairman of the Board of Directors
                                              and Chairman of the Registrant

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                                 DATE
             ----------                             -----                                 ----
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director, Chairman of the Board of              August 3, 1994
                                     Directors and Chairman of the
                                     Registrant (Principal Executive and
                                     Financial Officer)
      /s/ George T. Siedlecki
- ------------------------------------
        George T. Siedlecki          Director
                                     (Principal Accounting Officer)                  August 3, 1994
      /s/ Edward P. Weber, Jr.
- ------------------------------------
        Edward P. Weber, Jr.         Director                                        August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Alabama Metallurgical Corporation
                                          (Registrant)

                                                  /s/ Stephen D. Bennett
                                          By:__________________________________
                                                    Stephen D. Bennett
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                                 DATE
             ----------                             -----                                 ----
       /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                                       August 3, 1994
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           President and Director
                                      (Principal Financial Officer)                  August 3, 1994
      /s/ George T. Siedlecki
- ------------------------------------
        George T. Siedlecki          Director and Treasurer (Principal
                                      Accounting Officer)                            August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Alpha Tube Corporation
                                          (Registrant)

                                                  /s/ Brian W. H. Marsden
                                          By:__________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
      /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
       /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director and Treasurer
                                      (Principal Financial Officer)      August 3, 1994
       /s/ Edward J. Urbaniak
- ------------------------------------
         Edward J. Urbaniak          Vice President--Finance
                                      (Principal Accounting Officer)     August 3, 1994
        /s/ Steven G. Jansto
- ------------------------------------
          Steven G. Jansto           Director and President
                                      (Principal Operating Officer)      August 3, 1994
       /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director and Vice Chairman          August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Alta Slitting Corporation
                                          (Registrant)

                                                /s/ Brian W. H. Marsden
                                          By:__________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
    /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
     /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director and Treasurer
                                      (Principal Financial Officer)      August 3, 1994
     /s/ Edward J. Urbaniak
- ------------------------------------
         Edward J. Urbaniak          Vice President--Finance
                                      (Principal Accounting Officer)     August 3, 1994
      /s/ Steven G. Jansto
- ------------------------------------
          Steven G. Jansto           Director and President
                                      (Principal Operating Officer)      August 3, 1994
     /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director and Vice Chairman          August 3, 1994

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE VILLAGE OF RIVERDALE, STATE OF ILLINOIS, ON THE 3RD DAY OF AUGUST, 1994.

                                          Universal Tool and Stamping Co.,
                                           Inc.
                                          (Registrant)

                                                /s/ Brian W. H. Marsden
                                          By:__________________________________
                                                    Brian W. H. Marsden
                                            Chairman of the Board of Directors
                                                and Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLE                     DATE
             ----------                             -----                     ----
    /s/ Brian W. H. Marsden
- ------------------------------------
        Brian W. H. Marsden          Director, Chairman of the Board of
                                      Directors and Chief Executive
                                      Officer (Principal Executive
                                      Officer)                           August 3, 1994
     /s/ Jerry F. Williams
- ------------------------------------
         Jerry F. Williams           Director and Treasurer
                                      (Principal Financial Officer)      August 3, 1994
      /s/ Dennis A. Dukes
- ------------------------------------
          Dennis A. Dukes            Vice President--Finance and
                                      Assistant Secretary
                                      (Principal Accounting Officer)     August 3, 1994
       /s/ Larry C. Kipp
- ------------------------------------
           Larry C. Kipp             Director and President
                                      (Principal Operating Officer)      August 3, 1994
     /s/ Stephen D. Bennett
- ------------------------------------
         Stephen D. Bennett          Director and Vice Chairman          August 3, 1994

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.     Underwriting Agreement
         **1.1    Form of Underwriting Agreement dated August 4, 1994
                  among the Registrants and the Underwriters............
  3.     Articles of Incorporation and By-Laws
          *3.1    Restated Certificate of Incorporation of the Company.
                  Filed as Exhibit 3.1 to the Registrant's Annual Report
                  on Form 10-K for the fiscal year ended December 27,
                  1992 (the "1992 10-K") and incorporated by reference
                  herein.
          *3.2    Amended and Restated By-Laws of Registrant as adopted
                  May 25, 1992. Filed as Exhibit 3.2 to the 1992 10-K
                  and incorporated by reference herein..................
          *3.3(a) Certificate of Incorporation of Acme Packaging
                  Corporation...........................................
          *3.3(b) Certificate of Incorporation of Acme Steel Company....
          *3.3(c) Certificate of Incorporation of Acme Steel Company
                  International, Inc....................................
          *3.3(d) Articles of Incorporation of Alabama Metallurgical
                  Corporation...........................................
          *3.3(e) Certificate of Incorporation of Alpha Tube
                  Corporation...........................................
          *3.3(f) Certificate of Incorporation of Alta Slitting
                  Corporation...........................................
          *3.3(g) Articles of Incorporation of Universal Tool & Stamping
                  Company, Inc..........................................
          *3.4(a) Bylaws of Acme Packaging Corporation..................
          *3.4(b) Bylaws of Acme Steel Company..........................
          *3.4(c) Bylaws of Acme Steel Company International, Inc.......
          *3.4(d) Bylaws of Alabama Metallurgical Corporation...........
          *3.4(e) Bylaws of Alpha Tube Corporation......................
          *3.4(f) Bylaws of Alta Slitting Corporation...................
          *3.4(g) Bylaws of Universal Tool Stamping & Company, Inc......
  4.     Instruments defining rights of holders of Notes
         **4.1    Form of Indenture dated as of August 11, 1994 among
                  the Registrants and Shawmut Bank Connecticut, National
                  Association as trustee, relating to the 12.5% Senior
                  Secured Notes due 2002................................
         **4.2    Form of 12.5% Senior Secured Note due 2002 (Included
                  in Exhibit 4.1).......................................
         **4.3    Form of Indenture dated as of August 11, 1994 among
                  the Registrants and Shawmut Bank Connecticut, National
                  Association as trustee, relating to the 13.5% Senior
                  Secured Discount Notes due 2004.......................
         **4.4    Form of 13.5% Senior Secured Discount Note due 2004
                  (Included in Exhibit 4.3).............................
         **4.5    Form of Collateral Agency Agreement dated as of August
                  11, 1994 among the Company, Acme Steel, Acme
                  Packaging, the Trustees, the Term Loan Agent and the
                  Collateral Agent......................................
         **4.6    Form of Securities Pledge Agreement dated as of August
                  11, 1994 between the Company and the Collateral Agent.

- --------
*Previously filed.
**Filed herewith.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
         **4.7  Form of Securities Pledge Agreement dated as of August
                11, 1994 among Acme Steel, Acme Packaging and the
                Collateral Agent........................................
         **4.8  Form of Security Agreement dated as of August 11, 1994 between Acme Steel and the Collateral Agent.............
         **4.9  Form of Mortgage dated as of August 11, 1994 from Acme
                Steel to the Collateral Agent...........................
         **4.10 Form of Intercreditor Agreement dated as of August 11,
                1994 among Acme Steel, the Term Loan Agreement, Harris
                Trust and Savings Bank and the Collateral Agent.........
         **4.11 Form of Disbursement Agreement dated as of August 11,
                1994 between the Company and the Collateral Agent.......
  5.     Opinion Regarding Legality
         **5.1  Opinion of Coffield Ungaretti & Harris..................
 10.     Material contracts
         *10.1  Tax Indemnification Agreement between Acme Steel Company
                (a subsidiary of the Company) ("Acme") and The Interlake
                Corporation dated May 30, 1986 (Filed as Exhibit 10.1 to
                the 1992 10-K and incorporated by reference herein).....
         *10.2  Cross-Indemnification Agreement between Acme and The
                Interlake Corporation dated May 29, 1986 (Filed as
                Exhibit 10.2 to the 1992 10-K and incorporated by
                reference herein).......................................
         *10.3  Agreement between the Registrant and Reynold C.
                MacDonald dated June 1, 1992 (Filed as Exhibit 10.3 to
                the 1992 10-K and incorporated by reference herein).....
         *10.4  Non-Employee Directors Retirement Plan dated February
                22, 1990 as adopted May 25, 1992 (Filed as Exhibit 10.4
                to the 1992 10-K and incorporated by reference herein)..
         *10.5  Credit Agreement among the Registrant and Certain Banks and Harris Trust and Savings Bank, as Agent, dated June
                26, 1992 (the "Credit Agreement") (Filed as Exhibit 10.5
                to the 1992 10-K and incorporated by reference herein)..
         *10.6  First Amendment to Credit Agreement dated September 15,
                1992 (Filed as Exhibit 10.6 to the 1992 10-K and
                incorporated by reference herein).......................
         *10.7  Second Amendment to Credit Agreement dated January 15,
                1993( Filed as Exhibit 10.7 to the 1992 10-K and
                incorporated by reference herein).......................
         *10.8  Third Amendment to credit Agreement dated February 1,
                1993 (Filed as Exhibit 10.8 to the 1992 10-K and
                incorporated by reference herein).......................
         *10.9  Note agreements dated October 16, 1989 between the
                Registrant as Borrower and each of six Financial
                Institutions as Lender for an aggregate of $40 million
                in senior notes due 1999 and $10 million senior notes
                due 1996 (the "Note Agreements") (Filed as Exhibit 10.9
                to the 1992 10-K and incorporated by reference herein)..

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*Previously filed.
**Filed herewith.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
         *10.10 First Amendment, Consent and Waiver to Note Agreements
                dated June 26, 1992 (Filed as Exhibit 10.10 to the 1992
                10-K and incorporated by reference herein)..............
         *10.11 Second Amendment to Note Agreements dated February 1,
                1993 (Filed as Exhibit 10.11 to the 1992 10-K and
                incorporated by reference herein).......................
         *10.12 Assignment and Assumption Agreement dated May 24, 1992 relating to Indemnification Agreements including Form of
                Indemnification Agreement (Filed as Exhibit 10.12 to the
                1992 10-K and incorporated by reference herein).........
         *10.13 Indemnification Agreement between the Registrant and
                William R. Wilson dated July 23, 1992 (Filed as Exhibit
                10.13 to the 1992 10-K and incorporated by reference
                herein).................................................
         *10.14 1986 Executive Incentive Compensation Plan of Acme
                Metals Incorporated as adopted May 25, 1992 (Filed as
                Exhibit 10.14 to the 1992 10-K and incorporated by
                reference herein).......................................
         *10.15 Deferred Compensation Agreement dated May 24, 1986
                between the Registrant and Brian W. H. Marsden as
                adopted May 25, 1992 (Filed as Exhibit 10.15 to the 1992
                10-K and incorporated by reference herein)..............
         *10.16 Acme Metals Incorporated Deferred Compensation Plan as
                Amended and Restated effective January 1, 1987 as
                adopted May 25, 1992 (Filed as Exhibit 10.16 to the 1992
                10-K and incorporated by reference herein)..............
         *10.17 Key Executive Severance Pay Plan dated January 22, 1987, as adopted May 25, 1992, with Exhibit 1 amended through
                May 25, 1992 (Filed as Exhibit 10.17 to the 1992 10-K
                and incorporated by reference herein)...................
         *10.18 Acme Metals Incorporated 1986 Stock Incentive Program,
                Amended and Restated as of January 22, 1992 as adopted
                May 25, 1992 (Filed as Exhibit 10.18 to the 1992 10-K
                and incorporated by reference herein)...................
         *10.19 Form of Grant of Stock Option including Form of First
                Amendment dated October 30, 1986--10 executive officers,
                30 other employees (Filed as Exhibit 10.19 to the 1992
                10-K and incorporated by reference herein)..............
         *10.20 Form of Grant of Stock Option dated July 22, 1987
                including Form of First Amendment dated October 30,
                1986--10 executive officers, 41 other employees (Filed
                as Exhibit 10.20 to the 1992 10-K and incorporated by
                reference herein).......................................
         *10.21 Form of Grant of Stock Option dated May 26, 1988--10 executive officers, 49 other employees (Filed as Exhibit
                10.21 to the 1992 10-K and incorporated by reference
                herein).................................................
         *10.22 Form of Grant of Stock Option dated June 1, 1989--10 executive officers, 48 other employees (Filed as Exhibit
                10.22 to the 1992 10-K and incorporated by reference
                herein).................................................
         *10.23 Grant of Stock Option Agreement dated June 1, 1990--S.D.
                Bennett (Filed as Exhibit 10.23 to the 1992 10-K and
                incorporated by reference herein).......................

- --------
*Previously filed.
**Filed herewith.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
          *10.24 Form of Grant of Stock Option dated June 7, 1990--9 executive officers, 50 other employees (Filed as
                 Exhibit 10.24 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.25 Form of Grant of Stock Option dated May 20, 1991--10 executive officers, 54 other employees (Filed as
                 Exhibit 10.24 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.26 Form of Grant of Stock Option dated June 12, 1992--5 executive officers, 10 other employees (Filed as
                 Exhibit 10.26 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.27 Form of Grant of Stock Option dated May 27, 1993--5 executive officers, 26 other employees (Filed as
                 Exhibit 10.27 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.28 Stock Award Agreement dated June 1, 1990--S.D. Bennett
                 (Filed as Exhibit 10.28 to the 1992 10-K and
                 incorporated by reference herein)......................
          *10.29 Form of Grant of Stock Award dated January 25, 1991 including Form of First Amendment dated January 25,
                 1991--11 executive officers, 14 other employees (Filed
                 as Exhibit 10.29 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.30 Form of Grant of Stock Award dated January 22, 1992--5 executive officers, 10 other employees (Filed as
                 Exhibit 10.30 to the 1992 10-K and incorporated by
                 reference herein)......................................
          *10.31 Stock Award Agreement dated June 12, 1992--S.D. Bennett
                 (Filed as Exhibit 10.31 to the 1992 10-K and
                 incorporated by reference herein)......................
          *10.32 Form of Grant of Stock Award dated January 26, 1993--5 executive officers, 16 other employees (Filed as
                 Exhibit 10.32 to the 1992 10-K and incorporated by
                 reference herein)......................................
         **10.33 Form of Grant of Stock Award dated January 26, 1994--5 executive officers, 14 other employees.................
          *10.34 Acme Metals Incorporated Employee Stock Ownership Plan
                 ("ESOP") including amendments 1 through 4, as adopted
                 June 1, 1992 (Filed as Exhibit 10.34 to the 1992 10-K
                 and incorporated by reference herein)..................
          *10.35 Fifth Amendment to the ESOP (Filed as Exhibit 10.35 to
                 the 1993 10-K and incorporated by reference herein)....
          *10.36 Acme Metals Incorporated Salaried Employees Retirement
                 Savings Plan Restated as of January 1, 1990 together
                 with amendments 1 through 4, as adopted June 1, 1992
                 (Filed as Exhibit 10.36 to the 1992 10-K and
                 incorporated by reference herein)......................
          *10.37 Acme Metals Incorporated Salaried Employees' Past
                 Service Pension Plan ("Past Service Pension Plan")
                 dated June 1, 1992 (Filed as Exhibit 10.37 to the 1992
                 10-K and incorporated by reference herein).............
          *10.38 Amendment No. 1 to the Past Service Pension Plan (Filed
                 as Exhibit 10.38 to the 1993 10-K and incorporated by
                 reference herein)......................................

- --------
*Previously filed.
**Filed herewith.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
           *10.39 Purchase Agreement dated as of March 11, 1994 between the Registrant and Nesbitt Thompson Inc. for the
                  purchase of 5.6 million Special Warrants exercisable
                  for common stock of the Registrant (Filed as Exhibit
                  10.39 to the 1993 10-K and incorporated by reference
                  herein)...............................................
           *10.40 Subscription Agreement for Special Common Stock
                  Purchase Warrants (Filed as Exhibit 10.40 to the 1993
                  10-K and incorporated by reference herein)............
          **10.41 Form of Engineering, Procurement and Construction
                  Contract dated July 28, 1994 between Acme Steel
                  Company and Raytheon Engineers & Constructors, Inc.
          **10.42 Term Loan Agreement dated August 4, 1994 among the
                  Company, the Lenders and Lehman Commercial Paper Inc..
 11.     Statement Regarding Computation of Per Share Earnings
           *11.1  Computation of Primary and Fully Diluted Earnings Per
                  Share.................................................
 12.     Statement Regarding Computation of Ratios
           *12.1  Computation of Ratio of Earnings to Fixed Charges.....
 21.     Subsidiaries of the Registrants
           *21.1  Subsidiaries of the Company...........................
           *21.2  Subsidiaries of Acme Packaging Corporation............
           *21.3  Subsidiary of Acme Steel..............................
 23.     Consent of Experts and Counsel
          **23.1  Consent of Coffield Ungaretti & Harris (included in
                  Exhibit 5.1)..........................................
          **23.2  Consent of Price Waterhouse...........................
           *23.3  Consent of Hatch Associates Ltd.......................
           *23.4  Consent of Steltech Ltd...............................
 24.     Powers of Attorney
           *24.1  Powers of Attorney of Directors of Acme Metals
                  Incorporated..........................................
 25.     Statement of Eligibility of Trustee
           *25.1  Statement of Eligibility of Shawmut Bank Connecticut,
                  National Association to act as Trustee under the
                  Indenture among the Registrants and Shawmut Bank
                  Connecticut, National Association as trustee, relating
                  to the 12.5% Senior Secured Notes due 2002 and the
                  13.5% Senior Secured Discount Notes Due 2004..........

- --------
*Previously filed.
**Filed herewith.

                    GRAPHIC MATERIAL CROSS-REFERENCE PAGE


       DIAGRAM ILLUSTRATING COMPANY'S EXISTING STEEL-MAKING PROCESS ON
       PAGE 19.


       DIAGRAM ILLUSTRATING COMPANY'S STEEL-MAKING PROCESS FOLLOWING COMPLETION OF THE MODERNIZATION PROJECT ON PAGE 21.